Exhibit 10.1

EXECUTION VERSION THIS RESTRUCTURING SUPPORTAGREEMENTANDTHE DOCUMENTS PROPOSED ATTACHED HERETO COLLECTIVELY DESCRIBE A RESTRUCTURING FOR THE COMPANY PARTIES THAT WOULD BE EFFECTUATED THROUGH PARTIAL PRE-PACKAGED CHAPTER THE BANKRUPTCY COURT. 11 CASES IN THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WOULD COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON THE PARTIES HERETO. THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZEALLOFTHETERMS,CONDITIONS,REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS ARE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS. RESTRUCTURING SUPPORT AGREEMENT This RESTRUCTURING SUPPORT AGREEMENT (together with all exhibits, annexes, and schedules hereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 20, 2019, is entered into by and among: (i) Monitronics International, Inc. (“Monitronics”) and its direct and indirect domestic subsidiaries that are signatories to this Agreement (such subsidiaries and Monitronics, collectively, the “Company Parties”), (ii) the undersigned Noteholders (as defined below) (the “Consenting Noteholders”), (iii) the undersigned First Lien Term Lenders (as defined below) (the “Consenting Term Lenders”), (iv) Ascent Capital Group, Inc. (“Ascent”), and (v) each transferee who becomes a Permitted Transferee (as defined below) in accordance with Section 10 (each of the foregoing described in sub-clauses (i) – (v), a “Party” and, collectively, the “Parties”). Each of the Consenting Noteholders, the Consenting Term Lenders, and their Permitted Transferees (if any) is a “Consenting Creditor,” which are collectively referred to herein as the “Consenting Creditors”. 1

EXECUTION VERSION

Capitalized terms used but not otherwise defined herein have the meaning ascribed to such terms in the Restructuring Term Sheet (as defined below).

RECITALS

WHEREAS, the Company Parties, the Consenting Creditors and Ascent have in good faith and at arm's length negotiated, or been apprised of such negotiations, and agreed to the terms of a restructuring transaction for the Company Parties in accordance with, subject to the terms and conditions in, and consistent in all material respects with this Agreement (including the Restructuring Term Sheet attached hereto as **Exhibit A**, together with all exhibits, annexes, and schedules thereto, the "***Restructuring Term Sheet***"), the Rights Offering and Equity Commitment Term Sheet attached hereto as **Exhibit B**, the DIP/Exit Facility Commitment attached hereto as **Exhibit C**, and the Takeback Exit Term Loan Facility Term Sheet attached hereto as **Exhibit D**, each of which are incorporated herein by reference (including, as applicable, the Non-Ascent Restructuring (as defined below), collectively, the "***Restructuring***");

WHEREAS, the Company Parties intend to commence voluntary reorganization cases (the "***Chapter 11 Cases***") under chapter 11 of title 11 of the Bankruptcy Code (defined below) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the "***Bankruptcy Court***") to consummate the Restructuring pursuant to a partial prepackaged chapter 11 plan of reorganization consistent in all material respects with this Agreement (together with all exhibits, annexes, and schedules thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with the terms of this Agreement, the "***Plan***");

WHEREAS, the Company Parties, the First Lien Agent, and certain of the First Lien Revolving Lenders entered into that certain Waiver No. 1 to Credit Agreement, dated as of March 28, 2019 and that certain Waiver No. 2 to Credit Agreement, dated as of April 30, 2019, pursuant to which the First Lien Revolving Lenders party thereto agreed to waive certain conditions precedent to borrowing pursuant to the terms thereof;

WHEREAS, the Company Parties, the First Lien Agent, and certain of the Consenting Term Lenders entered into that certain Forbearance Agreement, dated as of April 1, 2019, that certain Amendment No. 1 to Forbearance Agreement, dated as of April 12, 2019, that certain Amendment No. 2 to Forbearance Agreement, dated as of April 24, 2019, that certain Amendment No. 3 to Forbearance Agreement, dated as of April 30, 2019, that certain Amendment No. 4 to Forbearance Agreement, dated as of May 3, 2019, that certain Amendment No. 5 to Forbearance Agreement, dated as of May 8, 2019, that certain Amendment No. 6 to Forbearance Agreement, dated as of May 10, 2019, and that certain Amendment No. 7 to Forbearance Agreement, dated as of May 15, 2019 (together with the foregoing amendments, the "***Lender Forbearance Agreement***"), pursuant to which (i) the Consenting Term Lenders party thereto agreed to temporarily forbear on enforcement of the Specified Defaults (as defined in the Lender Forbearance Agreement), (ii) commencing on April 24, 2019, the principal amount of all outstanding Obligations (as defined in the Credit Agreement) due under the Credit Agreement began accruing interest at a fluctuating interest rate per annum at all times equal to the Default Rate (as defined in the Credit Agreement) to the

2

EXECUTION VERSION fullest extent permitted by applicable law through the date hereof (the amount of such interest accruing through the date hereof, the “Default Interest Amount”), and (iii) as of the date that is one day after the Agreement Effective Date, interest on the principal amount of all outstanding Obligations under the Credit Agreement shall accrue at the non-default rate; WHEREAS, the Company Parties and certain of the Consenting Noteholders entered into that certain Forbearance Agreement, dated as of May 1, 2019 (as amended on May 7, 2019, May 10, 2019, and May 15, 2019, the “Noteholder Forbearance Agreement”), pursuant to which the Consenting Noteholders party thereto agreed to temporarily forbear on enforcement of the Specified Default (as defined in the Noteholder Forbearance Agreement); WHEREAS, the Company Parties have agreed to conduct an equity Rights Offering (as defined below), substantially on the terms set forth herein, in the Restructuring Term Sheet, and the Rights Offering and Equity Commitment Term Sheet (as defined below) and in accordance with the Rights Offering Procedures (as defined below), which Rights Offering will be solicited by Monitronics and which will be in the amount of $177 million; WHEREAS, the Equity Commitment Parties (as defined below) have agreed to purchase New Common Stock (as defined below) on the terms and conditions set forth in the Restructuring Term Sheet, the Rights Offering and Equity Commitment Term Sheet, and the Put Option Agreement (as defined below) for an aggregate purchase price of $100 million by exchanging the Contributed Term Loans (as defined in the Rights Offering and Equity Commitment Term Sheet); WHEREAS, each Cash Opt Out Noteholder (as defined below) will be offered as part of the Rights Offering the opportunity to purchase New Common Stock on the terms and conditions set forth in the Rights Offering and Equity Commitment Term Sheet and in accordance with the Rights Offering Procedures; WHEREAS, the Consenting Noteholders that are set forth on a schedule to the Put Option Agreement, which schedule will be in effect upon execution of the Put Option Agreement and has been disclosed to the Parties to this Agreement but is subject to change as provided in the Put Option Agreement (collectively in such capacity, the “Backstop Commitment Parties”), have agreed to backstop the Rights Offering on the terms set forth herein, in the Restructuring Term Sheet, in the Rights Offering and Equity Commitment Term Sheet, and in the Put Option Agreement; WHEREAS, in connection with the Restructuring, solely to the extent that the Non-Ascent Restructuring Toggle (as defined below) has not occurred, the Parties agree that Ascent shall merge with Monitronics, with Reorganized Monitronics (as defined below) as the surviving entity (the “Merger”), and as a result of the Merger, all assets of Ascent at the time of the Merger (including all cash at Ascent (the “Ascent Cash Amount”)) shall become assets of Reorganized Monitronics and the holders of Ascent’s common stock shall receive New Common Stock in the amount of the Ascent Share Distribution (as defined below) on the terms and conditions set forth in the Restructuring Term Sheet; 3

EXECUTION VERSION WHEREAS, the Takeback Exit Term Loan Facility Lenders (as defined below) have agreed, among other things, to provide the Takeback Exit Term Loan Facility (as defined below) in an aggregate dollar amount of $822,500,000, on the terms and conditions set forth in the Takeback Exit Term Loan Facility Term Sheet; WHEREAS, pursuant to the DIP/Exit Facility Commitment (as defined below), the DIP Lenders (as defined below) have committed, among other things, to provide the DIP Facility (as defined below) in an aggregate dollar amount of $245 million, all on the terms and subject to the conditions set forth in the DIP/Exit Facility Commitment; and WHEREAS, in the event that the Non-Ascent Restructuring Toggle (as defined below) has occurred: (a) the Parties shall pursue the Restructuring without the inclusion of the Merger; (b) the Company Parties shall consummate the Restructuring without Ascent’s participation; (c) the Backstop Commitment Parties shall pay the Ascent Default Amount (as defined below) and receive the Ascent Default Shares (as defined below) on the terms and conditions set forth in the Rights Offering and Equity Commitment Term Sheet and the Put Option Agreement; (d) the holders of Ascent’s common stock shall not receive the Ascent Share Distribution; (e) Ascent shall make the Toggle Contribution (as defined below), subject to the receipt by Ascent of the release contemplated in the Restructuring Term Sheet; (f) 100% of the New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan, shall be distributed to creditors of Monitronics pursuant to the Plan, the Rights Offering, the Equity Commitments, and the Put Option Agreement (and not to Ascent or shareholders of Ascent) (the foregoing clauses (a) through (f), collectively, the “Non-Ascent Restructuring”); and (g) the Parties (other than Ascent) shall negotiate and work together in good faith to make appropriate modifications to the Definitive Documents to effectuate the Non-Ascent Restructuring. NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows: Section 1.Definitions and Interpretation. 1.01.Definitions. The following terms shall have the following definitions: “Ad Hoc Lender Group” means that group of certain First Lien Term Lenders (or nominees, investment managers, advisors or subadvisors for the beneficial owners of the Term Loans held by such First Lien Term Lenders) under the Credit Agreement represented by Jones Day and Evercore L.L.C. “Ad Hoc Noteholder Group” means that group of certain beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the Notes issued under the Notes Indenture represented by Stroock & Stroock & Lavan LLP and Houlihan Lokey Capital, Inc. 4

EXECUTION VERSION “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person; provided that, for purposes of this Agreement, no Company Party shall be deemed to be an Affiliate of any Consenting Creditor. As used in this Agreement, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). “Agreement” shall have the meaning ascribed to it in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 17.02. “Agreement Effective Date” means the date on which all of the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement. “Agreement Effective Period” means the period from the Agreement Effective Date to the Termination Date. “Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture or similar transaction involving any one or more Company Parties, or any Affiliates of the Company Parties, or the debt, equity, or other interests in any one or more Company Parties or any Affiliates of the Company Parties (including a Superior Proposal), in each case other than the Restructuring, but, for the avoidance of doubt, excluding the Non-Ascent Restructuring. “Ascent” has the meaning ascribed to it in the recitals to this Agreement. “Ascent Cash Amount” has the meaning ascribed to it in the recitals to this Agreement. “Ascent Default Amount” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Ascent Default Shares” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Ascent Equity Interests” means any equity interests (including common stock, preferred stock, limited liability company interests, other equity ownership interests, profit interests, options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into, any of the foregoing) in Ascent (in each case whether or not arising under or in connection with any employment agreement). “Ascent Share Distribution” has the meaning ascribed to it in the Restructuring Term Sheet. 5

EXECUTION VERSION “Backstop Approval Order” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Backstop Commitment” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Backstop Commitment Documents” has the meaning ascribed to it in Section 3.01. “Backstop Commitment Parties” (each, individually, a “Backstop Commitment Party”) has the meaning ascribed to it in the recitals to this Agreement. “Backstop Commitment Shares” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended. “Bankruptcy Court” has the meaning ascribed to it in the recitals to this Agreement. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of the state of New York. “Cash Payout” has the meaning ascribed to it in the Restructuring Term Sheet. “Cash Opt Out Noteholder” has the meaning ascribed to it in the Restructuring Term Sheet. “Chapter 11 Cases” has the meaning ascribed to it in the recitals to this Agreement. “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code. “Commitment Parties” means, collectively, the Backstop Commitment Parties and the Equity Commitment Parties. “Company Claims” means any Claim against a Company Party. “Company Parties” has the meaning ascribed to it in the preamble to this Agreement. “Compensation Arrangements” means any compensation and benefits plans, policies, agreements, programs, and arrangements of any member of the Consolidated Group. “Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with the proposed Restructuring. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code, which Confirmation Order shall be in accordance 6

EXECUTION VERSION with this Agreement and which, for the avoidance of doubt, may be the same order as the Disclosure Statement Order. “Consenting Term Lenders” has the meaning ascribed to it in the preamble to this Agreement. “Consenting Noteholders” has the meaning ascribed to it in the preamble to this Agreement. “Consenting Creditors” has the meaning ascribed to it in the preamble to this Agreement. “Consolidated Group” means Monitronics and its Affiliates and subsidiaries including, for the avoidance of doubt, Ascent. “Credit Agreement” means that certain Credit Agreement dated as of March 23, 2012, by and among Monitronics, as borrower, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012, Amendment No. 2 to Credit Agreement dated as of March 25, 2013, Amendment No. 3 to the Credit Agreement and Amendment No. 1 to Guaranty Agreement dated as of August 16, 2013, Amendment No. 4 to Credit Agreement dated as of February 17, 2015, Amendment No. 5 to Credit Agreement dated as of April 9, 2015, Amendment No. 6 to Credit Agreement dated as of September 30, 2016, and Amendment No. 7 to Credit Agreement dated as of December 29, 2016, and as modified by that certain Waiver No. 1 to Credit Agreement, dated as of March 28, 2019 and that certain Waiver No. 2 to Credit Agreement, dated as of April 30, 2019. “Creditor Professional Agreements” means the Jones Day Letter, the Evercore Letter, the Stroock Letter and the Houlihan Letter. “Debtors” means the Company Parties in their capacity as debtors in the Chapter 11 Cases. “Default Interest Amount” has the meaning ascribed to it in the Recitals. “Definitive Documents” has the meaning ascribed to it in Section 3.01, which Definitive Documents shall be in accordance with this Agreement. “DIP Documents” has the meaning ascribed to it in Section 3.01. “DIP/Exit Facility Commitment” means the commitment letter attached as Exhibit C hereto. “DIP/Exit Facility Documents” means the DIP Documents and the New Exit Facilities Documents. “DIP Facility” has the meaning ascribed to it in the Restructuring Term Sheet. 7

EXECUTION VERSION “DIP Lenders” has the meaning ascribed to it in the Restructuring Term Sheet. “DIP Orders” has the meaning ascribed to it in the Restructuring Term Sheet. “Disclosure Statement” means the disclosure statement with respect to the Plan. “Disclosure Statement Order” means any conditional, interim and/or final order of the Bankruptcy Court approving the Disclosure Statement under section 1125 of the Bankruptcy Code and any solicitation motion filed in support thereof, which Disclosure Statement and Disclosure Statement Order shall be in accordance with this Agreement. For the avoidance of doubt, the Disclosure Statement Order may be the same order as the Confirmation Order. “Equity Commitments” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Equity Commitment Parties” (each, an “Equity Commitment Party”) means the Consenting Noteholders that are set forth on a schedule to the Put Option Agreement, which schedule will be in effect upon execution of the Put Option Agreement and has been disclosed to the Parties to this Agreement but is subject to change as provided in the Put Option Agreement. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Existing Equity Interests” means, collectively, any equity interests (including common stock, preferred stock, limited liability company interests, other equity ownership interests, profit interests, options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into, any of the foregoing) in any Company Party (in each case whether or not arising under or in connection with any employment agreement). “Evercore Letter” means that certain engagement letter, dated as of January 29, 2019, between Evercore Group L.L.C., Jones Day, and Monitronics. “Final DIP Order” has the meaning ascribed to it in the Restructuring Term Sheet. “First Day Pleadings” means the “first day” pleadings that the Company Parties determine, in consultation with counsel for the Ad Hoc Noteholder Group, counsel for the Ad Hoc Lender Group, and counsel for Ascent, are necessary or desirable to file with the Bankruptcy Court. “First Lien Agent” means Bank of America, N.A., as administrative agent under the Credit Agreement. “First Lien Revolving Lenders” means those Revolving Credit Lenders (as defined in the Credit Agreement) party to the Credit Agreement. “First Lien Term Lenders” means those Term Lenders (as defined in the Credit Agreement) party to the Credit Agreement. 8

EXECUTION VERSION “Governance Documents” means the new organizational and governance documents for Reorganized Monitronics, including charters, bylaws, articles of incorporation, operating agreements, or other organization or formation documents, as applicable, which shall be materially consistent with the Governance Term Sheet attached as Exhibit 1 to the Restructuring Term Sheet and section 1123(a)(6) of the Bankruptcy Code and otherwise acceptable to the Commitment Parties in consultation with the Required Consenting Term Lenders and subject to the consent rights set forth in Section 3.02 of this Agreement. “Governmental Entity” means any applicable federal, state, local or foreign government or any agency, bureau, board, commission, court or arbitral body, department, political subdivision, regulatory or administrative authority, tribunal or other instrumentality thereof, or any self-regulatory organization. “Houlihan Letter” means that certain letter agreement, dated as of December 26, 2018, by and among Houlihan Lokey Capital, Inc., Stroock & Stroock & Lavan LLP, the Company Parties, and Ascent. “Indenture Trustee” means U.S. Bank National Association, as trustee under the Notes Indenture. “Information Sharing Agreement” has the meaning ascribed to it in the Restructuring Term Sheet. “Insolvency Proceeding” means any corporate action, legal proceedings or other procedure or step taken in any jurisdiction in relation to: (a)the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition, assignment for the benefit of creditors, or reorganization (by way of voluntary arrangement, scheme or otherwise) of any member of the Consolidated Group, including under the Bankruptcy Code; (b) a composition, conciliation, compromise or arrangement with the creditors generally of any member of the Consolidated Group or an assignment by any member of the Consolidated Group of its assets for the benefit of its creditors generally or any member of the Consolidated Group becoming subject to a distribution of its assets; (c)the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Consolidated Group or any of its assets; (d) Group; or enforcement of any security over any assets of any member of the Consolidated (e) any procedure or step in any jurisdiction analogous to those set out in the preceding sub-paragraphs (a) through (d). 9

EXECUTION VERSION “Interim DIP Order” has the meaning ascribed to it in the Restructuring Term Sheet. “Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit E. “Jones Day Letter” means that certain Fee and Expense Reimbursement Agreement, dated January 24, 2019, between Monitronics and Jones Day. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court). “Merger” has the meaning ascribed to it in the recitals to this Agreement. “Merger Approval Outside Date” means the date that is no later than sixty-five (65) days after the Petition Date. “Merger Approvals” has the meaning ascribed to it in Section 6.02(a). “Monitronics” has the meaning ascribed to it in the preamble to this Agreement. “Net Cash Amount” has the meaning ascribed to it in Section 6.02(b). “New Board” has the meaning ascribed to it in the Restructuring Term Sheet. “New Common Stock” means the new shares of common stock of Reorganized Monitronics authorized to be issued pursuant to the Plan. “New Exit Facilities” has the meaning ascribed to it in the Restructuring Term Sheet. “New Exit Facilities Documents” has the meaning ascribed to it in Section 3.01. “New Exit Facility Lenders” has the meaning ascribed to it in the Restructuring Term Sheet. “Non-Ascent Restructuring” has the meaning ascribed to it in the recitals of this Agreement. “Non-Ascent Restructuring Toggle” has the meaning ascribed to it in Section 6.02. “Noteholders” means the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) of the Notes. “Notes” means the 9.125% Senior Notes due 2020 issued by Monitronics under the Notes Indenture. 10

EXECUTION VERSION “Notes Indenture” means that certain Indenture dated as of March 23, 2012 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with the terms thereof), by and among Monitronics, the guarantors named thereunder, and the Indenture Trustee. “Outside Date” means the date that is no later than eighty-two (82) days after the Petition Date, which date may not be extended without the written consent of the Company Parties, the Required Consenting Noteholders, the Required Consenting Term Lenders, and prior to the occurrence of the Non-Ascent Restructuring Toggle, Ascent. “Parties” has the meaning ascribed to it in the preamble to this Agreement. “Permitted Transfer” means a Transfer of any Company Claims that meets the requirements of Section 10. “Permitted Transferee” means each transferee of any Company Claims who meets the requirements of Section 10. “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Entity, or any legal entity or association. “Petition Date” means the date on which the Company Parties commence the Chapter 11 Cases in accordance with this Agreement. “Petition Date Milestone” has the meaning ascribed to it in Schedule 1 to this Agreement. “Plan” has the meaning ascribed to it in the recitals of this Agreement. “Plan Effective Date” means the date on which all conditions to consummation of the Plan have been satisfied in full or waived, in accordance with the terms of the Plan, and the Plan becomes effective. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court in accordance with this Agreement and shall include (i) certain Governance Documents, (ii) the Takeback Exit Term Loan Facility Documents, (iii) the DIP/Exit Facility Documents, (iv) a schedule of rejected contracts, (v) a list of retained causes of action, and (vi) the identity of the members of the New Board. “Post-Emergence Incentive Plan” has the meaning ascribed to it in the Restructuring Term Sheet. “Prepetition Solicitation Commencement Date” has the meaning ascribed to it in Schedule 1 to this Agreement. 11

EXECUTION VERSION “Prepetition Solicitation Deadline” has the meaning ascribed to it in Schedule 1 to this Agreement. “Put Option Agreement” means an agreement to be executed by the Company Parties and the Commitment Parties no later than five (5) Business Days after the Agreement Effective Date, setting forth, among other things, the terms and conditions of the Backstop Commitments, the Equity Commitments, and the payment of the Put Option Premium and the Commitment Party Professional Fees (each as defined in the Rights Offering and Equity Commitment Term Sheet), which Put Option Agreement shall be materially consistent with the terms set forth herein, in the Restructuring Term Sheet, and in the Rights Offering and Equity Commitment Term Sheet, and otherwise acceptable to each of the Commitment Parties and reasonably acceptable to the Required Consenting Term Lenders, and subject to the consent rights set forth in Section 3.02 of this Agreement. “Qualified Market-Maker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Company Claims, or enter with customers into long and/or short positions in Company Claims, in its capacity as a dealer or market maker in such Company Claims; and (ii) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers. “Qualified Market-Maker Joinder Date” has the meaning ascribed to it in Section 10.03 of this Agreement. “Reorganized Debtors” means, from and after the Plan Effective Date, any and all Debtors, as reorganized under and pursuant to the Plan, including any successor thereto (to the extent applicable), by merger, consolidation, transfer of all or substantially all its assets or otherwise, including Reorganized Monitronics. “Reorganized Monitronics” means, from and after the Plan Effective Date, Monitronics, as reorganized under and pursuant to the Plan, including any successor thereto (to the extent applicable), by merger, consolidation, transfer of all or substantially all of its assets or otherwise. “Required Consenting Term Lenders” means, as of any date of determination, those Consenting Term Lenders holding more than 50% of the aggregate principal amount of the Term Loans that are held by all Consenting Term Lenders; provided, however, that as long as the Ad Hoc Lender Group holds at least 50% of the aggregate principal amount of the Term Loans, “Required Consenting Term Lenders” shall mean, as of any date of determination, those Consenting Term Lenders holding more than 50% of the aggregate principal amount of the Term Loans that are held by Consenting Term Lenders that are members of the Ad Hoc Lender Group. “Required Consenting Noteholders” means, as of any date of determination, those Consenting Noteholders holding more than 662/3% of the aggregate principal amount of the Notes that are held by all Consenting Noteholders; provided, however, that as long as the Ad Hoc Noteholder Group holds at least 50% of the aggregate principal amount of the Notes, “Required Consenting Noteholders” shall mean, as of any date of determination, those Consenting Noteholders holding more than 662/3% of the aggregate principal amount of the Notes that are held by Consenting Noteholders that are members of the Ad Hoc Noteholder Group. 12

EXECUTION VERSION “Restructuring” has the meaning ascribed to it in the recitals to this Agreement. “Restructuring Term Sheet” has the meaning ascribed to it in the recitals to this Agreement. “Revolving Credit Loans” means the Total Revolving Credit Outstandings (as defined in the Credit Agreement). “Rights” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Rights Offering” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Rights Offering and Equity Commitment Term Sheet” means the term sheet attached as Exhibit B hereto. “Rights Offering Approval Order” means the order of the Bankruptcy Court approving the Rights Offering Procedures, the Rights Offering Solicitation Materials and any motion filed in support thereof, which Rights Offering Approval Order shall be in accordance with this Agreement and which, for the avoidance of doubt, may be the same order as the Disclosure Statement Order. “Rights Offering Exercise Deadline” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “Rights Offering Participants” has the meaning ascribed to it in the Restructuring Term Sheet. “Rights Offering Procedures” means the procedures governing the Rights Offering, which Rights Offering Procedures shall be materially consistent with the terms set forth in the Rights Offering and Equity Commitment Term Sheet and otherwise acceptable to each of the Backstop Commitment Parties and subject to the consent rights set forth in Section 3.02. “Rights Offering Solicitation Materials” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. “RSA Milestones” has the meaning set forth in Section 8.01(a) of this Agreement. “Rules” means Rule 501(a) of the Securities Act. “SEC” means the U.S. Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended. “Solicitation Materials” means all solicitation materials in respect of the Plan, together with the Disclosure Statement, which Solicitation Materials shall be in accordance with this Agreement. 13

EXECUTION VERSION “Stroock Letter” means that certain letter agreement, dated as of December 26, 2018, between Stroock & Stroock & Lavan LLP and the Company Parties. “Superior Proposal” means a bona fide Alternative Restructuring Proposal that the board of directors of Monitronics determines in good faith would, if consummated, result in a superior transaction for the Company Parties, their estates, and stakeholders, than the transactions contemplated by this Agreement, after consultation with financial advisors and outside legal counsel and taking into account (x) the likelihood and timing of consummation and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, and other aspects of such proposal, in each case as compared to the transactions contemplated by this Agreement. “Takeback Exit Term Loan Facility” has the meaning ascribed to it in the Restructuring Term Sheet. “Takeback Exit Term Loan Facility Lenders” has the meaning ascribed to it in the Restructuring Term Sheet. “Takeback Exit Term Loan Facility Documents” has the meaning ascribed to it in Section 3.01. “Takeback Exit Term Loan Facility Term Sheet” means the term sheet attached as Exhibit D hereto. “Term Loans” means the Term Loans (as defined in the Credit Agreement). “Termination Date” means the date on which termination of this Agreement is effective in accordance with Sections 15.01, 15.02, 15.03, 15.05, or 15.06. “Toggle Contribution” has the meaning set forth in Section 7.01(k) of this Agreement. “Transfer” means to sell, resell, reallocate, use, pledge, loan, assign, transfer, hypothecate (other than hypothecations or re-hypothecations in favor of a registered broker-dealer with whom the Notes are held in a prime brokerage account), participate, donate, tender or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions). “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit F. “TSA” has the meaning ascribed to it in the Restructuring Term Sheet. “Unsubscribed Shares” has the meaning ascribed to it in the Rights Offering and Equity Commitment Term Sheet. 14

EXECUTION VERSION Section 2.Agreement Effectiveness 2.01.This Agreement shall become effective and binding upon each of the Parties according to its terms as of 12:00 a.m., prevailing Eastern Time, on the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement: (i) each of the Parties (including (a) Consenting Noteholders holding, in the aggregate, in excess of 662/3% of the principal amount outstanding of all Notes and (b) Consenting Term Lenders holding, in the aggregate, in excess of 662/3% of the principal amount outstanding of all Term Loans under the Credit Agreement) shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties in accordance with the confidentiality provisions of Sections 17.07 and 17.21 of this Agreement (which signature pages may be delivered by counsel and in electronic form); and (ii) the Company Parties shall have given written notice to counsel to each of the Consenting Creditors and Ascent that they believe that each of the foregoing conditions set forth in this Section 2 has been satisfied and that this Agreement is effective, and counsel to each of the Consenting Creditors and Ascent shall have given written agreement to counsel to the Company Parties confirming the same, which notice and agreement shall be given promptly and may be given by email (such date, the “Agreement Effective Date”). With respect to any Consenting Creditor that becomes a party to this Agreement pursuant to Section 10.02 hereof, this Agreement shall become effective as to such Consenting Creditor at the time it executes and delivers a Joinder or Transfer Agreement in accordance with the terms hereof. Section 3.Definitive Documents. 3.01.Definitive Documents.The documents related to or otherwise utilized to implement or effectuate the Restructuring (collectively, the “Definitive Documents”) shall include: (a) the documentation in respect of the DIP Facility and the Company Parties’ use of cash collateral, all pleadings in support of approval thereof and all orders relating thereto (including any exhibits, schedules, amendments, modifications, or supplements thereto), including the DIP Orders (collectively, the “DIP Documents”); (b) any disclosure documents or Securities Act filings related to the issuance of the New Common Stock; (c) the Plan (including the Plan Supplement documents and all other exhibits, annexes, and schedules thereto), all pleadings in support of confirmation of the Plan and all orders relating thereto, including the Confirmation Order; (d) (e) the First Day Pleadings and all orders relating thereto; the Solicitation Materials, all pleadings in support of approval of the Solicitation Materials and all orders relating thereto, including the Disclosure Statement Order; (f) any documents, forms, proxies or agreements required for (i) Ascent to solicit approval from its shareholders of the Merger as contemplated under this Agreement, or (ii) Monitronics to register the Ascent Share Distribution under the Securities Act; 15

EXECUTION VERSION (g) any documents or agreements governing the Takeback Exit Term Loan Facility, including the credit agreement and collateral documents governing the Takeback Exit Term Loan Facility (the “Takeback Exit Term Loan Facility Documents”); (h) any documents or agreements governing the New Exit Facilities, including the credit agreement and collateral documents governing the New Exit Facilities (the “New Exit Facilities Documents”); (i) the Put Option Agreement, the Rights Offering Procedures, the Rights Offering Solicitation Materials, and any other documents or agreements governing the Rights Offering, the Equity Commitments and the Backstop Commitments to be made by the Commitment Parties (the “Backstop Commitment Documents”); (j) all pleadings relating to the Company Parties’ entry into, and performance under, the Rights Offering, the Put Option Agreement and any other Backstop Commitment Documents and all orders relating thereto, including the Backstop Approval Order and the Rights Offering Approval Order; (k) any other exhibits, schedules, amendments, modifications, supplements, or other documents and/or agreements relating to the Plan, the Plan Supplement, the Solicitation Materials, the Disclosure Statement Order, or the Confirmation Order; (l) (m) (n) (o) the Governance Documents; the Information Sharing Agreement; the TSA (solely in the event the Non-Ascent Restructuring Toggle occurs); such other definitive documentation relating to a recapitalization or restructuring of the Company Parties as is necessary or desirable to consummate the Restructuring as determined by the Company Parties, the Required Consenting Noteholders, the Required Consenting Term Lenders, and Ascent (provided that Ascent shall have no consent rights after the occurrence of the Non-Ascent Restructuring Toggle); and (p)any deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments, or other documents related to the Restructuring (including amendments, modifications, or supplements made from time to time thereto) determined by the Company Parties, the Required Consenting Noteholders, Consenting Term Lenders, and Ascent. any exhibits, as reasonably the Required 3.02.Consent Rights Regarding Definitive Documents.Each of the Definitive Documents that remains subject to negotiation and completion shall, upon completion, contain terms, conditions, representations, warranties and covenants consistent in all material respects with the terms of this Agreement and shall, except where otherwise specified in this Agreement, in all respects be reasonably acceptable to the Company Parties, the Required Consenting Noteholders, the Required Consenting Term Lenders (except with respect to the TSA and Information Sharing Agreement), and Ascent. Any amendment, modification or waiver of, or supplement to, any of the Definitive Documents shall be reasonably acceptable to the Company Parties, the Required Consenting Noteholders, the Required Consenting Term Lenders (except 16

EXECUTION VERSION with respect to the TSA and Information Sharing Agreement), and Ascent. For the avoidance of doubt, after the occurrence of the Non-Ascent Restructuring Toggle, Ascent shall have no consent rights over the Definitive Documents other than the TSA. Section 4. Commitments of the Consenting Creditors 4.01. General Commitments and Waivers. (a) During the Agreement Effective Period, each Consenting Creditor agrees (severally and not jointly) in respect of any and all of its Company Claims pursuant to this Agreement to use good faith and commercially reasonable efforts (including, (i) with respect to each Consenting Noteholder, directing the Indenture Trustee, as necessary, and (ii) with respect to each Consenting Term Lender, directing the First Lien Agent, as necessary) to: (i) support the Restructuring and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring; (ii) negotiate in good faith to execute and implement the Definitive Documents to which it is required to be a party or to which its approval is required by this Agreement; and (iii) after the occurrence of the Non-Ascent Restructuring Toggle, negotiate in good faith to amend the Definitive Documents and enter into any other required agreements, in each case in accordance with Section 3.02, as Restructuring. necessary to consummate the Non-Ascent (b) During the Agreement Effective Period, each Consenting Creditor agrees all of its Company Claims pursuant to this (severally and not jointly) in respect of any and Agreement that it shall not directly or indirectly: (i) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of the Company Claims against the Company Parties other than in accordance with this Agreement; provided that nothing in this Agreement shall prevent any Consenting Creditor from filing a proof of claim in the Chapter 11 Cases on behalf of its respective Company Claims; (ii) object to, delay, impede, or take any other action to interfere with the pursuit, implementation, or consummation of the Restructuring or take any other action that is inconsistent with, or that would delay or obstruct the proposal or consummation of, the Restructuring, except as expressly permitted pursuant to this Agreement; (iii) withdraw or revoke its tender, consent and/or vote with respect to the Restructuring, except as expressly permitted pursuant to this Agreement; 17

EXECUTION VERSION (iv)propose, file, support, vote for, or consent to any Alternative Restructuring Proposal or engage in, continue, or otherwise participate in any negotiations regarding any Alternative Restructuring Proposal or engage in, continue, or otherwise participate in discussions regarding the negotiation or formulation of, or otherwise pursue, any financing or other equity proposal or offer; (v) propose, file, support, vote for, or consent to any dissolution, winding up, liquidation,reorganization,merger,consolidation,businesscombination,jointventure, partnership, sale of assets, or restructuring for any of the Company Parties other than as contemplated and agreed to as part of the Restructuring; (vi) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is not materially consistent with the Restructuring, this Agreement or the Plan or take any other action that, in whole or in part, is not materially consistent with the Restructuring, this Agreement or the Plan; (vii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Restructuring, or the Chapter 11 Cases contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document, to effectuate the Restructuring in accordance therewith, or as otherwise permitted under this Agreement; (viii)object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided hereunder, under the Confirmation Order or any other Definitive Document; (ix) take any action (or encourage or instruct any other party including the First Lien Agent or Indenture Trustee to take any action) in respect of any potential, actual, or alleged occurrence of any “Default” or “Event of Default” under the Credit Agreement or Notes Indenture that is triggered or that would be triggered as a result of the execution of this Agreement or the undertaking of Ascent or the Company Parties to implement the Restructuring, except as expressly permitted pursuant to this Agreement; or (x) Transfer, other than in accordance with Section 10 hereof, any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims to any affiliated or unaffiliated Person, including any Person in which it may hold a direct or indirect beneficial interest. 4.02.Commitments with Respect to Chapter 11 Cases. (a) During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees (severally and not jointly) that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials: 18

EXECUTION VERSION (i)vote each of its Company Claims to accept the Plan by timely delivering its duly executed and completed ballot accepting the Plan no later than the Prepetition Solicitation Deadline, subject to such Consenting Creditor’s actual receipt of the Solicitation Materials (including the ballot); (ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not elect to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) consistent with its election not to opt out (except such Consenting Creditor shall not be prohibited from “opting out” of granting such a release to any Party that has materially breached this Agreement); and (iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above; provided, however, that nothing in this Agreement shall prevent any Party from withholding, amending, or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Party. (b) During the Agreement Effective Period, each Consenting Noteholder and each Backstop Commitment Party that is entitled to elect to opt out of the Cash Payout pursuant to the terms of the Plan agrees (severally and not jointly) that it shall elect to opt out of the Cash Payout by timely delivering its duly executed and completed election form consistent with its election to opt out of the Cash Payout. Notwithstanding any other provision of this Agreement, including this Section 4, nothing in this Agreement shall require any Party to incur any expenses, liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to any Party or its Affiliates other than as specifically stated in this Agreement and the exhibits hereto. For the avoidance of doubt, each Consenting Creditor has entered into this Agreement solely in its capacity as a holder of Company Claims, and the commitments and obligations of Consenting Creditors under this Agreement do not apply to any Consenting Creditor in its capacity as a beneficial owner (or the nominee, investment manager, advisor or subadvisor for a beneficial owner) of Ascent Equity Interests. 4.03.Forbearance. Commencing on the Agreement Effective Date, each Consenting Creditor agrees to forbear, until the date that is one day after the Petition Date, from the exercise of its rights (including any right of set-off) or remedies it may have under the Credit Agreement and Notes Indenture, as applicable, in each case, solely with respect to the Company Parties’ current or anticipated defaults as set forth on Schedule 2 to this Agreement (the “Specified Defaults”) and on no other basis. Each Consenting Creditor further agrees that if any applicable indenture trustee, administrative agent or collateral agent takes any action inconsistent with any such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall direct and use commercially reasonable efforts to cause such indenture trustee, administrative agent or collateral agent to cease and refrain from taking such actions. For the avoidance of doubt, the Credit Agreement and the Notes Indenture shall remain in full force and effect, and 19

EXECUTION VERSION are hereby ratified and confirmed, except, in each case, as expressly modified in this Section 4.03. The forbearance set forth in this Section 4.03 shall not constitute a waiver with respect to any default or event of default under the Credit Agreement or Notes Indenture (other than the Specified Defaults during the term of the Agreement Effective Period) and shall not bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount of such claim. Upon the termination of this Agreement, the agreement of the Consenting Creditors to forbear from exercising rights and remedies in accordance with this Section 4.03 shall immediately terminate without requirement of any demand, presentment or protest of any kind, all of which the Company Parties hereby waive. Section 5. Additional Provisions Regarding the Consenting Creditors’ Commitments. Notwithstanding anything to the contrary in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan by any Consenting Creditor, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall: (a)be construed to prohibit any Consenting Creditor from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, the Definitive Documents or the Restructuring; (b) be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in any matter to be adjudicated in a Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement or the Restructuring, and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere with or impede, directly or indirectly, the Restructuring; (c) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, Ascent or any other party in interest; (d) impair or waive the rights of any Consenting Creditor to assert or raise any objection not prohibited under or inconsistent with this Agreement; (e) prevent any Consenting Creditor from enforcing this Agreement and/or any of the Definitive Documents; (f) prevent any Consenting Creditor from exercising any of its rights and remedies under any of the Definitive Documents; (g) obligate a Consenting Creditor to deliver a vote to support the Plan or prohibit a Consenting Creditor from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); provided that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date), such vote shall be deemed void ab initio and such Consenting Creditor shall have the opportunity to change its vote; 20

EXECUTION VERSION (h) limit the rights of any Consenting Creditor to engage in any discussions, enter into any agreements, or take any other action after the Termination Date; (i) prevent a Consenting Creditor from taking any action that is required in order to comply with applicable Law; provided, however, that if any Consenting Creditor proposes to take any action that is otherwise inconsistent with this Agreement or the Restructuring in order to comply with applicable Law, such Consenting Creditor shall provide, to the extent possible without violating applicable Law, at least five (5) Business Days’ advance notice to the Company Parties, Ascent and the other Consenting Creditors; (j) prevent any Consenting Creditor by reason of this Agreement or the Restructuring frommaking,seeking,orreceivinganyregulatoryfilings,notifications,consents, determinations, authorizations, permits, approvals, licenses, or the like, so long as such action is not inconsistent with the terms of this Agreement; (k) constitute a waiver or amendment of any term or provision of the Notes Indenture or the Credit Agreement, or any other agreement, instrument or document that gives rise to a Company Claim held by a Consenting Creditor, the First Lien Agent, or Indenture Trustee; (l) be construed to require any Consenting Creditor, the First Lien Agent, or Indenture Trustee, to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Consenting Creditor or Indenture Trustee, other than those set forth in this Agreement; (m) prohibit any Consenting Creditor from taking any action that is not inconsistent with this Agreement or the Restructuring; or (n) obligate any Consenting Creditor to take any action or refrain from taking any action in its capacity as a beneficial owner (or the nominee, investment manager, advisor or subadvisor for a beneficial owner) of Ascent Equity Interests, or otherwise impair or waive the rights of any Consenting Creditor in its capacity as a beneficial owner (or the nominee, investment manager, advisor or subadvisor for a beneficial owner) of Ascent Equity Interests. Section 6.Additional Commitments of the Parties. 6.01.DIP Commitments. During the Agreement Effective Period, in addition to the commitments set forth in Sections 4, 5, 7 and 8 of this Agreement, in the event that the Company Parties and DIP Lenders enter into the DIP Facility contemplated by the DIP/Exit Facility Commitment, each Party agrees (severally and not jointly) that it (i) consents to the liens, security interests, claims, and documents created in connection with the DIP Facility, subject to the consent rights set forth in Section 3.02 of this Agreement and the provision of acceptable adequate protection to the First Lien Term Lenders on terms consistent with the Restructuring Term Sheet, and (ii) shall not directly or indirectly object to, delay, impede, or take any other action to interfere with the consummation of the DIP Facility or the entry of the DIP Orders. In addition, in the event that the Company Parties and DIP Lenders enter into the DIP Facility 21

EXECUTION VERSION contemplated by the DIP/Exit Facility Commitment, each Consenting Term Lender further agrees (severally and not jointly) that obligations under the DIP Facility shall constitute “Priority Payment Lien Obligations” under the Intercreditor Agreement (as defined in the Credit Agreement). 6.02.Commitment to Consummate Non-Ascent Restructuring. During the Agreement Effective Period, in addition to the commitments set forth in Sections 4, 5, 7 and 8 of this Agreement, each Party agrees (severally and not jointly) that it will (i) negotiate and work together in good faith with the other Parties to make appropriate modifications to the Definitive Documents in accordance with Section 3.02, to the extent necessary, to effectuate the Non-Ascent Restructuring and (ii) support the Non-Ascent Restructuring in all respects, in each case after the occurrence of any of the following events (any such event, the “Non-Ascent Restructuring Toggle”), in each case in the determination of the Company Parties, the Required Consenting Noteholders and the Required Consenting Term Lenders: (a) Ascent fails, for any reason to obtain all requisite approvals to consummate the Merger (including, for the avoidance of doubt, all third-party and regulatory approvals required to consummate the Merger, including approvals from the SEC and stockholder approvals) (collectively, the “Merger Approvals”) on or prior to the Merger Approval Outside Date; (b)the Ascent Cash Amount net of all liabilities of Ascent (including, but not limited to, funded indebtedness, professionals’ fees, settlements, severance payments, unclaimed property liabilities, agreements or understandings with respect to the use of cash, contingent liabilities, and operating expenses expected to be paid in connection with the Merger or that will be assumed by Monitronics or Reorganized Monitronics, as applicable, in connection with the Merger) (such net amount, the “Net Cash Amount”) is, or is reasonably expected to be in the determination of the Company Parties, the Required Consenting Noteholders and the Required Consenting Term Lenders, a net cash amount of less than $20 million as of the Plan Effective Date; provided, that the calculation of the Net Cash Amount as of the Plan Effective Date shall be determined in good faith by Ascent, the Company Parties, the Required Consenting Noteholders, and the Required Consenting Term Lenders on the date that is ten (10) days prior to the Plan Effective Date; (c) the Merger does not occur on the Plan Effective Date for any reason; (d) the material breach by Ascent of any of its undertakings, representations, warranties, or covenants set forth in this Agreement; (e) Ascent (i)(1) communicates its intention not to support the Restructuring or (2) files, communicates, executes a definitive written agreement with respect to, or otherwise supports an Alternative Restructuring Proposal and (ii) such action has, or may be reasonably expected to have, an adverse effect on the Company Parties’ ability to consummate the Restructuring; (f) Ascent (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state or foreign bankruptcy, insolvency, administrative 22

EXECUTION VERSION receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement; (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the foregoing clause (i); (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to Ascent or for a substantial part of Ascent’s assets; (iv) makes a general assignment or arrangement for the benefit of creditors; or (v) takes any corporate action for the purpose of authorizing any of the foregoing; (g) Ascent files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement, the relief requested by such motion has, or may be reasonably expected to have, a material adverse effect on the Company Parties’ ability to consummate the Restructuring, and such motion has not been withdrawn within two (2) Business Days of the receipt by Ascent, of written notice from the other Parties that such motion or pleading is inconsistent with this Agreement; (h)this Agreement has been validly terminated with respect to Ascent, by Ascent, pursuant to Section 15.04, so long as no other Party would have an independent right to terminate this Agreement and actually exercises such right; or (i)the meeting of Ascent stockholders contemplated by Section 7.01(h) of this Agreement (including any adjournments thereof) shall have been held and completed, and Ascent’s stockholders shall not have approved and adopted the definitive merger agreement for the Merger, pursuant to a vote that satisfies the applicable stockholder approval requirements under the Delaware General Corporation Law and Ascent’s certificate of incorporation as in effect on the date of such meeting. Section 7.Commitments of Ascent. 7.01.Affirmative Commitments. During the Agreement Effective Period, Ascent agrees to use good faith and commercially reasonable efforts in respect of any and all of its Existing Equity Interests and Company Claims, to the extent applicable, to: (a) support and take all steps reasonably necessary and desirable, including those steps reasonably requested by the Ad Hoc Noteholder Group, or the Ad Hoc Lender Group, to consummate the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring) in accordance with this Agreement; (b) vote and exercise any powers or rights available to it (including in any meeting or process requiring voting or approval in which it is legally entitled to participate) in favor of any matter requiring approval to the extent necessary to implement the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring); (c) use good faith and commercially reasonable efforts to obtain all required governmental, regulatory (including self-regulatory), and/or third-party approvals for the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring); 23

EXECUTION VERSION (d) negotiate in good faith to execute and implement the Definitive Documents to which it is required to be a party or to which its approval is required by this Agreement; (e) promptly inform the advisors to the Company Parties, the advisors to the Ad Hoc Noteholder Group, and the advisors to the Ad Hoc Lender Group, as to the status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange; (f) maintain its good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized; (g) operate its business in the ordinary course, taking into account the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring); (h) (i) cause meetings of (x) Ascent’s board of directors, and (y) Ascent stockholders to be duly called and held, in accordance with applicable Law, NASDAQ requirements and the applicable provisions of Ascent’s certificate of incorporation and bylaws, for the purpose of voting on approval of the Merger as promptly as reasonably practicable after the Agreement Effective Date, (ii) prepare and file, or cause Monitronics to prepare and file, with the SEC a Form S-4 or a preliminary proxy statement, as may be the case, relating to the Merger (which shall include the recommendation of Ascent’s board of directors that stockholders approve the Merger and all other proxy materials (except, for the avoidance of doubt, approval of the Plan), for such stockholders meeting) as promptly as reasonably practicable after the Agreement Effective Date, (iii) prepare and file, or cause Monitronics to prepare and file, with the SEC any amendments to such Form S-4 or preliminary proxy statement, as may be the case, or other filings as may be necessary to respond to SEC staff comments on such Form S-4 or preliminary proxy statement as promptly as reasonably practicable, (iv) use diligent efforts to have the Form S-4 declared effective by the SEC or the proxy statement cleared by the SEC, as may be the case, (v) cause the prospectus or definitive proxy statement and related proxy materials, as may be the case, to be distributed to stockholders as promptly as reasonably practicable after such effectiveness or clearance by the SEC, (vi) use commercially reasonable efforts to obtain the required affirmative vote of Ascent stockholders to approve the Merger, (vii) otherwise comply with all requirements of Law applicable to such stockholders meeting and solicitation of votes, and (viii) keep the advisors to the Company Parties, the Ad Hoc Noteholder Group, and the Ad Hoc Lender Group fully informed with respect to the shareholder approval process and the results thereof; (i) promptly inform the advisors to the Company Parties, the advisors to the Ad Hoc Noteholder Group, and the advisors to the Ad Hoc Lender Group if at any time Ascent has, or reasonably expects to have as of the Plan Effective Date, a Net Cash Amount of less than $20 million; (j) cause the Ascent Cash Amount to be contributed to Monitronics under the Plan; (k) an amount after the occurrence of the Non-Ascent Restructuring Toggle, contribute cash in equal to $3.5 million to Monitronics on or before the Plan Effective Date (such 24

EXECUTION VERSION amount, the “Toggle Contribution”), subject to receipt of the release contemplated under the Restructuring Term Sheet; and (l) promptly repay, repurchase, cause to be defeased, or satisfy and discharge, to the extent permissible under that certain Indenture, dated as of July 17, 2013, between Ascent and U.S. Bank National Association as trustee thereunder, and any other applicable governing documents, any of Ascent’s outstanding 4.00% Convertible Senior Notes due 2020, so long as not otherwise on terms inconsistent with this Agreement. For the avoidance of doubt, (i) the agreements and covenants set forth in Sections 7.01(a), (b), (c), (d), (e), and (k) shall survive the occurrence of the Non-Ascent Restructuring Toggle and (ii) the agreements and covenants set forth in Sections 7.01(f), (g), (h), (i), (j), and (l) shall not survive the occurrence of the Non-Ascent Restructuring Toggle. 7.02.Negative Commitments. During the Agreement Effective Period, Ascent agrees in respect of any and all of its Existing Equity Interests and Company Claims, to the extent applicable, that it shall not directly or indirectly: (a) object to, delay, impede, or take any other action to interfere with the pursuit, acceptance, implementation, or consummation of the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring), or take any other action that is inconsistent with, or that would delay or obstruct the proposal or consummation of, the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring); (b) take any action that is inconsistent with, or is intended to frustrate, impede, delay or obstruct the approval, implementation, and consummation of the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring); (c) file any motion, pleading, Definitive Documents o r o t h e r d o c u me n t s with the SEC, the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement and the Definitive Documents; (d) Transfer any material asset or right of Ascent (including any Existing Equity Interests held by Ascent) or any material asset or right used in the business of Ascent to any Person outside the ordinary course of business without the consent of the Required Consenting Noteholders, the Required Consenting Term Lenders and the Company Parties, other than as contemplated by the Restructuring; (e) take any worthless stock deduction with respect to any Existing Equity Interests held by Ascent; (f) take any action that would impair the value of the net operating loss carryforwards and other similar tax attributes of Ascent or Monitronics; 25

EXECUTION VERSION (g) engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than as contemplated by the Restructuring; (h)seek, solicit, support, encourage, propose, assist, consent to, vote for, enter into, participate in, pursue or consummate any Alternative Transaction, or engage in, continue, or otherwise participate in any negotiations regarding any Alternative Restructuring Proposal or engage in, continue, or otherwise participate in discussions regarding the negotiation or formulation of, or otherwise pursue, any alternate financing or other equity proposal or offer; (i) exercise any right or remedy with respect to any of the Existing Equity Interests or Company Claims, to the extent applicable, other than in accordance with this Agreement;. (j) withdraw or revoke any tender, consent and/or vote with respect to the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring) to the extent applicable, except as otherwise expressly permitted pursuant to this Agreement; (k) liquidation, partnership, propose, file, support, vote for, or consent to any dissolution, winding up, reorganization,merger,consolidation,businesscombination,jointventure, sale of assets, or restructuring for any of the Company Parties other than as contemplated and agreed to as part of the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring); (l) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) or take any other action that, in whole or in part, is not materially consistent with the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring), this Agreement or the Plan; (m) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to this Agreement, the Restructuring (including, for the avoidance of doubt, the Non-Ascent Restructuring), or the Chapter 11 Cases contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document, to effectuate the Restructuring in accordance therewith, or as otherwise permitted under this Agreement; (n) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or (o) enter into or adopt any new Compensation Arrangements (or amend, modify, or terminate any existing Compensation Arrangements) without the consent of the Required Consenting Noteholders (other than as contemplated by the Restructuring Term Sheet). For the avoidance of doubt, (i) the agreements and covenants set forth in Sections 7.02(a), (b), (c), (d) (solely with respect to the Transfer of any Existing Equity Interests held by Ascent), (e), (f) (solely with respect to net operating loss carryforwards and other similar tax attributes of Monitronics), (h), (i), (j), (k), (l), (m), and (n) shall survive the occurrence of the Non-Ascent 26

EXECUTION VERSION Restructuring Toggle, and (ii) the agreements and covenants set forth in Sections 7.02(d) (other than with respect to a Transfer of any Existing Equity Interests held by Ascent), (f) (other than with respect to net operating loss carryforwards and other similar tax attributes of Monitronics), (g), and (o) shall not survive the occurrence of the Non-Ascent Restructuring Toggle. Section 8.Commitments of the Company Parties. 8.01.Affirmative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, the Company Parties agree to: (a) support and take all steps reasonably necessary and desirable, including those steps reasonably requested by the Ad Hoc Noteholder Group or the Ad Hoc Lender Group to consummate the Restructuring in accordance with this Monitronics of its put option to cause the Backstop Backstop Commitment Shares in accordance with the Agreement (including the exercise by Commitment Parties to purchase the Backstop Commitments pursuant and subject to the terms and conditions set forth in this Agreement and the Put Option Agreement), including the applicable milestones set forth on Schedule 1 to this Agreement (collectively, the “RSA Milestones”); (b) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, support and take all steps reasonably necessary and desirable to address and resolve any such impediment; provided, however, that any actions taken in connection with such support or such steps shall be reasonably acceptable to the Ad Hoc Noteholder Group and the Ad Hoc Lender Group; (c) use good faith and commercially reasonable efforts to obtain all required governmental, regulatory (including self-regulatory), and/or third-party approvals for the Restructuring; (d)negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring as contemplated by this Agreement; (e) after the occurrence of the Non-Ascent Restructuring Toggle, negotiate in good faith and use commercially reasonable efforts to execute and deliver amendments to the Definitive Documents and any other required agreements to effectuate and consummate the Non-Ascent Restructuring; (f) pay, in cash, the Default Interest Amount within five (5) days of the Agreement Effective Date, in accordance with the Credit Agreement; (g) seek additional support for the Restructuring from their other material stakeholders to the extent reasonably prudent and as may be reasonably requested by the Ad Hoc Noteholder Group, the Ad Hoc Lender Group, or Ascent and, to the extent the Company Parties receive any Joinders or Transfer Agreements, notify counsel to the Ad Hoc Noteholder Group, counsel to the Ad Hoc Lender Group, and counsel to Ascent of such Joinders and Transfer Agreements (irrespective of whether such Joinders or Transfer Agreements were previously 27

EXECUTION VERSION delivered to counsel to the Ad Hoc Noteholder Group, counsel to the Ad Hoc Lender Group, or counsel to Ascent by such joining party or transferee); (h) actively oppose and object to, in consultation with counsel for the Ad Hoc Noteholder Group, counsel for the Ad Hoc Lender Group, and counsel for Ascent, the efforts of any Person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, by timely filing objections or written responses in the Chapter 11 Cases); (i) negotiate in obtain the requisite consents set forth in this Agreement from, and consult and good faith with, the Consenting Creditors, Ascent, and their respective advisors regarding the implementation and execution of the Restructuring; (j) inform the advisors to the Ad Hoc Noteholder Group, the advisors to the Ad Hoc Lender Group, and the advisors to Ascent as to: (i) the material business and financial (including liquidity) performance of Monitronics and all its subsidiaries, (ii) the status and progress of the Restructuring, including progress in relation to the negotiations of the Definitive Documents, and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Creditor, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange; (k) notify counsel for the Ad Hoc Lender Group of any breach or default by any Commitment Party under this Agreement, the Put Option Agreement, or any other agreement relating to the Restructuring, including any default or breach with respect to any Commitment Party’s obligation to fund and/or pay into escrow any part of their respective Backstop Commitment or Equity Commitment, which notice shall be given promptly, and in no event more than twenty-four (24) hours following such breach or default; (l) promptly notify counsel for the Ad Hoc Noteholder Group, counsel for the Ad Hoc Lender Group, and counsel for Ascent as soon as reasonably practicable (but in no event later than forty-eight (48) hours thereafter) after becoming aware of: (i) any notice of any commencement of any material involuntary Insolvency Proceedings, legal suit for payment of debt or securement of security from or by any Person in respect of any member of the Consolidated Group, (ii) a breach of this Agreement (including a breach by any Company Party), and (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; (m) maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized; (n) operate their business in the ordinary course and use their commercially reasonable efforts to preserve intact their current material business organizations, and preserve their material relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company Parties, taking into account the Restructuring; 28

EXECUTION VERSION (o) provide counsel for the Ad Hoc Noteholder Group, counsel for the Ad Hoc Lender Group, and counsel for Ascent a reasonable opportunity (which shall be no less than three (3) Business Days, except in the case of the Plan, Disclosure Statement, Disclosure Statement Order, Confirmation Order, DIP Orders, Rights Offering Approval Order, or Backstop Approval Order, which shall be no less than five (5) Business Days) to review draft copies of all Solicitation Materials, First Day Pleadings, second day motions and proposed orders relating thereto, and all other motions, pleadings and documents that the Company Parties intend to file with the Bankruptcy Court, and, without limiting any consent rights set forth in this Agreement, consult in good faith with respective counsel to such Parties regarding the form and substance of any such proposed filing; provided, however, that each such pleading or document shall be consistent in all respects with the terms and conditions set forth in this Agreement; (p) timely file a formal objection (in consultation with the Ad Hoc Noteholder Group and the Ad Hoc Lender Group) to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases; (iv) seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization; (v) sustaining a challenge to the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of, any portion of the Credit Agreement Claims or Notes Claims (as applicable), or asserting any other cause of action against or with respect or relating to such Claims or any pre-petition liens securing such Claims (as applicable); (q)provide, and direct its employees, officers, advisors, and other representatives to provide, to the Consenting Noteholders, the Consenting Term Lenders, Ascent, and their respective advisors (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such Persons and without disruption to the operation of the Company’s business and (iii) such other information or access as reasonably requested by the Ad Hoc Noteholder Group, the Ad Hoc Lender Group, Ascent, or their respective legal and financial advisors or as set forth in the Information Sharing Agreement; (r) commence solicitation of votes to accept or reject the Plan by no later than the Prepetition Solicitation Commencement Date and commence the Chapter 11 Cases no later than the Petition Date Milestone; (s) file, on the Petition Date, a motion seeking approval of the DIP Facility and the use of cash collateral; (t) file, on the Petition Date, one or more motions seeking (A) conditional approval of the Disclosure Statement and the other Solicitation Materials on an interim basis, (B) approval of the Rights Offering Procedures, (C) approval of the Backstop Commitment Documents, and 29

EXECUTION VERSION (D) approval of the Disclosure Statement and the other Solicitation Materials on a final basis and confirmation of the Plan; (u) file, on the Petition Date, the First Day Pleadings and to seek interim (to the extent necessary) and final orders from the Bankruptcy Court approving such relief; (v)subject to the terms of the DIP Orders, the Backstop Approval Order, and authorization by the Bankruptcy Court, timely pay the reasonable and documented fees and expenses of the advisors to the Ad Hoc Noteholder Group, and the Ad Hoc Lender Group, arising prior to and after the Petition Date; provided that, for the avoidance of doubt, all of such fees and expenses shall be paid consistent with the Creditor Professional Agreements; and (w) provide prompt notice of any proposed amendment, modification, or waiver to any Definitive Document to all Parties (except to Ascent upon occurrence of the Non-Ascent Restructuring Toggle). 8.02.Negative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly: (a) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring; (b) take any action that is inconsistent with, or is intended to frustrate, impede, delay or obstruct the approval, implementation, and consummation of the Restructuring; (c)modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement and the Definitive Documents, including, without limitation, the Backstop Commitment Documents, the Takeback Exit Term Loan Facility Documents, and the DIP/Exit Facility Documents; (d) file any motion, pleading, or other Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not consistent with this Agreement and the Definitive Documents; (e) seek, solicit, or support any Alternative Restructuring Proposal, other than as expressly permitted under Section 9.01 hereof; (f)Transfer any material asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any Person outside the ordinary course of business without the consent of the Required Consenting Noteholders, the Required Consenting Term Lenders, and Ascent; (g) engage in any material merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than the Restructuring; 30

EXECUTION VERSION (h) seek, solicit, support, encourage, propose, assist, consent to, vote for, enter into, participate in, pursue or consummate any Alternative Transaction or any substantive discussions regarding an Alternative Transaction (other than as to respond to any such Person to advise such Person that it does not intend to engage in such discussions), subject to the provisions set forth in Section 9 of this Agreement; or (i) enter into or adopt any new Compensation Arrangements (or amend, modify, or terminate any existing Compensation Arrangements) without the consent of the Required Consenting Noteholders. Section 9.Additional Provisions Regarding Company Parties’ Commitments 9.01.Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, the Restructuring Term Sheet or any other Definitive Document shall require any of the Company Parties, their directors, managers, and officers, or the independent directors, after consulting with counsel, to take or refrain from taking any action that any such Person or Persons determines in good faith would be inconsistent with its fiduciary duties under applicable Law, including, without limitation, negotiation and consummation of a Superior Proposal. Notwithstanding the foregoing, the Company Parties acknowledge that their entry into this Agreement is consistent with their fiduciary duties. 9.02.Notice Regarding Alternative Restructuring Proposals. If any of the Company Parties receives an Alternative Restructuring Proposal or any request for information that could reasonably be expected to be used for the purpose of formulating any inquiry, offer, unsolicited proposal, or expression of interest, within forty-eight (48) hours of the receipt of such Alternative Restructuring Proposal or such request for information, the Company Parties shall notify the Consenting Creditors and Ascent in writing (electronic mail to the advisors for the Consenting Creditors and Ascent being sufficient) of the receipt thereof, with such notice to include: (i) a written description of the material terms and conditions thereof, including in such description (to the extent permissible) the identity of the Person from which such expression of interest, inquiry, proposal, offer, or request for information was received (the “Other Interested Party”) and (ii) to the extent permissible, a copy of each written communication (x) transmitted on behalf of the Other Interested Party or any of its representatives to the Company Parties or any of its representatives or (y) transmitted on behalf of the Company Parties or any of its representatives to the Other Interested Party or any of its representatives. Notwithstanding the receipt of any Alternative Restructuring Proposal or request for information, each of the Company Parties acknowledges and agrees that it is, and will continue to be, bound by its obligations set forth in this Agreement, subject to its duties under applicable law and/or its governing documents as well as its rights under Section 9.01 of this Agreement. Section 10.Transfer of Interests and Securities. 10.01. No Transfer of Existing Equity Interests. During the Agreement Effective Period, Ascent shall not Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act) in any Existing Equity Interests to any affiliated or 31

EXECUTION VERSION unaffiliated Person, including any Person in which it may hold a direct or indirect beneficial interest. 10.02. Transfer of Claims. During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in Rule 13d-3 under the Exchange Act) in any Company Claims to any affiliated or unaffiliated Person, including any Person in which it may hold a direct or indirect beneficial interest, unless: (a) either: (i) (1) with respect to any transfer by a Consenting Noteholder, the transferee executes and delivers a Transfer Agreement to counsel to the Company Parties, counsel to Ascent, counsel to the Ad Hoc Noteholder Group, counsel to the Ad Hoc Lender Group, and the Indenture Trustee, and (2) with respect to any transfer by a Consenting Term Lender, the transferee executes and delivers a Transfer Agreement to counsel to the Company Parties, counsel to Ascent, counsel to the Ad Hoc Lender Group, and counsel to the Ad Hoc Noteholder Group, in each case at or before the time of the proposed Transfer, or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claim Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer; and (b) any such proposed Transfer (as defined herein) of the Notes by a Consenting Noteholder shall be permitted only so long as such Transfer complies in all respects with the procedures and terms set forth in the Notes Indenture; and (c) any such proposed Transfer (as defined herein) of Company Claims held by a Consenting Term Lender on account of its Term Loans shall be permitted only so long as such Transfer complies in all respects with the procedures and terms set forth in the Credit Agreement. Notwithstanding anything to the contrary in this Section 10.02, a Consenting Noteholder may permit its prime broker to hold the Notes as part of a custodian agreement whereby such Consenting Noteholder retains all of its voting rights with respect to such Notes during the Agreement Effective Period until the occurrence of the Termination Date. With respect to the Transfer of any Company Claims by a Consenting Creditor, upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Consenting Creditor, as applicable, set forth in this Agreement and (if not already a Consenting Creditor) is deemed to be, and shall be, a Consenting Creditor for all purposes of this Agreement. 10.03. Qualified Market-Maker. Notwithstanding anything herein to the contrary, (i) any Consenting Creditor may Transfer any of its Company Claims to an entity that is acting in its capacity as a Qualified Market-Maker without the requirement that the Qualified Market-Maker be or become a Consenting Creditor; provided, however, that the Qualified Market-Maker subsequently Transfers all right, title and interest in such Company Claims to a transferee that is or becomes a Consenting Creditor as provided above, and the Transfer documentation between the transferor Consenting Creditor and such Qualified Market-Maker shall contain a requirement that provides as such; and (ii) to the extent any Consenting Creditor is acting in its capacity as a 32

EXECUTION VERSION Qualified Market-Maker, it may Transfer any Company Claims that it acquires from a holder of such Company Claims that is not a Consenting Creditor without the requirement that the transferee be or become a Consenting Creditor. Notwithstanding the foregoing, if, at the time of the proposed Transfer of any Company Claims to a Qualified Market-Maker, such Company Claims (x) may be voted on the Plan, the proposed transferor Consenting Creditor must first vote such Company Claims in accordance with the requirements of Section 4.02(a) hereof, or (y) have not yet been and may not yet be voted on the Plan and such Qualified Market-Maker does not Transfer such Company Claims to a subsequent transferee prior to the fifth (5th) Business Day prior to the expiration of the voting deadline (such date, the “Qualified Market-Maker Joinder Date”), such Qualified Market-Maker shall be required to (and the Transfer documentation to the Qualified Market-Maker shall have provided that it shall), on the first (1st) Business Day immediately following the Qualified Market-Maker Joinder Date, become a Consenting Creditor with respect to such Company Claims in accordance with the terms hereof (provided, that the Qualified Market-Maker shall automatically, and without further notice or action, no longer be a Consenting Creditor with respect to such Company Claims at such time that the transferee of such Company Claims becomes a Consenting Creditor with respect to such Company Claims). 10.04. Release of Transferor. Upon compliance with the requirements of Section 10.02, the transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims. Any Transfer in violation of Section 10.02 shall be void ab initio. 10.05. Acquisition of Additional Claims.Subject to this Section 10, this Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims; provided, however, that (i) such additional Company Claims shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to Ascent, counsel to the Company Parties, counsel to Ad Hoc Noteholder Group, or counsel to the Ad Hoc Lender Group) and (ii) such Consenting Creditors must provide notice of such acquisition (including the amount and type of Company Claims acquired) to counsel to Ascent, counsel to the Company Parties, counsel to the Ad Hoc Noteholder Group, and counsel to the Ad Hoc Lender Group within three (3) Business Days of such acquisition. 10.06. No Obligations of Company Parties. This Section 10 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations (including any obligation by any Company Party to issue “cleansing materials” or otherwise make a public disclosure of information) otherwise arising under such Confidentiality Agreements. 10.07. Additional Provisions Regarding Transfers. Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfers set forth in this Section 10 shall not 33

EXECUTION VERSION apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests. Section 11. Representations and Warranties of Consenting Creditors. Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement: (a) it is the beneficial or record owner of the face amount of the Company Claims, or is the nominee, investment manager, advisor or subadvisor for the beneficial holders of the Company Claims reflected in, and it is not the beneficial or record owner of any Company Claims other than those reflected in, such Consenting Creditor’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 10); (b) it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims (as may be updated pursuant to Section 10); (c) such Company Claims (as may be updated pursuant to Section 10) are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; (d)it has the full power to vote, approve changes to, and Transfer all of its Company Claims (as may be updated pursuant to Section 10) referable to it as contemplated by this Agreement subject to applicable Law; and (e)solely with respect to holders of Company Claims (as may be updated pursuant to Section 10), (i) it is either (a) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (b) not a U.S. person (as defined in Regulation S of the Securities Act), or (c) an accredited investor (as defined in the Rules). Section 12. Representations and Warranties of Ascent. Ascent represents and warrants that, as of the date it executes and delivers this Agreement: (a) it is the beneficial or record owner of the Existing Equity Interests reflected in, and it is not the beneficial or record owner of any Existing Equity Interests other than those reflected in, its signature page to this Agreement; (b) it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Existing Equity Interests; (c) such Existing Equity Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in 34

EXECUTION VERSION any way Ascent’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; (d) it has the full power to vote, approve changes to, and Transfer all of its Existing Equity Interests pursuant to this Agreement and subject to applicable Law; (e) there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Ascent after reasonable inquiry, threatened or contemplated, at Law, in equity, in arbitration or before any Governmental Entity or regulatory division, by or against Ascent or any of its subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Definitive Document, or the consummation of the Restructuring, or (b) either individually or in the aggregate, would reasonably be expected to: (i) have a material adverse effect upon, or result in a material adverse change in, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Company Parties or Reorganized Monitronics and its subsidiaries taken as a whole; (ii) cause a material impairment of the rights and remedies of the administrative agent or any lender under the DIP Facility, the New Exit Facilities, or the Takeback Exit Term Loan Facility, or of the ability of any Company Party or Reorganized Monitronics to perform its obligations under the DIP Facility, the New Exit Facilities, or the Takeback Exit Term Loan Facility; or (iii) have a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or any Definitive Document; and (f) to its knowledge, neither itself nor Monitronics nor any subsidiary of Monitronics has undergone an “ownership change,” as defined in section 382(g) of the Internal Revenue Code of 1986 (as amended), since January 1, 2016. Section 13. Representations and Warranties of Company Parties.Each Company Party (severally and not jointly) represents and warrants that as of the date such Company Party executes and delivers this Agreement: (a) to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other Company Party or other member of the Consolidated Group, and no analogous procedure has been commenced in any jurisdiction; (b)except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with any other Person with respect to Company Claims or Existing Equity Interests that have not been disclosed to all Parties to this Agreement; (c) it is not party to any asset sale or investment agreements with any other Person with respect to Company Claims or Existing Equity Interests that have not been disclosed to all Parties to this Agreement; 35

EXECUTION VERSION (d) the issuance of the Rights and the issuance of the Rights Offering Shares upon the exercise thereof shall qualify for exemption, and shall be exempt, from registration under the Securities Act; (e) to the knowledge of any Company Party, neither it nor any of its subsidiaries has undergone an “ownership change,” as defined in section 382(g) of the Internal Revenue Code of 1986 (as amended), since January 1, 2016; (f) all existing Compensation Arrangements of the members of the Consolidated Group have been disclosed to counsel to the Ad Hoc Noteholder Group; (g) there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Company Party after reasonable inquiry, threatened or contemplated, at Law, in equity, in arbitration or before any Governmental Entity or regulatory division, by or against Ascent or any of its subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Definitive Document, or the consummation of the Restructuring, or (b) either individually or in the aggregate, would reasonably be expected to: (i) have a material adverse effect upon, or result in a material adverse change in, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Company Parties or Reorganized Monitronics and its subsidiaries taken as a whole; (ii) cause a material impairment of the rights and remedies of the administrative agent or any lender under the DIP Facility, the New Exit Facilities, or the Takeback Exit Term Loan Facility, or of the ability of any Company Party or Reorganized Monitronics to perform its obligations under the DIP Facility, the New Exit Facilities, or the Takeback Exit Term Loan Facility; or (iii) have a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement or any Definitive Document; and (h) the DIP/Exit Facility Commitment, including the Fee Letter (as defined in the DIP/Exit Facility Commitment), has been entered into and is in full force and effect, and no amendment or modification of the DIP/Exit Facility Commitment or Fee Letter is contemplated, and none of the commitments in the DIP/Exit Facility Commitment or Fee Letter have been withdrawn or rescinded in any respect. With the exception of the Fee Letter, to the knowledge of the Company Parties after reasonable inquiry, there are no side letters or other agreements, contracts, arrangements or understandings to which the Company Parties are party related to the DIP Facility or New Exit Facilities or the funding or investing, as applicable, of the full amount of the DIP Facility or New Exit Facilities, other than as expressly set forth in the Fee Letter in the form delivered to the Consenting Creditors prior to the date hereof. To the knowledge of the Company Parties after reasonable inquiry, no event has occurred which, with or without notice, lapse of time or both would or would reasonably be expected to constitute a default or breach on the part of any Company Party or other party to the DIP/Exit Facility Documents. To the knowledge of the Company Parties after reasonable inquiry, there are no conditions precedent or other contingencies (A) related to the funding of the DIP Facility or New Exit Facilities or any provisions that could reduce the aggregate proceeds contemplated by the DIP/Exit Facility Commitment or (B) that could otherwise adversely affect the conditionality, enforceability or availability of the DIP/Exit Facility Commitment with respect to all or any portion of the DIP Facility or the New Exit Facilities, in each case other than as expressly set forth in the DIP/Exit 36

EXECUTION VERSION Facility Commitment. The Company Parties shall use its reasonable best efforts to maintain the DIP/Exit Facility Commitment in effect and satisfy its obligations thereunder. Section 14. Mutual Representations, Warranties, and Covenants; Further Assurances. Each Party (severally and not jointly) represents, warrants, and covenants to each other Party, as of the date such Party executed and delivered this Agreement that: (a) it is validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability; (b) except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by a governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange, third party or any other Person in order for it to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement other than any such consent or approval which has been obtained, provided, or otherwise satisfied prior to the Agreement Effective Date and which consent or approval has not been subsequently revoked; (c)the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, certificates of incorporation, bylaws, or other constitutional documents; and (d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement, on behalf of itself and its Affiliates, as applicable. Section 15.Termination Events. 15.01. Noteholder Termination Events. This Agreement may be terminated by the Required Consenting Noteholders, and such termination shall be effective immediately upon the delivery to the Company Parties, counsel to the Ad Hoc Lender Group, and Ascent of a written notice in accordance with Section 17.10, at any time after the occurrence, and during the continuation, of any of the following events, in each case, other than as contemplated by the Restructuring: (a) the (i) material breach in any respect by any Company Party or any Consenting Term Lender of any of the respective undertakings, representations, warranties, or covenants of the Company Parties or the Consenting Term Lenders, as applicable, set forth in this Agreement (it being understood and agreed that any actions and obligations required to be taken by any such Party that are included in the exhibits attached to this Agreement but not in this Agreement are to be considered “covenants” of such Party, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into 37

EXECUTION VERSION this Agreement) or (ii) failure of any Company Party or any Consenting Term Lender to act in a manner materially consistent with this Agreement (other than an immaterial failure), which breach or failure remains uncured (to the extent curable) before the earlier of (x) five (5) Business Days after the applicable Required Consenting Noteholders transmit a written notice to the Company Parties and the Consenting Term Lenders in accordance with Section 17.10 and (y) one calendar day before the Plan Effective Date contemplated herein; provided that the Required Consenting Noteholders may not terminate this Agreement pursuant to this Section 15.01(a) upon the breach or failure of any Consenting Term Lender, if at the time or during the continuation of such breach or failure, the remaining Consenting Term Lenders hold or control in excess of 662/3% of the dollar amount, and in excess of 50% in number of the holders of, the Term Loans under the Credit Agreement; (b) the failure of any Definitive Document to comply with the requirements of Section 3.02 of this Agreement, which non-compliance remains uncured for a period of five (5) Business Days after the applicable Required Consenting Noteholders transmit a written notice to the Company Parties of such breach; (c) the making public (or filing, if under the Chapter 11 Cases) of any of the Definitive Documents (including any amendment or modification thereof) that contains terms and conditions that are not consistent with this Agreement or otherwise reasonably acceptable to the Required Consenting Noteholders in accordance with this Agreement, and such public disclosure (or filing, if under the Chapter 11 Cases) is not withdrawn or such inconsistency is not amended or modified in a manner consistent with this Agreement or otherwise reasonably acceptable to the Required Consenting Noteholders in accordance with this Agreement within five (5) Business Days after the receipt by the Company Parties of notice of such breach; (d)any Company Party or any Consenting Term Lender (i)(1) communicates its intention not to support the Restructuring or (2) files, communicates, executes a definitive written agreement with respect to, or otherwise supports an Alternative Restructuring Proposal and (ii) such action has, or may be reasonably expected to have, an adverse effect on the Company Parties’ ability to consummate the Restructuring; provided that the Required Consenting Noteholders may not terminate this Agreement pursuant to this Section 15.01(d) upon such filing, communication or execution by any Consenting Term Lender if, at the time of such filing, communication or execution, the remaining Consenting Term Lenders hold or control in excess of 662/3% of the dollar amount , and in excess of 50% in number of the holders of, the Term Loans under the Credit Agreement; (e) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring, including the Plan and (ii) either (1) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Party or (2) remains in effect as of the earlier of (A) fifteen (15) Business Days after such terminating Required Consenting Noteholders transmit a written notice in accordance with Section 17.10 detailing any such issuance and (B) one (1) calendar day immediately prior to the Plan Effective Date contemplated herein; provided that this termination right may not be 38

EXECUTION VERSION exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; (f) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the applicable Required Consenting Noteholders), (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases; (iii) appointing a trustee under section 1104 of the Bankruptcy Code in one or more of the Chapter 11 Cases; (iv) dismissing one or more of the Chapter 11 Cases, (v) terminating exclusivity under Bankruptcy Code section 1121, or (vi) rejecting this Agreement; (g) if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement; (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i); (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets; (iv) makes a general assignment or arrangement for the benefit of creditors; or (v) takes any corporate action for the purpose of authorizing any of the foregoing; (h) an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any asset of any Company Party that would materially and adversely affect the Company Party’s operational or financial performance; (i) any Company Party or any Consenting Term Lender files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement, the relief requested by such motion has, or may be reasonably expected to have, a material adverse effect on the Company Parties’ ability to consummate the Restructuring, and such motion has not been withdrawn within two (2) Business Days of the receipt by the Company Parties or the Consenting Term Lenders, as applicable, of written notice from the Required Consenting Noteholders that such motion or pleading is inconsistent with this Agreement; provided that the Required Consenting Noteholders may not terminate this Agreement pursuant to this Section 15.01(i) upon such filing by any Consenting Term Lender if, at the time of such filing, the remaining Consenting Term Lenders hold or control in excess of 662/3% of the dollar amount, and in excess of 50% in number of holders of, the Term Loans under the Credit Agreement; (j) the Bankruptcy Court enters an order in the Chapter 11 Cases, or any Company Party moves or consents to, terminating any Company Party’s exclusive right to file a plan or plans of reorganization under section 1121 of the Bankruptcy Code; 39

EXECUTION VERSION (k) the termination of or the exercise of any remedies under the DIP Facility or any agreement regarding any Company Party’s use of cash collateral; (l) the termination or material breach of the Put Option Agreement; provided that this termination right may not be exercised by any Noteholder if such Noteholder failed to perform or comply in any material respect with the terms and conditions of this Agreement or the Put Option Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of the termination or material breach of the Put Option Agreement; (m) the Bankruptcy Court grants relief that is inconsistent in any respect with, or enters an order rejecting, this Agreement and such inconsistent relief is not dismissed, vacated, or modified to be consistent with this Agreement before the earlier of (x) five (5) Business Days after the applicable Required Consenting Noteholders transmit a written notice to the Company Parties that such relief is inconsistent with the agreement and (y) one calendar day before the Plan Effective Date contemplated herein; (n) Ascent takes any action that has, or is reasonably expected to have, a material adverse effect on the Company Parties’ ability to consummate the Non-Ascent Restructuring; or (o)the Company Parties shall not have complied with any of the RSA Milestones (unless such RSA Milestone is waived or amended in accordance with Section 16 of this Agreement). Notwithstanding anything to the contrary in this Section 15.01, the Required Consenting Noteholders may not terminate this Agreement: (a) due solely to the occurrence of the Non-Ascent Restructuring Toggle, (b) due solely to a ruling by the Bankruptcy Court requiring a modification to the Solicitation Materials solely with respect to the Cash Payout, in which event the Parties will work together in good faith to address the Bankruptcy Court’s concerns in a manner consistent with all other material terms of the Restructuring, or (c) pursuant to Section 15.01(b) or (c) solely if the Definitive Document that gives rise to such termination right is the Information Sharing Agreement and/or the TSA. 15.02. First Lien Term Lender Termination Events. This Agreement may be terminated by the Required Consenting Term Lenders, and such termination shall be effective immediately upon the delivery to the Company Parties, the Consenting Noteholders, and Ascent of a written notice in accordance with Section 17.10, at any time after the occurrence, and during the continuation, of any of the following events, in each case, other than as contemplated by the Restructuring: (a) the (i) material breach in any respect by any Company Party or any Consenting Noteholder of any of the respective undertakings, representations, warranties, or covenants of the Company Parties or the Consenting Noteholders, as applicable, set forth in this Agreement (it being understood and agreed that any actions and obligations required to be taken by any such Party that are included in the exhibits attached to this Agreement but not in this Agreement are to be considered “covenants” of such Party, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into 40

EXECUTION VERSION this Agreement) or (ii) failure of any Company Party or any Consenting Noteholder to act in a manner materially consistent with this Agreement (other than an immaterial failure), which breach or failure remains uncured (to the extent curable) before the earlier of (x) five (5) Business Days after the applicable Required Consenting Term Lenders transmit a written notice to the Company Parties and the Consenting Noteholders in accordance with Section 17.10 and (y) one calendar day before the Plan Effective Date contemplated herein; provided that the Required Consenting Term Lenders may not terminate this Agreement pursuant to this Section 15.02(a) upon the breach or failure of any Consenting Noteholder if, at the time or during the continuation of such breach or failure, the remaining Consenting Noteholders hold or control in excess of 662/3% of the dollar amount of the Notes under the Notes Indenture; (b) the failure of any Definitive Document to comply with the requirements of Section 3.02 of this Agreement, which non-compliance remains uncured for a period of five (5) Business Days after the applicable Required Consenting Term Lenders transmit a written notice to the Company Parties of such breach; (c) the making public (or filing, if under the Chapter 11 Cases) of any of the Definitive Documents (including any amendment or modification thereof) that contains terms and conditions that are not consistent with this Agreement or otherwise reasonably acceptable to the Required Consenting Term Lenders in accordance with this Agreement, and such public disclosure (or filing, if under the Chapter 11 Cases) is not withdrawn or such inconsistency is not amended or modified in a manner consistent with this Agreement or otherwise reasonably acceptable to the Required Consenting Term Lenders in accordance with this Agreement within five (5) Business Days after the receipt by the Company Parties of notice of such breach; (d)any Company Party or any Consenting Noteholder (i)(1) communicates its intention not to support the Restructuring or (2) files, communicates, executes a definitive written agreement with respect to, or otherwise supports an Alternative Restructuring Proposal and (ii) such action has, or may be reasonably expected to have, an adverse effect on the Company Parties’ ability to consummate the Restructuring; provided that the Required Consenting Term Lenders may not terminate this Agreement pursuant to this Section 15.02(d) upon such filing, communication or execution by any Consenting Noteholder if, at the time of such filing, communication or execution, the remaining Consenting Noteholders hold or control in excess of 662/3% of the dollar amount of the Notes under the Notes Indenture; (e) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring, including the Plan and (ii) either (1) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Party or (2) remains in effect as of the earlier of (A) fifteen (15) Business Days after such terminating Required Consenting Term Lenders transmit a written notice in accordance with Section 17.10 detailing any such issuance and (B) one (1) calendar day immediately prior to the Plan Effective Date contemplated herein; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; 41

EXECUTION VERSION (f) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the applicable Required Consenting Term Lenders), (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases; (iii) appointing a trustee under section 1104 of the Bankruptcy Code in one or more of the Chapter 11 Cases; (iv) dismissing one or more of the Chapter 11 Cases, (v) terminating exclusivity under Bankruptcy Code section 1121, or (vi) rejecting this Agreement; (g) if any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement; (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (i); (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets; (iv) makes a general assignment or arrangement for the benefit of creditors; or (v) takes any corporate action for the purpose of authorizing any of the foregoing; (h) an order is entered by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any asset of any Company Party that would materially and adversely affect the Company Party’s operational or financial performance; (i) any Company Party or any Consenting Noteholder files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement, the relief requested by such motion has, or may be reasonably expected to have, a material adverse effect on the Company Parties’ ability to consummate the Restructuring, and such motion has not been withdrawn within two (2) Business Days of the receipt by the Company Parties or the Consenting Noteholders, as applicable, of written notice from such Required Consenting Term Lenders that such motion or pleading is inconsistent with this Agreement; provided that the Required Consenting Term Lenders may not terminate this Agreement pursuant to this Section 15.02(i) upon such filing by any Consenting Noteholder if, at the time of such filing, the remaining Consenting Noteholders hold or control in excess of 662/3% of the dollar amount of the Notes under the Notes Indenture; (j) the Bankruptcy Court enters an order in the Chapter 11 Cases, or any Company Party moves or consents to, terminating any Company Party’s exclusive right to file a plan or plans of reorganization under section 1121 of the Bankruptcy Code; (k) the termination of or the exercise of any remedies under the DIP Facility or any agreement regarding any Company Party’s use of cash collateral; 42

EXECUTION VERSION (l) the termination or material breach of the Put Option Agreement, including, for the avoidance of doubt, the failure of (i) any Equity Commitment Party to make its respective Equity Commitment Commitment, Agreement; or (ii) any Backstop Commitment Party to make its respective Backstop in each case, in accordance with the terms and conditions of the Put Option (m) the Bankruptcy Court grants relief that is inconsistent in any respect with, or enters an order rejecting, this Agreement and such inconsistent relief is not dismissed, vacated, or modified to be consistent with this Agreement before the earlier of (x) five (5) Business Days after the applicable Required Consenting Term Lenders transmit a written notice to the Company Parties that such relief is inconsistent with the agreement and (y) one calendar day before the Plan Effective Date contemplated herein; (n)the failure of Monitronics to exercise its put option to cause the Backstop Commitment Parties to purchase the Backstop Commitment Shares in accordance with the Backstop Commitments pursuant and subject to the terms and conditions set forth in this Agreement and the Put Option Agreement; (o) Ascent takes any action that has, or is reasonably expected to have, a material adverse effect on the Company Parties’ ability to consummate the Non-Ascent Restructuring; or (p) the Company Parties shall not have complied with any RSA Milestone (unless such RSA Milestone is waived or amended in accordance with Section 16 of this Agreement). Notwithstanding anything to the contrary in this Section 15.02, the Required Consenting Term Lenders may not terminate this Agreement: (a) due solely to the occurrence of the Non-Ascent Restructuring Toggle, (b) due solely to a ruling by the Bankruptcy Court requiring a modification to the Solicitation Materials solely with respect to the Cash Payout, in which event the Parties will work together in good faith to address the Bankruptcy Court’s concerns in a manner consistent with all other material terms of the Restructuring, or (c) pursuant to Section 15.02(b) or (c) solely if the Definitive Document that gives rise to such termination right is the Information Sharing Agreement and/or the TSA. 15.03. Company Party Termination Events. This Agreement may be terminated by the Company Parties, and such termination shall be effective immediately upon the delivery to the Consenting Noteholders, the Consenting Term Lenders, and Ascent of a written notice in accordance with Section 17.10, at any time after the occurrence, and during the continuation, of any of the following events, in each case, other than as contemplated by the Restructuring: (a) the material breach by any Consenting Noteholder or any Consenting Term Lender of any of the respective undertakings, representations, warranties, or covenants set forth in this Agreement of the Consenting Noteholders or the Consenting Term Lenders, as applicable, that remains uncured for a period of five (5) Business Days after the Company Parties transmit a written notice of such breach to the Consenting Noteholders, the Consenting Term Lenders, and Ascent in accordance with Section 17.10; provided, that the Company Parties may not terminate this Agreement pursuant to this Section 15.03(a) upon the breach or failure of (i) any Consenting 43

EXECUTION VERSION Noteholder if, at the time or during the continuation of such breach or failure, the remaining Consenting Noteholders hold or control in excess of 662/3% of the dollar amount of the Notes under the Notes Indenture, or (ii) any Consenting Term Lender, if at the time or during the continuation of such breach or failure, the remaining Consenting Term Lenders hold or control in excess of 662/3% of the dollar amount, and in excess of 50% in number of holders of, the Term Loans under the Credit Agreement; (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 17.10 detailing any such issuance; provided that this termination right shall not be exercised if any Company Party sought or requested, directly or indirectly, such ruling or order in contravention of any obligation or restriction set out in, or is in a manner inconsistent with, this Agreement; or (c) upon the date and time that is three (3) Business Days after the delivery of notice by the Company Parties that they are exercising their rights in accordance with Section 9.01 hereof. Notwithstanding anything to the contrary in this Section 15.03, the Company Parties may not terminate this Agreement: (a) due solely to the occurrence of the Non-Ascent Restructuring Toggle, or (b) due solely to a ruling by the Bankruptcy Court requiring a modification to the Solicitation Materials, in which event the Parties will work together in good faith to address the Bankruptcy Court’s concerns in a manner consistent with all other material terms of the Restructuring. 15.04. Ascent Termination Events. This Agreement may be terminated, solely as to Ascent, by Ascent, and such termination shall be effective immediately upon the delivery to the Company Parties, the Consenting Noteholders, and the Consenting Term Lenders of a written notice in accordance with Section 17.10, at any time after the occurrence, and during the continuation, of any of the following events, in each case, other than as contemplated by the Restructuring; provided that Ascent shall have no termination right under this Section 15.04 after the occurrence of the Non-Ascent Restructuring Toggle: (a)the (i) material breach in any respect by any Company Party, any Consenting Noteholder, or any Consenting Term Lender of any of the undertakings, representations, warranties, or covenants of the Company Parties, the Consenting Noteholders, or the Consenting Term Lenders, as applicable, set forth in this Agreement (it being understood and agreed that any actions and obligations required to be taken by any such Party that are included in the exhibits attached to this Agreement but not in this Agreement are to be considered “covenants” of such Party, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in any of the exhibits to be re-copied into this Agreement) or (ii) failure of any Company Party, any Consenting Noteholder, or any Consenting Term Lender to act in a manner materially consistent with this Agreement and/or the Term Sheet (other than an immaterial failure), which breach or failure remains uncured (to the extent curable) before the earlier of (x) 44

EXECUTION VERSION five (5) Business Days after Ascent transmits a written notice to the Company Parties, the Consenting Noteholders, and the Consenting Term Lenders, in accordance with Section 17.10 and (y) one calendar day before the Plan Effective Date contemplated herein; provided that Ascent may not terminate this Agreement pursuant to this Section 15.04(a) upon the breach or failure of (i) any Consenting Noteholder if, at the time or during the continuation of such breach or failure, the remaining Consenting Noteholders hold or control in excess of 662/3% of the dollar amount of the Notes under the Notes Indenture, or (ii) any Consenting Term Lender, if at the time or during the continuation of such breach or failure, the remaining Consenting Term Lenders hold or control in excess of 662/3% of the dollar amount, and in excess of 50% in number of holders of, the Term Loans under the Credit Agreement; (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring, including the Plan and (ii) either (1) such ruling, judgment or order has been issued at the request of or with the acquiescence of any Company Party or (2) remains in effect as of the earlier of (i) fifteen (15) Business Days after Ascent transmits a written notice in accordance with Section 17.10 detailing any such issuance and (ii) one (1) calendar day immediately prior to any proposed Plan Effective Date; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; (c)the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of Ascent), (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases; (iii) appointing a trustee under section 1104 of the Bankruptcy Code in one or more of the Chapter 11 Cases; (iv) dismissing one or more of the Chapter 11 Cases, or (v) terminating exclusivity under Bankruptcy Code section 1121; (d) any Company Party, any Consenting Noteholder, or any Consenting Term Lender files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement, the relief requested by such motion has, or may be reasonably expected to have, a material adverse effect on the Company Parties’ ability to consummate the Restructuring, and such motion has not been withdrawn within two (2) Business Days of the receipt by the Company Parties, the Consenting Noteholders, or the Consenting Term Lenders, as applicable, of written notice from Ascent that such motion or pleading is inconsistent with this Agreement; provided that Ascent may not terminate this Agreement pursuant to this Section 15.04(d) upon such filing, communication or execution by (i) any Consenting Noteholder if, at the time of such filing, communication or execution, the remaining Consenting Noteholders hold or control in excess of 662/3% of the dollar amount of the Notes under the Notes Indenture, or (ii) any Consenting Term Lender, if at the time of such filing, communication or execution, the remaining Consenting Term Lenders hold or control in excess of 662/3% of the dollar amount, and in excess of 50% in number of holders of, the Term Loans under the Credit Agreement; or 45

EXECUTION VERSION (e) any Company Party, any Consenting Noteholder, or any Consenting Term Lender (i)(A) communicates its intention not to support the Restructuring or (B) files, communicates, executes a definitive written agreement with respect to or otherwise supports an Alternative Restructuring Proposal and (ii) such action has, or may be reasonably expected to have, an adverse effect on the Company Parties’ ability to consummate the Restructuring; provided that Ascent may not terminate this Agreement pursuant to this Section 15.04(e) upon such filing by (i) any Consenting Noteholder if, at the time of such filing, the remaining Consenting Noteholders hold or control in excess of 662/3% of the dollar amount of the Notes under the Notes Indenture, or (ii) any Consenting Term Lender, if at the time of such filing, the remaining Consenting Term Lenders hold or control in excess of 662/3% of the dollar amount, and in excess of 50% in number of holders of, the Term Loans under the Credit Agreement. Notwithstanding anything to the contrary herein, Ascent may not terminate this Agreement (a) pursuant to this Section 15.04 to the extent the Ascent Termination Event arises from an action or failure on the part of the Company Parties that is within Ascent’s control, or (b) due solely to a ruling by the Bankruptcy Court requiring a modification to the Solicitation Materials, in which event the Parties will work together in good faith to address the Bankruptcy Court’s concerns in a manner consistent with all other material terms of the Restructuring. 15.05. Mutual Termination.This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Noteholders; (b) the Required Consenting Term Lenders; (c) Ascent; and (d) Monitronics; provided, however, that after the occurrence of the Non-Ascent Restructuring Toggle, this Agreement and the obligations of all Parties hereunder may be terminated by mutual written agreement of the Required Consenting Noteholders, the Required Consenting Term Lenders and Monitronics. 15.06. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the earlier of (i) the Plan Effective Date and (ii) the Outside Date. 15.07. Limitation on Termination Rights. A Party may not terminate this Agreement pursuant to Sections 15.01 - 15.04 if such Party failed to perform or comply in any material respect with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more termination events specified herein. 15.08. Effect of Termination. Except as set forth in Section 17.17, upon the occurrence of a Termination Date, as applicable, this Agreement shall be of no further force and effect, and each Party shall be released from its respective commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any Claims or causes of action; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or nonperformance of its obligations under this Agreement prior to the Termination Date. Upon the occurrence of a Termination Date prior to the Plan Effective Date, any consent, agreement, 46

EXECUTION VERSION undertaking, tender, waiver, forbearance, ballot, or vote delivered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise. Notwithstanding anything to the contrary in this Agreement, the foregoing shall not be construed to prohibit any Party from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party, to protect and preserve its rights (including rights under this Agreement or any Definitive Document), remedies, and interests, including its claims against any other Party. For the avoidance of doubt, the automatic stay arising under section 362 of the Bankruptcy Code shall be deemed waived or modified solely for purposes of providing notice or exercising rights hereunder. Section 16. Amendments and Waivers. (a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 16 and subject to Section 3.02. (b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, only in a writing signed by the Company Parties, the Required Consenting Noteholders, the Required Consenting Term Lenders, and Ascent; provided that (i) any waiver, modification, amendment or supplement to this Section 16(b) shall require the prior written consent of each Party; (ii) any waiver, modification, amendment or supplement to the definition of Required Consenting First Lien Lenders and/or Required Consenting Noteholders, respectively, shall require the prior written consent of each applicable Consenting Creditor that is a member of the Ad Hoc Lender Group and/or the Ad Hoc Noteholder Group, respectively; and (iii) any waiver, modification, amendment or supplement that disproportionately and adversely affects the economic recoveries or treatment of any Consenting Noteholder or Consenting Term Lender, relative to the other Consenting Noteholders or Consenting Term Lenders, respectively, may not be made without the prior written consent of each such affected Consenting Noteholder or Consenting Term Lender; provided further that after the occurrence of the Non-Ascent Restructuring Toggle, the Company Parties, the Required Consenting Noteholders, and the Required Consenting Term Lenders may modify, amend or supplement this Agreement, or waive a condition or requirement of this Agreement, in writing pursuant to this Section 16(b) without the consent of Ascent. Notwithstanding anything to the contrary in this Section 16, this Agreement may not be modified, amended or supplemented in any way that modifies the obligations of or adversely affects the rights of Ascent, in each case, without the written consent of Ascent. (c) Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 16 shall be ineffective and void ab initio. 47

EXECUTION VERSION (d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law. Section 17.Miscellaneous. 17.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation shall be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law. 17.02. Exhibits Incorporated by Reference; Conflicts.Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern. 17.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to cooperate with each other in good faith in connection with, and shall exercise good faith and commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation, and consummation of the Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary and appropriate to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement; provided however that this Section 17.03 shall not limit the right of any Party to exercise any right or remedy provided for in this Agreement. 17.04. Complete Agreement.Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. 17.05. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT (AND ANY CLAIMS OR CAUSE OF ACTION ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN 48

EXECUTION VERSION ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each of the Parties irrevocably and unconditionally agrees that, subject to the immediately following sentence of this Section 17.05, any legal action, suit, or proceeding against it with respect to any matter arising under, out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Agreement, each of the Parties: (a) irrevocably submits itself to the nonexclusive jurisdiction of such court, (b) waives any objection to laying venue in any such action, suit, or proceeding and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over such Party. Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising under, out of or in connection with this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under, out of or in connection with this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party. 17.06. TRIAL BY JURY WAIVER. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT, OR STATUTE). 17.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. Signature pages executed by each of the Parties shall be delivered to counsel to each of the other Parties in unredacted form (which signature pages may be delivered by counsel); provided that such signature pages may only be delivered to the individual Consenting Creditors in a redacted form that removes such Consenting Creditors’ holdings; provided further that such signature pages shall be subject to Section 17.21. 17.08. Rules of Construction. (a)This Agreement is the product of negotiations among the Company Parties, the Consenting Creditors and Ascent, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any 49

EXECUTION VERSION portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties, the Consenting Creditors and Ascent were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. (b) The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit, or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth in this Agreement), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise specified, all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified, or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights, and (g) the term “reasonably acceptable” shall be construed to include a proviso that the accepting party will not unreasonably withhold or delay its consent. 17.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other Person. 17.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice): (a) if to a Company Party, to: Monitronics International, Inc. 1990 Wittington Place 50

EXECUTION VERSION Farmers Branch, TX 75234 Attn:William E. Niles (wniles@ascentcapitalgroupinc.com) Fred Graffam (fGraffam@mymoni.com) with copies to: Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attn:Roger G. Schwartz (roger.schwartz@lw.com) David A. Hammerman (david.hammerman@lw.com) (b) if to a Consenting Creditor, to each Consenting Creditor at the addresses or e-mail addresses set forth below the Consenting Creditor’s signature page to this Agreement (or to the signature page to a Joinder or Transfer Agreement in the case of any Consenting Creditor that becomes a Party after the initial Agreement Effective Date): with a copy to (which shall not constitute notice): For the Consenting Noteholders: Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038 Attn:Kristopher M. Hansen (khansen@stroock.com) Sayan Bhattacharyya (sbhattacharyya@stroock.com) For the Consenting Term Lenders: Jones Day 250 Vesey Street New York, NY 10281 Attn:Scott J. Greenberg (sgreenberg@jonesday.com) Michael C. Schneidereit (mschneidereit@jonesday.com) (c) if to Ascent, to: Baker Botts L.L.P. 30 Rockefeller Plaza New York, NY 10112 Attn:Renee L. Wilm (renee.wilm@bakerbotts.com) Emanuel. Grillo (emanuel.grillo@bakerbotts.com) Any notice given by delivery, mail, or courier shall be effective when received. 51

EXECUTION VERSION 17.11. Independent Due Diligence and Decision Making. Each Consenting Creditor and Ascent hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial, and other conditions, and prospects of the Company Parties. 17.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code solely for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required. 17.13. Waiver. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement. 17.14. Specific Performance.It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual remedy of any such breach, including an order of the Bankruptcy Court or competent jurisdiction requiring any Party to comply promptly with any of hereunder. damages) as a other court of its obligations 17.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint. 17.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable. 17.17. Survival. Notwithstanding (a) any Transfer of any Company Claims in accordance with Section 10 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 15.08, Section 17 and any confidentiality provisions shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof; provided, further, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination. 17.18. Remedies Cumulative.All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not 52

EXECUTION VERSION preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. 17.19. Capacities of Consenting Creditors. Each Consenting Creditor has entered into this Agreement on account of all Company Claims that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims. Notwithstanding any other provision of this Agreement, each Consenting Creditor has entered into this Agreement solely in its capacity as a holder of Company Claims, and the commitments and obligations of Consenting Creditors under this Agreement do not apply to any Consenting Creditor in its capacity as the beneficial owner (or the nominee, investment manager, advisor or subadvisor for the beneficial owner) of Ascent Equity Interests. 17.20. Email Consents.Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Company Parties, the Required Consenting Noteholders, the Required Consenting Term Lenders, or Ascent, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel. 17.21. Confidentiality and Publicity. (a) No Party shall (1) use the name or any other identifying information of any Noteholder or First Lien Term Lender in any communication regarding the matters contemplated hereby (including a press release, pleading, or other publicly available document) (other than a communication with the legal, accounting, financial, and other advisors to the Company Parties who are under obligations of confidentiality to the Company Parties with respect to such communication, and whose compliance with such obligations the Company Parties shall be responsible for) without such Noteholder’s or First Lien Term Lender’s prior written consent; provided that, this subsection (a)(1) shall not prevent any Party from complying with applicable Law, including any disclosure requirements in the Chapter 11 Cases, or enforcing or preserving its rights under this Agreement against any other Party, or (2) disclose to any Person (including for the avoidance of doubt, any other Noteholder or First Lien Term Lender), other than legal, accounting, financial, and other advisors to the Company Parties, the name or the principal amount or percentage of the Company Claims held by any Noteholder or First Lien Term Lender or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims acquired pursuant to any Transfer); provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims held collectively by the Consenting Noteholders and/or collectively by the Consenting Term Lenders. (b) Notwithstanding the foregoing, the Consenting Creditors hereby consent to the disclosure of the execution, terms, and contents of this Agreement by the Company Parties in the 53

EXECUTION VERSION Definitive Documents or as otherwise required by law or regulation; provided, however, that (i) if any of the Company Parties or Ascent determines that they are required to attach a copy of this Agreement, any Joinder or Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or identifying information concerning a specific Consenting Creditor and such Consenting Creditor’s name and holdings (including before filing any pleading with the Bankruptcy Court) and (ii) if disclosure of identifying information of any Consenting Noteholder or Consenting Term Lender is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Noteholder or Consenting Term Lender, as applicable (who shall have the right to seek a protective order prior to disclosure). Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement. (c) Ascent and Monitronics shall consult with the advisors to the Ad Hoc Noteholder Group and the Ad Hoc Lender Group before issuing any press release or making any public filing announcing entry into this Agreement or any of the Definitive Documents and shall submit drafts to the advisors to the Ad Hoc Noteholder Group and the Ad Hoc Lender Group of any such press releases or other public filings as soon as reasonably practicable prior to making any such disclosure, and shall afford such advisors a reasonable opportunity to comment on such documents and disclosures, and such documents and disclosures shall be in form and substance reasonably acceptable to such advisors; provided that Ascent and Monitronics shall be permitted, upon twenty-four (24) hours’ notice to the Ad Hoc Noteholder Group and the Ad Hoc Lender Group, to make any filings with the SEC as either of their respective counsel shall determine to be necessary to cause Ascent or Monitronics to comply with this Agreement. 17.22. Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Creditors under this Agreement shall be several, not joint. None of the Consenting Creditors shall, solely as a result of entering into this Agreement, have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Creditors, Ascent, any of Ascent’s respective creditors or other stakeholders, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Creditors, in each case except as expressly set forth in this Agreement. No prior history, pattern, or practice of sharing confidence among or between any of the Consenting Creditors, Ascent and/or the Company Parties shall in any way affect or negate this understanding and agreement. It is understood and agreed that any Consenting Creditor may trade in the Company Claims without the consent of any other Party, subject to applicable securities laws and the terms of this Agreement. No Party hereto shall have any responsibility with respect to the Transfer of any Company Claims by any other Party by virtue of this Agreement. The Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt, no Consenting Creditor shall, nor shall any action taken by a Consenting Creditor pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Creditor with respect to the 54

EXECUTION VERSION obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Creditors are in any way acting as a group. 17.23. Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect, or consequential damages or damages for lost profits. IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written. [Signatures Follow] 55

Schedule 1 RSA Milestones 1. The Company Parties shall commence solicitation of votes to accept or reject the Plan within twelve (12) days following the Agreement Effective Date (the “Prepetition Solicitation Commencement Date”). 2. The Put Option Agreement shall be entered into and an executed copy shall be delivered to all Parties by the date that is no later than five (5) Business Days after the Agreement Effective Date. 3. The prepetition solicitation of votes to accept or reject the Plan shall be completed by the date that is no later than twenty (20) days after the Prepetition Solicitation Commencement Date (the “Prepetition Solicitation Deadline”). 4. A final agreement with respect to the material terms of the DIP Facility shall be agreed upon by the Parties and the DIP Lenders by the date that is no later than one (1) day prior to the Petition Date. 5. The Company Parties shall commence the Chapter 11 Cases by filing voluntary petitions under chapter 11 of the Bankruptcy Code with the Bankruptcy Court by the date that is no later than five (5) Business Days after the Prepetition Solicitation Deadline (the “Petition Date Milestone”). 6. The Company Parties shall file on the Petition Date: a. the First Day Pleadings, b. the Plan and the Disclosure Statement, and one or more motions seeking (A) conditional approval of the Disclosure Statement and the other Solicitation Materials on an interim basis, (B) approval of the Rights Offering Procedures, (C) approval of the Backstop Commitment Documents, and (D) approval of the Disclosure Statement and the other Solicitation Materials on a final basis and confirmation of the Plan; and c. a motion seeking approval of the DIP Facility and the use of cash collateral. 7. The Bankruptcy Court shall have entered one or more orders conditionally approving the Disclosure Statement and the other Solicitation Materials on an interim basis and approving the Rights Offering Procedures by the date that is no later than three (3) days after the Petition Date. 8. The Bankruptcy Court shall have entered the Final DIP Order (as defined in the Restructuring Term Sheet) by the date that is no later than forty-five (45) days after the Petition Date.

9. The Bankruptcy Court shall have entered the Backstop Approval Order by the date that is no later than forty-five (45) days after the Petition Date. 10. The Bankruptcy Court shall have entered an order approving the Disclosure Statement and the other Solicitation Materials on a final basis by the date that is no later than sixty (60) days after the Petition Date. 11. The Bankruptcy Court shall have entered an order confirming the Plan by the date that is no later than sixty (60) days after the Petition Date. 12. The Plan shall become effective by the date that is no later than seventy-five (75) days after the Petition Date.

Schedule 2 Specified Defaults1 1. Any Default or Event of Default arising due to the failure of the Borrower to satisfy the requirement of Section 6.01(a) of the Credit Agreement that the report and opinion of Ernst & Young, KPMG or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders delivered with respect to the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal year ended December 31, 2018, and the related consolidated statement of income or operations, and consolidated statement of changes in shareholders’ equity, and cash flows for such fiscal year, not include an explanatory paragraph expressing substantial doubt about the ability of the Borrower or any Loan Party to continue as a going concern or any qualification or exception as to the scope of such audit. 2. Any Default or Event of Default under Section 7.11(c) of the Credit Agreement with respect to the Consolidated Senior Secured Eligible RMR Leverage Ratio as of the fiscal quarter ending March 31, 2019. 3. Any Default or Event of Default under Section 8.01(e) of the Credit Agreement, resulting from the Borrower’s failure to make the interest payment due on April 1, 2019 under the Senior Unsecured Notes. 4. Any Event of Default (as defined in the Notes Indenture) under Section 6.1(2) of the Notes Indenture resulting from the Borrower’s failure to make the interest payment due on the Notes on April 1, 2019 pursuant to the Notes and the Notes Indenture. 1 Capitalized terms used in this Schedule 2 but not defined herein or in the Agreement have the meanings ascribed to them in the Credit Agreement.

EXHIBIT A Restructuring Term Sheet

EXECUTION VERSION MONITRONICS INTERNATIONAL, INC. RESTRUCTURING TERM SHEET This term sheet (collectively with all exhibits, annexes and schedules hereto, as each may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms of the Restructuring Support Agreement, this “Restructuring Term Sheet”), which is Exhibit A to the Restructuring Support Agreement, dated as of May 20, 2019 (collectively with all exhibits, annexes, and schedules thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”),1 summarizes certain terms and conditions (and does not purport to summarize all of the terms and conditions) of the proposed restructuring transactions for Monitronics International, Inc., a Texas corporation (“Monitronics”), and each of its direct and indirect domestic subsidiaries that are signatories to the Restructuring Support Agreement (collectively, with Monitronics, each a “Company Party,” and collectively, the “Company Parties”), in accordance with, subject to the terms and conditions in, and consistent in all material respects with the Restructuring Support Agreement (the “Restructuring”). THIS RESTRUCTURING TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER TO SELL OR BUY, OR THE SOLICITATION OF AN OFFER TO SELL OR BUY ANY SECURITIES OR A SOLICITATION OR ACCEPTANCE OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE (AS DEFINED BELOW), IT BEING UNDERSTOOD THAT ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH APPLICABLE LAW. Without limiting the generality of the foregoing, this Restructuring Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of the Definitive Documents (as defined in the Restructuring Support Agreement). This Restructuring Term Sheet is provided as part of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any applicable statutes, doctrines or rules protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. 1 Capitalized terms used but not otherwise defined in this Restructuring Term Sheet have the meanings ascribed to such terms in the Restructuring Support Agreement. Material Restructuring Terms Chapter 11 Cases This Restructuring Term Sheet contemplates the restructuring of Monitronics and each of the Company Parties.The

2 Restructuring will be consummated through voluntary cases (the “Chapter 11 Cases”) commenced by each of the Company Parties under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) and pursuant to a partial prepackaged chapter 11 plan of reorganization consistent in all material respects with the Restructuring Support Agreement and this Restructuring Term Sheet (collectively with all exhibits, annexes and schedules thereto, as each may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with its terms and the terms of the Restructuring Support Agreement, the “Plan”) to be confirmed by the Bankruptcy Court. Restructuring Support Agreement To effectuate the Restructuring, the following parties will enter into the Restructuring Support Agreement: (i) the Company Parties; (ii) certain of the beneficial owners (or nominees, investment managers, advisors or subadvisors for the beneficial owners) (each, a “Noteholder”) of the 9.125% Senior Notes due 2020 (the “Notes”) issued pursuant to that certain Indenture dated as of March 23, 2012 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with the terms thereof, the “Notes Indenture”), by and among Monitronics, the guarantors named thereunder, and U.S. Bank National Association, as trustee, (those Noteholders that are signatories to the Restructuring Support Agreement are referred to as the “Consenting Noteholders”); (iii) certain of the Term Lenders (as defined in the Credit Agreement) (the “First Lien Term Lenders”) party to the Credit Agreement (those First Lien Term Lenders that are signatories to the Restructuring Support Agreement are referred to as the “Consenting Term Lenders”); and (iv) Ascent Capital Group, Inc. (“Ascent”). Summary of Restructuring In connection with the Restructuring: (i) solely to the extent that the Non-Ascent Restructuring Toggle has not occurred, the Merger shall be consummated on the terms set forth in the Restructuring Support Agreement, this Restructuring Term Sheet, and in the Rights Offering and Equity Commitment Term Sheet; (ii) within five (5) days of the Petition Date, the Debtors shall

3 commence the Rights Offering (as defined in the Rights Offering and Equity Commitment Term Sheet) in accordance with the terms and conditions set forth in the Restructuring Support Agreement, this Restructuring Term Sheet, the Rights Offering and Equity Commitment Term Sheet, and the Put Option Agreement; (iii) the Backstop Commitment Parties (as defined in the Restructuring Support Agreement) will backstop (a) the Rights Offering up to the full Aggregate Rights Offering Amount (as defined in the Rights Offering and Equity Commitment Term Sheet), and (b) the Net Cash Shortfall Amount or Ascent Default Amount (each as defined in the Rights Offering and Equity Commitment Term Sheet), as applicable, on the terms and conditions set forth in the Restructuring Support Agreement, this Restructuring Term Sheet, the Rights Offering and Equity Commitment Term Sheet, and the Put Option Agreement; (iv) the Equity Commitment Parties (as defined in the Restructuring Support Agreement) will purchase the Equity Commitment Shares (as defined in the Rights Offering and Equity Commitment Term Sheet) for an aggregate purchase price of $100 million, payable by exchanging an aggregate principal amount of $100 million of Contributed Term Loans (as defined in the Rights Offering and Equity Commitment Term Sheet) on the terms and conditions set forth in the Restructuring Support Agreement, this Restructuring Term Sheet, the Rights Offering and Equity Commitment Term Sheet, and the Put Option Agreement; (v) the Company Parties and the “Lenders” (as defined in the Takeback Exit Term Loan Facility Term Sheet (as defined in the Restructuring Support Agreement)) (the “Takeback Exit Term Loan Facility Lenders”) will enter into the Takeback Exit Term Loan Facility (as defined below) on the terms and conditions set forth in the Restructuring Support Agreement, this Restructuring Term Sheet, the Takeback Exit Term Loan Facility Term Sheet (as defined in the Restructuring Support Agreement), and the Takeback Exit Term Loan Facility Documents (as defined in the Restructuring Support Agreement); (vi) the Company Parties and the “Lenders” (as defined in the DIP/Exit Facility Commitment) (the “New Exit Facility Lenders”) will enter into the New Exit Facilities (as defined below) on the terms and conditions set forth in the Restructuring Support Agreement, this Restructuring Term

4 Sheet, the DIP/Exit Facility Commitment, and the New Exit Facilities Documents (as defined in the Restructuring Support Agreement); (vii) the Company Parties and the DIP Lenders (as defined below) will enter into the DIP Facility (as defined below) on the terms and conditions set forth in the Restructuring Support Agreement, this Restructuring Term Sheet, the DIP/Exit Facility Commitment, and the DIP Documents (as defined in the Restructuring Support Agreement); and (viii) the Company Parties shall commence solicitation of votes on the Plan in accordance with applicable law within twelve (12) days of the Agreement Effective Date. On the Plan Effective Date, pursuant to the Plan: (i) the Notes will be cancelled and each of the Noteholders shall receive on account of its Claims arising under the Notes (each, a “Note Claim” and collectively, the “Note Claims”): (a) cash in an amount equal to the Cash Payout (as defined below) or (b) solely to the extent that such Noteholder timely and validly elects the Cash Opt Out Election (as defined below), (1) its pro rata share of the Notes Shares (as defined below), plus (2) Rights (as defined in the Rights Offering and Equity Commitment Term Sheet) to acquire New Common Stock (as defined in the Restructuring Support Agreement) to be issued in the Rights Offering. (ii) solely in the event and to the extent that (a) the Non-Ascent Restructuring Toggle has not occurred and (b) the Merger is in fact consummated pursuant to the terms hereof and the Restructuring Support Agreement, then the shareholders of Ascent shall receive the Ascent Share Distribution (as defined below); (iii) each of the First Lien Revolving Lenders shall have received repayment in full of all Claims on account of the outstanding Revolving Credit Loans (as defined in the Credit Agreement) from the proceeds of the DIP Facility; (iv) each of the DIP Lenders shall receive payment in accordance with the terms and conditions of the DIP/Exit Facility Commitment; and (v) each of the First Lien Term Lenders shall receive, on account of its Claims arising under the Credit Agreement, its pro rata share of: (a) the Effective Date Pay Down (as defined below), which, together with the equitization of the

2 For the avoidance of doubt, upon termination of the Agreement Effective Period (other than due to the Plan going effective), the rights of the First Lien Term Lenders to seek additional and/or different adequate protection (including, without limitation, interest at the default rate) and the rights of all other Parties to object to any such requests are expressly reserved. 5 Contributed Term Loans (as defined in the Rights Offering and Equity Commitment Term Sheet), will result in an aggregate reduction of the Term Loans by $250 million in principal amount; (b) the Takeback Exit Term Loans (as defined below) on the terms and conditions set forth in the Takeback Exit Term Loan Facility Term Sheet; and (c) accrued but unpaid interest due under the Credit Agreement. The New Common Stock of Reorganized Monitronics will not be listed on the NYSE, NASDAQ or any other stock exchange; provided that the New Common Stock may (subject to satisfaction of the applicable requirements for being admitted to such market) be admitted for trading and quoted on any markets operated by OTC Markets Group Inc. Other Definitive Documents governing the Restructuring will be consistent in all respects with the material terms set forth in the Restructuring Support Agreement (including all exhibits thereto and Section 3.02 thereof). Use of Cash Collateral Prior to the Petition Date, the Company Parties shall negotiate a cash collateral agreement with the First Lien Agent (which may be part of the Interim DIP Order (as defined below)) that shall be reasonably acceptable to the Required Consenting Term Lenders and the Required Consenting Noteholders, and that shall include terms and conditions related to customary adequate protection to be provided to the First Lien Term Lenders consistent with the terms and conditions of the Credit Agreement and related Loan Documents (as defined in the Credit Agreement) including, without limitation, replacement liens, fees (including the professional fees for the Ad Hoc Lender Group), interest (which interest, if owed to the First Lien Term Lenders, shall be calculated as if there were no default under the Credit Agreement and at the non-default rate, subject to the Consenting Term Lenders’ rights to seek interest on modified terms upon termination of the Agreement Effective Period),2 reporting and milestones. DIP Facility The “Lenders” (as defined in the DIP/Exit Facility Commitment) (the “DIP Lenders”) will provide senior secured postpetition financing facilities in an aggregate principal

3 For the avoidance of doubt, upon termination of the Agreement Effective Period (other than due to the Plan going effective), the rights of the First Lien Term Lenders to seek interest on modified terms (including, without limitation, interest at the default rate) and the rights of all other Parties to object to any such requests are expressly reserved. 6 amount of $245 million (the “DIP Facility” and the loans thereunder, the “DIP Loans”) secured by first priority priming security interests and liens on all properties and assets, whether tangible, intangible, real, or personal, of each Company Party, regardless of whether such properties and assets are subject to valid, perfected, and non-avoidable liens in favor of the First Lien Agent, the First Lien Revolving Lenders, and the First Lien Term Lenders; provided, however, that such security interests and liens will be junior, and not priming, as to (i) a customary carve-out with respect to estate professional and other fees and (ii) customary “permitted liens” arising under applicable law with priority over the First Lien Agent’s prepetition liens and security interests; provided, further that the DIP Facility shall be on terms and conditions that are consistent in all material respects with the DIP/Exit Facility Commitment and the DIP Documents and otherwise reasonably acceptable to the Required Consenting Term Lenders and the Required Consenting Noteholders. On the Petition Date, the Company Parties shall seek, and the Consenting Creditors and Ascent shall support, entry of interim (the “Interim DIP Order”) and final orders (the “Final DIP Order,” and, together with the Interim DIP Order, the “DIP Orders”) authorizing the Company Parties to enter into the DIP Facility under the Bankruptcy Code, each of which shall be reasonably acceptable to the Company Parties, the DIP Lenders, the Required Consenting Term Lenders, and the Required Consenting Noteholders, and which shall include terms and conditions related to customary adequate protection to be provided to the First Lien Term Lenders, including replacement liens, fees, interest (which interest, if owed to the First Lien Term Lenders, shall be calculated as if there were no default under the Credit Agreement and at the non-default rate, subject to the Consenting Term Lenders’ rights to seek interest on modified terms upon termination of the Agreement Effective Period),3 reporting and milestones. Proceeds of the DIP Facility shall be used to: (i)provide for the ongoing working capital and capital expenditure needs of the Company Parties during the

7 pendency of the Chapter 11 Cases; (ii) fund the costs of the administration of the Chapter 11 Cases; and (iii) repay in full all Claims on account of the Revolving Credit Loans. On the Plan Effective Date, each DIP Lender shall receive payment in accordance with the terms and conditions of the DIP/Exit Facility Commitment. First Lien Revolving Lender Claims On the Plan Effective Date, each First Lien Revolving Lender shall have received payment in full in cash from the proceeds of the DIP Facility. First Lien Term Lender Claims On the Plan Effective Date, each First Lien Term Lender shall receive, on account of its Claims arising under the Credit Agreement, its pro rata share of: (i)$150 million in cash from (a) the proceeds of the Rights Offering and (b)(1) the Net Cash Amount (as defined in the Restructuring Support Agreement) and, if applicable, the Net Cash Shortfall Amount, or (2) the Ascent Default Amount, as applicable, for application to the outstanding Term Loans (except that no Equity Commitment Party shall receive any such cash on account of Contributed Term Loans) (such payments collectively, the “Effective Date Pay Down”); and (ii) the Takeback Exit Term Loans contemplated under the Takeback Exit Term Loan Facility, consistent with the terms and conditions set forth in the Takeback Exit Term LoanFacility Term Sheet (except that no Equity Commitment Party shall receive any such Takeback Exit Term Loan on account of Contributed Term Loans). On the Plan Effective Date, an aggregate principal amount of $100 million of the Term Loans held by the Equity Commitment Parties will be exchanged for New Common Stock as part of the Equity Commitments pursuant to the terms of the Put Option Agreement. The principal amount of all Term Loans (including Contributed Term Loans) shall continue to accrue interest through the Plan Effective Date, and all accrued but unpaid interest shall be paid in cash in full on the Plan Effective Date.

8 Noteholder Claims On the Plan Effective Date, in exchange for the full cancellation of the Notes, each Noteholder will receive on account of its Notes Claim: (i)cash in an amount equal to 2.5% of the principal and accrued but unpaid interest due under the Notes held by such Noteholder (the “Cash Payout”); or (ii) solely to the extent that such Noteholder elects, on a timely and validly submitted election form, to receive Notes Shares (as defined below) in lieu of the Cash Payout by affirmatively opting out of the Cash Payout (such election, the “Cash Opt Out Election,” and any such holder, a “Cash Opt Out Noteholder”), (1) its pro rata share of 18.0% of the total shares of New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan (as defined below) (such shares, the “Notes Shares”), plus (2) Rights to acquire New Common Stock to be issued in the Rights Offering. Notwithstanding anything herein to the contrary (including the preceding clause (ii)), each Consenting Noteholder (a) shall receive its pro rata share of the Notes Shares, (b) shall not receive cash on account of its Notes Claims, and (c) shall affirmatively exercise the Cash Opt Out Election and be a Cash Opt Out Noteholder. Exit Financing On the Plan Effective Date, the Company Parties and/or the reorganized Company Parties, as applicable, shall have entered into the following credit facilities: (i) revolving credit and term facilities with the Agent (as defined in the DIP/Exit Facility Commitment) and the New Exit Facility Lenders on the terms and conditions set forth in the DIP/Exit Facility Commitment and the New Exit Facilities Documents (the “New Exit Facilities”) and (ii) a term loan facility with the Administrative Agent (as defined in the Takeback Exit Term Loan Facility Term Sheet) and the Takeback Exit Term Loan Facility Lenders in an aggregate dollar amount of $822.5 million (the “Takeback Exit Term Loan Facility” and the loans thereunder, the “Takeback Exit Term Loans”), the terms and conditions of which shall be set forth in the Takeback Exit Term Loan Facility Term Sheet and the Takeback Exit Term Loan Facility Documents, in each case of (i) and (ii), acceptable to the Company Parties, the Required Consenting Term Lenders, and the Required Consenting Noteholders (such

4 This assumes that the Net Cash Amount at the time of the Merger is $23 million.The Ascent Share Distribution will be adjusted to reflect the actual Net Cash Amount at the time of the Merger. The Ascent Share Distribution at the time of the Merger will be calculated as follows: the quotient of the Net Cash Amount divided by $395,111,570. 5 This amount will be adjusted based on the Ascent Share Distribution at the time of the Merger. This amount will be calculated as follows: 100% less 18% less the Ascent Share Distribution. 9 acceptance not to be unreasonably withheld). For the avoidance of doubt, Reorganized Monitronics shall be the borrower and obligor under the New Exit Facilities and the Takeback Exit Term Loan Facility, and all guarantors under the Credit Agreement shall be guarantors of the New Exit Facilities and the Takeback Exit Term Loan Facility. Merger Ascent shall file, or shall cause Monitronics to file, with the SEC a Form S-4 or a preliminary proxy statement, as may be the case, for the purpose of obtaining stockholder consent for the proposed Merger within five (5) Business Days following the Agreement Effective Date. Solely to the extent that the Non-Ascent Restructuring Toggle has not occurred, on the Plan Effective Date: (i)(a) Through the Merger, Ascent’s Series B common stock will be effectively converted into Series A common stock of Ascent; (b) the Merger shall be consummated; (c) as a result of the Merger, all assets of Ascent (including the Ascent Cash Amount (as defined in the Restructuring Support Agreement)) shall become assets of Reorganized Monitronics; and (d) holders of Ascent’s common stock (including equity compensation award holders whose awards are accelerated and settled in such common stock) shall receive approximately 5.82% of the total shares of New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan (the “Ascent Share Distribution”),4 with such shares to be allocated pro rata among such holders of outstanding shares of common stock of Ascent pursuant to the Form S-4 or proxy materials, as may be the case, related to the Merger; (ii) additional shares of New Common Stock, representing 76.4%5 of the total shares of New Common Stock to be issued and outstanding as of the Plan Effective Date,

10 subject to dilution by the Post-Emergence Incentive Plan, shall be distributed pursuant to the Plan, the Rights Offering, the Equity Commitments, and the Put Option Agreement. In the event that the Non-Ascent Restructuring Toggle has occurred, then: (i)the Parties shall pursue the Restructuring without the inclusion of the Merger; (ii)the Company Parties shall consummate the Restructuring without Ascent’s participation and the Merger shall not be consummated; (iii) the Backstop Commitment Parties shall satisfy their BackstopCommitments (as defined in the Rights Offering and Equity Commitment Term Sheet) to purchase the Backstop Commitment Shares (as defined in the Rights Offering and Equity Commitment Term Sheet) on the terms and conditions set forth in the Rights Offering and Equity Commitment Term Sheet and the Put Option Agreement; (iv) Ascent shall make the Toggle Contribution (as defined in the Restructuring Support Agreement), subject to the receipt of the release contemplated hereunder; (v)the holders of Ascent’s common stock will not receive the Ascent Share Distribution; (vi) 100% of the New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan, shall be distributed to creditors of Monitronics pursuant to the Plan, the Rights Offering, the Equity Commitments and the Put Option Agreement; and (vii) the Company Parties and the Consenting Creditors will negotiate in good faith to make appropriate modifications tothe Definitive Documents to effectuate the Restructuring contemplated herein without the inclusion of the Merger.

11 Treatment of Other Claims and Interests Administrative, Priority and Tax Claims On or as soon as practicable after the latest to occur of the Plan Effective Date, the date such claim becomes allowed, and the date such claim becomes due in the ordinary course of business, each holder of an allowed administrative, priority or priority tax claim will, with the reasonable consent of the Company Parties, the Required Consenting Noteholders, and the Required Consenting Term Lenders, either be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Other Secured Claims Except to the extent that a holder of an allowed Other Secured Claim agrees to less favorable treatment, in exchange for the full and final satisfaction, settlement, release, and discharge of (including any liens related thereto) each allowed Other Secured Claim (other than claims under the Credit Agreement), each holder of an allowed Other Secured Claim shall, at the option of the Company Parties, with the reasonable consent of the Company Parties, the Required Consenting Term Lenders, and the Required Consenting Noteholders, shall receive (i) treatment of such allowed Other Secured Claim in a manner that renders such claim unimpaired in accordance with section 1124(2) of the Bankruptcy Code, including reinstatement, (ii) payment full in cash in the ordinary course of business or (iii) the collateral securing such allowed Other Secured Claim. General Unsecured Claims Except to the extent that a holder agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each allowed general unsecured claim, each holder of an allowed general unsecured claim shall receive payment in full in cash on account of their allowed Claims or such other treatment as would render such Claim unimpaired. Holders of such unsecured claims will not be required to file any proof of claim in the Chapter 11 Cases. Intercompany Claims Intercompany claims among the Company Parties shall either be (a) reinstated as of the Plan Effective Date or (b) cancelled, in which case, no distribution shall be made on account of such Claim. Intercompany Interests Equity interests in any Company Party held by another Company Party will remain effective and outstanding on the

12 Plan Effective Date. Equity Securities Subject to the “Existing Compensation Arrangements” section of this Restructuring Term Sheet, all equity securities issued by Monitronics before the Plan Effective Date will be cancelled and extinguished as of the Plan Effective Date. Voting Rights The First Lien Term Lenders and the Noteholders will be the only holders of claims or interests entitled to vote to accept or reject the Plan. All other holders of claims or interests will be deemed to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code. Other Plan Terms Executory Contracts & Unexpired Leases Unless otherwise set forth herein, the Plan will provide for the Company Parties to assume all executory contracts and unexpired leases to which they are party, with any applicable undisputed cure costs to be paid on or as soon as reasonably practicable after the Plan Effective Date. The Plan will further provide for a mechanism to resolve disputed cure claims. Post-Emergence Incentive Plan The Plan will provide that, as of the Plan Effective Date, Reorganized Monitronics will be deemed to have adopted a management equity incentive program (the “Post-Emergence Incentive Plan”), under which at least 7.5% and up to 10% of the New Common Stock on a fully diluted basis (after giving effect to the awards to be issued under the Post-Emergence Incentive Plan) shall be reserved for awards to be granted to certain officers, board members, and other members of management of Reorganized Monitronics under the Post-Emergence Incentive Plan. Additional details regarding the Post-Emergence Incentive Plan will be determined by the New Board (as defined below). Board of Directors The new Board of Directors of Reorganized Monitronics after the Plan Effective Date (the “New Board”) shall be made up of 7 directors, as set forth in the Governance Term Sheet attached as Exhibit 1 hereto (the “Governance Term Sheet”).

6 “Related Persons” means, with respect to a Person, each of that Person’s current and former Affiliates, and each of such Person’s and Affiliates’ current and former directors, officers, managers, managing members, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, other professionals, managed accounts, and managed funds, each in their capacity as such. 13 Corporate Governance Corporate governance for Reorganized Monitronics, including charters, bylaws, articles of incorporation, operating agreements or similar documents, or other organization or formation documents, as applicable, shall be materially consistent with the Governance Term Sheet attached hereto as Exhibit 1 and section 1123(a)(6) of the Bankruptcy Code and otherwise acceptable to the Company Parties, the Required Consenting Noteholders, and the Commitment Parties and in consultation with the Required Consenting Term Lenders. Releases and Exculpation Ascent, the Company Parties, the Consenting Noteholders, the Consenting Term Lenders, the Commitment Parties, the DIP Agent, the DIP Lenders, and the Related Persons6 of each of the foregoing will provide all other parties customary mutual and reciprocal releases and exculpation, in each case, to the fullest extent permitted by law, and such releases and exculpation will also be documented and granted in the Plan and the Bankruptcy Court’s order confirming the Plan (the “Confirmation Order”); provided, however, that, after the occurrence of the Non-Ascent Restructuring Toggle, the foregoing releases and exculpation will only be provided to Ascent and its Related Persons (other than the Company Parties and their respective Related Persons) if the Toggle Contribution has been made by Ascent. The Plan and the Confirmation Order will also provide for such releases and exculpation to be provided to such parties by all consenting holders of claims against and interests in the Company Parties and parallel injunctive provisions, to the fullest extent approved by the Bankruptcy Court and permitted by law. Indemnification Prior to the Petition Date, Ascent and/or the applicable Company Parties will purchase runoff endorsements to their respective existing directors’ and officers’ liability insurance policies (collectively, “D&O Liability Insurance Policies”), extending coverage, including costs and expenses (including reasonable and necessary attorneys’ fees and experts’ fees) for current or former directors, managers, and officers of the Company Parties for a six-year period after the Plan Effective Date for covered liabilities, including sums which any such

14 party becomes legally obligated to pay as a result of judgments, fines, losses, claims, damages, settlements or liabilities arising from activities occurring prior to the Plan Effective Date (collectively, “Runoff Endorsements”). Ascent and/or the applicable Company Parties will purchase new D&O Liability Insurance Policies for directors, managers, and officers of Reorganized Monitronics from and after the Plan Effective Date on terms and conditions acceptable to Ascent, the Company Parties, the Required Consenting Noteholders, and the Commitment Parties. Under the Plan, the applicable Company Parties shall assume pursuant to section 365(a) of the Bankruptcy Code, (a) the existing D&O Liability Insurance Policies with Runoff Endorsements and (b) all of the existing indemnification provisions for current or former directors, managers and officers of the Company Parties (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise), such indemnification provisions, the “Indemnification Obligations”. All claims arising from the existing D&O Liability Insurance Policies with Runoff Endorsements and such Indemnification Obligations shall be unaltered by the Restructuring. Existing Compensation Arrangements Under the Plan (including in the event of a Non-Ascent Restructuring Toggle in which the Merger is not consummated), the applicable Company Parties shall assume, pursuant to section 365(a) of the Bankruptcy Code (or Ascent shall assign to Reorganized Monitronics, as applicable), (a) all existing Compensation Arrangements (as defined in the Restructuring Support Agreement) other than (i) that certain Amended and Restated Employment Agreement by and between Ascent and William Niles dated February 1, 2019 (which shall remain an obligation of Ascent) or (ii) as terminated, cancelled, or settled as provided below); provided, however, that Monitronics will take all actions necessary to provide that the Monitronics phantom units will not accelerate and become vested solely due to the consummation of the Merger or the occurrence of a Non-Ascent Restructuring Toggle, and (b) such additional Compensation Arrangements for the restructuring transitional period and for calendar year 2019 and beyond as may be adopted by the Company Parties with the consent of the Required Consenting Noteholders and the Commitment Parties in their sole discretion (clauses (a) and (b) together, the “Designated Compensation Arrangements”), which may be set forth in the Plan

7 Such units are held under two separate awards: the 2017 grant covering 36,231 RSUs and the 2018 grant covering 135,870 RSUs. 8 Such units are held between two separate awards, each covering 25,000 RSUs and granted in 2018. 15 Supplement. Any such Compensation Arrangements that are not Designated Compensation Arrangements will not be assumed and will be rejected or otherwise terminated. The consummation of the Merger shall constitute a Change in Control of Ascent for purposes of the existing Compensation Arrangements as it relates to double trigger provisions in any Compensation Arrangement that is an employment agreement with Ascent, or an equity or equity-based compensation plan of Monitronics. For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Restructuring Term Sheet or the Restructuring Support Agreement: (i)In the event a Non-Ascent Restructuring Toggle does not occur and the Merger is consummated: a. With respect to awards granted by Ascent: 1.all equity-based compensatory awards held by directors of Ascent will vest in full immediately prior to the Merger; 2.the following performance restricted stock unit awards will terminate without consideration: (1) 172,101 units held by Jeff Gardner; 7 (2) 108,969 units held by William Fitzgerald; and (3) 50,000 units held by William Niles;8 3.the vesting of any other awards will be accelerated in full and settled by Ascent in shares of Ascent common stock immediately prior to the Merger, which awards include the following: (i) 59,443 RSUs held by Jeff Gardner; (ii) 28,743 RSUs held by William Niles; (iii) 8,504 restricted shares held by Fred Graffam and (iv) 8,026 RSUs or restricted

9 The “Merger Exchange Ratio” shall be calculated as follows: the quotient of (a)(i) the Net Cash Amount divided by 395,111,570, multiplied by (ii) 22,500,000, divided by (b) the total issued and outstanding shares of Ascent common stock immediately prior to the consummation of the Merger. Each of the Parties agrees that the number of outstanding shares of New Common Stock as of the Plan Effective Date shall be 22,500,000. 16 shares held by certain non-executive employees; and 4.all stock options will be cancelled for no consideration. Ascent will obtain customary acknowledgements and releases from affected participants with respect to settlement, cancellation, termination, and/or vesting of such awards described above. b. With respect to awards granted by Monitronics: 1.Monitronics phantom unit awards outstanding at the time of the Merger will remain outstanding but will be adjusted by Reorganized Monitronics to cover shares of New Common Stock based on the Merger Exchange Ratio 9 rather than shares of Ascent common stock; 2.the value paid for a vested phantom unit will be based on the value of New Common Stock (rather than Ascent common stock); and 3.Reorganized Monitronics will take all actions necessary to provide that the phantom units will not accelerate and become vested solely due to the Merger. (ii)In the event that a Non-Ascent Restructuring Toggle occurs and the Merger is not consummated: a. With respect to awards granted by Ascent: 1.Sections (i)(a)(1)-(4) above shall apply, except equity awards held by William Niles and any directors of Ascent will remain outstanding and eligible to vest pursuant to their terms. b. With respect to awards granted by Monitronics:

17 1.Monitronics phantom unit awards will remain outstanding and Reorganized Monitronics will make any changes necessary and permitted by the phantom unit plan to equitably adjust the number of phantom units and/or class of securities/value covered by the phantom units, and such other terms reasonably necessary, to reflect the Non-Ascent Restructuring (as applicable). Transition Services Agreement Prior to the Plan Effective Date, the Company Parties and Ascent shall agree upon a form of Transition Services Agreement (a “TSA”), to be entered into on the Plan Effective Date solely in the event a Non-Ascent Restructuring Toggle occurs, in form and substance acceptable to the Required Consenting Noteholders, the Commitment Parties, the Company Parties, and Ascent and with a copy to be provided to counsel to the Ad Hoc Lender Group. The term of the TSA shall not exceed twelve (12) months. The TSA shall provide that (a) Ascent and the Reorganized Debtors will each: (i) cooperate fully and in good faith in the transition of any shared services between Ascent and the Company Parties and/or the Reorganized Debtors, and (ii) use commercially reasonable efforts to ensure that all permits, licenses, software, agreements, contracts, information, and other items necessary to operate their respective businesses are transitioned and operations are not disrupted and (b) Ascent will reimburse the Reorganized Debtors for all services provided to Ascent during the period from the Plan Effective Date through termination of the TSA (including, without limitation, IT, accounting, and finance services) at rates to be negotiated at arms’ length between Ascent and the Company Parties and which shall be acceptable to the Required Consenting Noteholders and the Commitment Parties. Information Sharing Agreement The Company Parties and the Consenting Noteholders will enter into a cooperation agreement (the “Information Sharing Agreement”), on terms and conditions acceptable to the Company Parties and the Required Consenting Noteholders and with a copy to be provided to counsel to the Ad Hoc Lender Group, on or prior to the Petition Date, which Information Sharing Agreement shall provide that the Company Parties will cooperate in good faith to assist in the transition of the business during the period after the effectiveness of the Information Sharing Agreement and prior to the Plan Effective Date.

18 Tax Matters The tax structure of the Restructuring shall be structured to preserve or otherwise maximize favorable tax attributes (including tax basis) of the Company Parties to the extent practicable as determined by the Company Parties, the Required Consenting Noteholders, and the Required Consenting Term Lenders. Exemption from SEC Registration The Plan and Confirmation Order shall provide that the issuance of any securities thereunder, including the New Common Stock, will be exempt from securities laws pursuant to section 1145 of the Bankruptcy Code or another available exemption from registration (or in the case of the Ascent Share Distribution registered under the securities laws), and such New Common Stock shall be, following the Plan Effective Date, freely transferable by the respective holders thereof to the furthest extent permissible pursuant to section 1145 and applicable securities law and regulations (or in the case of the Ascent Share Distribution pursuant to the Form S-4). Conditions to the Plan Effective Date It shall be a condition to the Plan Effective Date that the following conditions precedent are satisfied or waived by the Company Parties, the Consenting Creditors, and solely to the extent that the Non-Ascent Restructuring Toggle has not occurred, Ascent, and the Plan Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived: (i)the Bankruptcy Court shall have entered the Confirmation Order,in form and substance acceptable to the Consenting Creditors, and the Confirmation Order shall not be stayed, modified, or vacated; (ii)the New Exit Facilities under the New Exit Facilities Documents shall have closed, contemporaneously with the Plan Effective Date; (iii) the Takeback Exit Facility under the Takeback Exit Facility Documents shall have closed, contemporaneously with the Plan Effective Date; (iv) the Company Parties shall have received at least $177 million in value as contemplated in connection with the Rights Offering and the Put Option Agreement; (v) the Company Parties shall have received at least $100 million in value as contemplated in connection with the Equity Commitment and the Put Option Agreement; (vi) the Company Parties shall have received at least

19 $23 million in cash either from (a) Ascent in the form of the Net Cash Amount and, if applicable, the Backstop Commitment Parties in the form of the Net Cash Shortfall Amount, or (b) the Backstop Commitment Parties in the form of the Ascent Default Amount; (vii) the Company Parties shall have paid or reimbursed all reasonable and documented fees and out-of-pocket expenses of the Ad Hoc Noteholder Group in full in cash in connection with the Restructuring, including the reasonable and documented fees and expenses of their counsel,local counsel, and existing financial and operational advisors; (viii) the Company Parties shall have paid or reimbursed all reasonable and documented fees and out-of-pocket expenses of the First Lien Term Lenders in connection with the Restructuring, including the reasonable and documented fees and expenses of their counsel and existing financial advisors; (ix) each document or agreement constituting the Definitive Documents shall be in form and substance consistent with this Restructuring Term Sheet and the Restructuring Support Agreement; (x)all governmental approvals and consents that are legally required for the consummation of the Restructuring shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect; and (xi) such other conditions to the Plan Effective Date as are customary.

EXHIBIT 1 Governance Term Sheet

REORGANIZED MONITRONICS GOVERNANCE TERM SHEET,1 This term sheet (this “Governance Term Sheet”) summarizes certain material terms in respect of the corporate governance of Reorganized Monitronics (as used herein, the “Company”) to be reflected in the New Governance Documents (as defined below) as of the Plan Effective Date, and is not an exhaustive list of all terms that will apply in respect of the corporate governance of the Company. Without limiting the generality of the foregoing, this Governance Term Sheet and the terms and undertakings set forth herein are subject in all respects to the negotiation, execution and delivery (as applicable) of definitive documentation. Corporate Structure: The Company shall be a Delaware corporation, and the surviving corporation in a reincorporation merger between Monitronics and a newly formed Delaware corporation (which reincorporation merger will constitute part of the Restructuring and be consummated on the Plan Effective Date). Governance Documents: On the Plan Effective Date, pursuant to the Plan, (a) the certificate of incorporation of the Company will be amended and restated in substantially the form to be filed as part of the Plan Supplement (the “New Charter”), (b) the bylaws of the Company will be amended and restated in substantially the form to be filed as part of the Plan Supplement (the “New Bylaws”), and (c) the Company and the other parties thereto will enter into a registration rights agreement, as more fully described below, in substantially the form to be filed as part of the Plan Supplement (the “Registration Rights Agreement”). The New Charter, the New Bylaws, and the Registration Rights Agreement (collectively, the “New Governance Documents”) will collectively reflect, without limitation, the terms set forth in this Governance Term Sheet. New Common Stock: The New Charter shall provide for a single class of common stock (i.e., the New Common Stock), which shall be voting stock entitled to one vote per share, The shares of New Common Stock issued in the Restructuring shall be issued through the facilities of The Depository Trust Company (DTC). The New Common Stock shall not be listed on the New York Stock Exchange (“NYSE”), NASDAQ or any other stock exchange, provided that the New Common Stock may (subject to satisfaction of the applicable requirements for being admitted to such market) be admitted for trading and quoted on any markets operated by OTC Markets Group Inc.. It is contemplated that the New Common Stock will be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The New Charter shall prohibit the issuance of non-voting equity securities, to the extent required pursuant to Section 1123(a)(6). 1 Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Restructuring Term Sheet to which this Governance Term Sheet is attached as Exhibit 1 (the “Restructuring Term Sheet”), or the Restructuring Support Agreement (the “RSA”) to which the Restructuring Term Sheet is attached as Exhibit A, as applicable.

Board of Directors: The New Charter shall fix the size of the Board at seven (7) directors (each, a “Director”), and shall provide for the Board to be divided into three classes of Directors, designated as Class I, Class II and Class III, respectively, with two Directors in each of Class I and Class II, and three Directors in Class III. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting of stockholders at which such Director was elected; provided, that Director initially appointed to Class I shall serve for an initial expiring at the Company’s first annual meeting following the each term Plan Effective Date (which shall occur no earlier than the date that is 12 months after the Plan Effective Date); each Director initially appointed to Class II shall serve for an initial term expiring at the Company’s second annual meeting following the Plan Effective Date; and each Director initially appointed to Class III shall serve for an initial term expiring at the Company’s third annual meeting following the Plan Effective Date; provided further, that the term of each Director shall continue until the election and qualification of his or her successor or, if applicable, such Director’s earlier death, resignation or removal. On the Plan Effective Date, pursuant to the Plan, the Board will be reconstituted to consist of the following Directors (the “Initial Board”), and the name and Class of each such Director shall be disclosed in the Plan Supplement: (a) three (3) Directors designated by holders of New Common Stock that are funds or accounts that are managed or advised by, or that are affiliates of, EQT Partners UK Advisors LLP (collectively, the “EQT Stockholders”), which Directors shall be Class III Directors; provided, however, that such designation right is subject to the EQT Stockholders’ being entitled to receive, as of the Plan Effective Date, at least 27.5% of the total shares of New Common Stock to be issued as of the Plan Effective Date (the “Total Effective Date Shares”), and shall become a right to designate two (2) Class III Directors if the EQT Stockholders are entitled to receive at least 17.5% (but less than 27.5%) of the Total Effective Date Shares; (b) two (2) Directors designated by holders of New Common Stock that are funds or accounts that are managed or advised by, or that are affiliates of, Brigade Capital Management, LP (collectively, the “Brigade Stockholders”), and one such Director shall be designated as a Class II Director and the other shall be designated as a Class I Director; provided, however, that such designation right is subject to the Brigade Stockholders’ being entitled to receive, as of the Plan Effective Date, at least 17.5% of the Total Effective Date Shares; 2

(c) the individual serving, as of the Plan Effective Date, as the Chief Executive Officer of the Company (the “CEO”), which Director shall be designated as a Class I Director; and (d) the remaining Director shall be designated by the Ad Hoc Noteholder Group and shall be designated as a Class II Director (the “Ad Hoc Group Director”). Chairman of the Board: The initial Chairman of the Board (the “Chairman”), as of the Plan Effective Date, shall be selected by the EQT Stockholders and the Brigade Stockholders and shall be a Class III Director; provided, however, that if the EQT Stockholders and the Brigade Stockholders cannot reach agreement on the selection of the initial Chairman, the initial Chairman shall be selected by the holders of a majority of the outstanding shares of New Common Stock. Thereafter, the Chairman shall be elected annually by a majority vote of the Board and, for so long EQT has a Nomination Right with respect to 3 Directors, shall be elected from among the Class III Directors. The Chairman must be a Director. Board Committees: The Board may, by majority vote, establish one or more committees of the Board to exercise the powers of the Board, subject to the limitations set forth in the Delaware General Corporation Law (the “DGCL”). For so long as the EQT Stockholders have a Nomination Right (as defined below) with respect to at least two Director seats, they shall be entitled to proportionate representation (through their Director nominees) on each committee of the Board. For so long as the Brigade Stockholders have a Nomination Right with respect to at least two Director seats, they shall be entitled to proportionate representation (through their Director nominees) on each committee of the Board. The New Charter shall designate the initial committees of the Board, and the members of such committees shall be selected by the Initial Board. Subsidiary Boards: The composition of the board of directors, board of managers or other governing body of any wholly-owned subsidiary of the Company (including any committee thereof) (each, a “Subsidiary Governing Body”) shall be the same as that of the Board (or any committee of the Board), except any wholly-owned subsidiary of the Company which is either (i) a limited liability company that is managed by its members, (ii) a limited partnership that is managed by its general partner, (iii) not organized under the laws of the United States of America, any State thereof or the District of Columbia or (iv) required by law or contract to have a different composition. The EQT Stockholders (for so long as they have a Nomination Right) and the Brigade Stockholders (for so long as they have a Nomination Right) shall be entitled to proportional representation on any Subsidiary Governing Body. Director Elections and Vacancies: At each annual meeting of the stockholders, Directors of the Class to be elected at such annual meeting shall be elected by a plurality vote of the holders of New Common Stock. If at any time a Director (other than the CEO) resigns, is removed, dies or becomes incapacitated, or if there is a 3 vacancy on the Board for any other reason, a replacement director shall be promptly elected by a majority of the Directors then in office, to serve until the end of the then-current term for such Director seat; provided, however, that if such vacancy relates to a Director seat that is subject to a Nomination Right, then the following shall be the exclusive means of filling any such vacancy (a) the EQT Stockholders or the Brigade Stockholders, as applicable, shall have the exclusive right to designate such replacement and the Board shall not otherwise elect a replacement except with the prior written consent of such stockholders, (b) the Company’s stockholders shall have the right to fill such vacancy, by the written consent of the holders of a majority of the outstanding shares of New Common Stock, but only if such consenting majority includes the EQT Stockholders or the Brigade Stockholders, as applicable and (c) the EQT Stockholders or the Brigade Stockholders, as applicable, shall have the right to require that the Company convene a special stockholders meeting as promptly as practicable to elect a replacement Director to fill such vacancy, and the Company’s nominee for election to such Director seat at such meeting shall be designated by the EQT Stockholders or the Brigade Stockholders, as applicable. The Company’s stockholders shall have also the right to fill any such vacancy (other than a vacancy that relates to a Director seat that is subject to a Nomination Right), by a plurality vote of the holders of New Common Stock at an annual or special meeting of the stockholders or by written consent of the holders of a majority of the outstanding shares of New Common Stock. Director Nominations: If the EQT Stockholders, as of the Plan Effective Date, receive or are entitled to receive at least 27.5% of the Total Effective Date Shares, then on the Plan Effective Date the Company shall enter into a Nomination Agreement (as defined below) with the EQT Stockholders (the “EQT Nomination Agreement”), in form and substance reasonably acceptable to the Company Parties and the EQT Stockholders, giving the EQT Stockholders a Nomination Right (i) with respect to 3 Class III Director seats for so long as they hold at least 27.5% of the total outstanding shares of New Common Stock, (ii) with respect to 2 Class III Director seats for so long as they hold at least 17.5% (but less than 27.5%) of the total outstanding shares of New Common Stock and (iii) with respect to 1 Class III Director seat for so long as they hold at least 10% (but less than 17.5%) of the total outstanding shares of New Common Stock; provided, however, that if the EQT Stockholders, as of the Plan Effective Date, receive or are entitled to receive at least 17.5% (but less than 27.5%) of the Total Effective Date Shares, then the EQT Nomination Agreement shall initially give the EQT Stockholders a Nomination Right with respect to only 2 Class III Directors. If the Brigade Stockholders, as of the Plan Effective Date, receive or are entitled to receive at least 17.5% of the Total Effective Date Shares, then on the Plan Effective Date the Company shall enter into a Nomination Agreement with the Brigade Stockholders (the “Brigade Nomination Agreement”), in form and substance reasonably acceptable to the Company Parties and the Brigade Stockholders, giving the Brigade Stockholders a Nomination Right (i) with respect to 2 Class II Director 4 seats for so long as they hold at least 17.5% (but less than 27.5%) of the total outstanding shares of New Common Stock and (ii) with respect to 1 Class II Director seat for so long as they hold at least 10% (but less than 17.5%) of the total outstanding shares of New Common Stock. As used herein, “Nomination Agreement” means an agreement between the Company on the one hand, and the EQT Stockholders or the Brigade Stockholders, as applicable, on the other hand, giving such stockholders the right (a “Nomination Right”), with respect to one or more specified Director seats, to require that the Company nominate, as the Company’s nominee for such Director seat at each stockholder meeting where such Director seat is up for election, an individual designated by such stockholders and (b) include such nominee in the Company’s proxy materials and ballot with respect to such stockholder meeting. In connection with exercising its Nomination Rights, the EQT Stockholders or Brigade Stockholders, as applicable, will be required to provide such information regarding its nominee(s) as the Company may reasonably request for inclusion in its proxy materials, but shall not otherwise be required to comply with the procedures set forth in the New Bylaws with respect to Director nominations by stockholders generally. Notwithstanding anything contained in this Governance Term Sheet, the Nomination Agreements, the New Charter and/or the New Bylaws shall include such provisions as may be reasonably requested by the EQT Stockholders and/or the Brigade Stockholders to help ensure that, if for any reason a vacancy occurs with respect to a Director seat that is subject to a Nomination Right, then the EQT Stockholders or the Brigade Stockholders, as applicable, will have the right to designate the individual who is elected or appointed to the Board to fill such vacancy. Board Observer: Each Commitment Party that, as of the Plan Effective Date, receives or is entitled to receive at least 17.5% of the Total Effective Date Shares shall have, for so long as it continues to hold at least 10% of the total outstanding shares of New Common Stock, the right to appoint a non-voting observer to the Board, pursuant to an agreement (in form and substance reasonably acceptable to such parties) to be entered into between the Company and each such Commitment Party. Removal of Directors: Any Director may be removed from the Board (and as a member of any committee of the Board or any Subsidiary Governing Body, as applicable) at any time, with or without cause, by stockholders holding, in the aggregate, a majority of the outstanding shares of New Common Stock, either by written consent or by the affirmative vote of such stockholders at a duly convened stockholder meeting (“Majority Stockholder Approval”); provided, however, that until the Company’s second annual meeting following the Plan Effective Date (a) the Ad Hoc Group Director shall not be subject to such removal without cause, (b) none of the Class III Directors shall (except with the prior written consent of the EQT Stockholders) be subject to such removal without cause, and (c) none of the Directors designated or nominated by the Brigade Stockholders shall (except with the prior written consent of the Brigade Stockholders) be subject to such removal without cause. Any 5

Director may, in his or her sole discretion, resign from the Board at any time by giving written notice of such resignation to the Chairman or to each of the other Directors. In addition, if the individual serving as the CEO is also a Director, he or she shall automatically be deemed to have resigned as a Director (and as a member of any Board committees or subsidiary boards or committees, as applicable) upon his or her ceasing to be the CEO for any reason. Board Voting; Quorum: A quorum for meetings of the Board will require the attendance of a majority of the Directors then in office. The vote of a majority of the Directors then in office shall be the act of the Board, unless an express provision of the DGCL or otherwise applicable law requires a different vote, in which case such express provision shall govern and control. In addition, the Board may take action by the unanimous written consent of all Directors then in office. Board Meetings: The Board shall hold regularly scheduled meetings at least once per calendar quarter. In addition, the Chairman, the CEO or any two (2) Directors may call a special Board meeting at any time. Any meeting of the Board (or of any Board Committee or Subsidiary Governing Body) may be held in person or by conference call or through the use of any other means of remote communication permitted by the DGCL by which all Directors participating in the meeting can hear each other at the same time (“Remote Communication”); provided, that for any such meeting held in person, reasonable provision shall also be made to allow any Directors who wish to do so to participate in such meeting by conference call or other means of Remote Communication, and any Director participating through such means of communication shall be deemed to be present in person at such meeting. Board Compensation: Directors not employed by the Company or any of its subsidiaries shall be entitled to receive market-rate compensation (which may include future equity awards) from the Company, as determined by the Board from time to time, subject to Majority Stockholder Approval; provided, however, that the payment of compensation up to the amounts set forth in the New Bylaws (as determined by the Ad Hoc Noteholder Group prior to the Plan Effective Date) shall be deemed to have been approved by Majority Stockholder Approval. All Directors will be reimbursed by the Company for reasonable and documented expenses related to their service as a Director, and will be entitled to customary indemnification/advancement and exculpation provisions and directors’ and officers’ liability insurance coverage. Related Party Transactions: The Company shall not (and shall not cause or permit any of its subsidiaries to) enter into or consummate a Related Party Transaction (as defined below) unless the Related Party Transaction shall have been approved by a majority of the disinterested Directors then in office and, with respect to any Related Party Transaction involving total payments or value (as determined by the disinterested Directors) of more than $1,000,000 (a) such disinterested Directors shall have obtained, prior to such approval, a fairness opinion with respect to such Related Party 6

Transaction from a nationally recognized investment banking or valuation firm or (b) the Related Party Transaction shall have been expressly approved by a majority of the disinterested stockholders. As used herein: “Company Party” means an of the Company or any of its • subsidiaries. • “Related Party Transaction” means any transaction or series of related transactions, or any agreement or arrangement, between a Company Party, on the one hand, and a Related Party (as defined below), on the other hand. • “Related Party” means: (i) a Director, a member of a Subsidiary Governing Body, or an executive officer of a Company Party (or a member of the immediate family of any such person); (ii) any company or other entity (other than a Company Entity) of which a person described in clause (i) is a partner, director or executive officer; (iii) any person that beneficially owns, or otherwise controls (or shares control of), at least 10% of the outstanding shares of New Common Stock or the voting power with respect thereto, or that is an affiliate of any such person; or (iv) any director or executive officer of a person described in clause (iii) (or a member of the immediate family of any such director or executive officer). Preemptive Rights: If at any time after the Plan Effective Date the Company or any of its subsidiaries proposes to issue shares of New Common Stock or other equity securities (including preferred equity), or any options, warrants, rights or other securities that are convertible into, or exchangeable or exercisable for, any shares of New Common Stock or other such equity securities (any of the foregoing, “New Equity Securities”), each stockholder that at the time of such offering is a Significant Stockholder (as defined below) shall have the right to participate in such offering on a pro rata basis, based on such stockholder’s pro rata share of the outstanding shares of New Common Stock, subject to customary exceptions including for New Equity Securities issued pursuant to the Plan, or as purchase price consideration in acquisitions approved by the Board, or pursuant to the Post-Emergence Incentive Plan or any other equity incentive plan approved by the Board. “Significant Stockholder” means each holder of New Common Stock that (together with its Affiliates) holds at least 10% of the outstanding shares of New Common Stock at the time of the offering in question, and is an “accredited investor” (as defined in Section 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)) or a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act). Stockholder Meetings: Special meetings of the stockholders may be called by the Board, by the Chairman or CEO, or by the Secretary of the Company at the written request of one or more stockholders holding, in the aggregate, at least 20% of the total outstanding shares of New Common Stock. 7

The New Bylaws shall include notice and other procedural requirements for any meetings of the stockholders (e.g., place, date, hour, record date for determining stockholders entitled to vote, means of remote communication, etc.), including procedures for nominating Directors or submitting or voting on stockholder proposals, that are typical and customary for public companies. Stockholder Voting: The stockholders may take action at a duly convened meeting of the stockholders at which a quorum is present. In addition, any action that may be taken by stockholders at a meeting may also be taken by written consent of the stockholders without a meeting. Any such action by written consent shall require the consent of stockholders that own or hold the same percentage of shares of New Common Stock that would be required to take the same action at a stockholder meeting at which all then-issued and outstanding shares of New Common Stock entitled to vote thereon were present and voted. Information Rights: The New Governance Documents shall provide that (a) for so long as Reorganized Monitronics is not registered under Section 12(g) of the Exchange Act or otherwise required to file periodic reports with the SEC, its stockholders shall have customary information rights reasonably acceptable to the Required Consenting Noteholders (including annual audited financial statements, quarterly financial statements, and notice of events that would require a Form 8K filing if it were a reporting company) and (b) Reorganized Monitronics shall hold quarterly conference calls with stockholders (and reasonable prior notice and dial-in information will be made available Company’s results of operations and immediately preceding fiscal quarter to stockholders) to discuss the financial performance for the and year-to-date, including a question and answer session consistent with Ascent’s historical practice. Corporate Opportunities: The New Charter will include a provision pursuant to which the Company (a) acknowledges that Directors who are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”) may directly or indirectly engage in the same or similar lines of business as the Company and its subsidiaries and (b) renounces any interest, expectancy or right to participate that the Company might otherwise have with respect to any business opportunity that the Non-Employee Director becomes aware of and that may be a corporate opportunity for the Company or any of its subsidiaries, excluding any corporate opportunity expressly presented or offered to such Non-Employee Director solely in his or her capacity as a Director (including as a member of any committee of the Board or any Subsidiary Governing Body). DGCL 203: The Company shall, pursuant to the New Charter, affirmatively opt out of Section 203 of the DGCL. Registration Rights: On the Plan Effective Date, the Company and each Eligible Holder (as defined below) that desires to do so shall enter into the Registration Rights Agreement. The Registration Rights Agreement shall be in form 8 and substance reasonably satisfactory to the Company and the Eligible Holders party thereto, and shall, among other things, (a) require that the Company (i) file with the Securities and Exchange Commission (the “SEC”), as promptly as practicable after the Plan Effective Date (and in no event more than 45 days thereafter), a “shelf” registration statement to register all the shares of New Common Stock issued to such Eligible Holders as of the Plan Effective Date (such shares, the “Registrable Securities”), (ii) use reasonable best efforts to cause such registration statement (the “Shelf Registration Statement”) to be declared effective by the SEC as promptly as practicable after such filing and (iii) maintain the effectiveness of the Shelf Registration Statement until all Registrable Securities have been sold thereunder or have otherwise ceased to be Registrable Securities, (b) provide Eligible Holders with customary rights to require underwritten take-downs of Registrable Securities, (c) provide Eligible Holders with customary “piggyback” and “demand” registration rights that can be exercised at any time after the one year anniversary of the Plan Effective Date, but only to the extent an effective Shelf Registration Statement is not available to sell the Registrable Securities proposed to be sold pursuant thereto and (d) include other customary provisions including, without limitation, with respect to indemnification, contribution and payment of registration expenses. As used herein, “Eligible Holder” means any holder of New Common Stock that that (together with its Affiliates) receives or is entitled to receive, as of the Plan Effective Date, at least 10.0% of Total Effective Date Shares. 9

EXHIBIT B Rights Offering and Equity Commitment Term Sheet

EXECUTION VERSION RIGHTS OFFERING AND EQUITY COMMITMENT TERM SHEET1 1 Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Restructuring Support Agreement (the “RSA”) to which this Rights Offering and Equity Commitment Term Sheet is attached as Exhibit B, or the Restructuring Term Sheet attached to the RSA as Exhibit A, as applicable. Term Description Rights Offering The Debtors shall conduct an offering (the “Rights Offering”) of subscription rights (the “Rights”) to purchase, in the aggregate, 44.80% of the total shares of New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan (the “Rights Offering Shares”), for an aggregate purchase price of $177 million (the “Aggregate Rights Offering Amount”), to all Cash Opt Out Noteholders (as defined in the Restructuring Term Sheet). Cash Opt Out Noteholders who timely and validly elect to participate in the Rights Offering by electing to exercise their Rights for their corresponding share of the Rights Offering Shares at the Exercise Price (as defined below) shall constitute the “Rights Offering Participants”. Rights shall be issued in respect of all outstanding Notes but may only be exercised by Cash Opt Out Noteholders. The Rights shall be issued to the Cash Opt Out Noteholders at no charge. The Rights may be exercised at a price per share (the “Exercise Price”) that reflects an approximately 16.13% discount to Plan equity value, after giving effect to the Rights Offering. Rights Offering Procedures The Rights Offering Procedures shall: 1.contemplate that the Debtors will, subject to the prior entry of the Rights Offering Approval Order, commence the Rights Offering within five (5) Business Days of the Petition Date; 2.specify the deadline for exercising Rights as set forth in the Rights Offering Procedures, which shall be the first business day that is thirty (30) days after the commencement date of the Rights Offering, subject to extension (the “Rights Offering Exercise Deadline”); 3.include a mechanism whereby any Backstop Commitment Party that is also a First Lien Term Lender will have the ability to exercise its Rights by (a) (x) exchanging an aggregate principal amount of its Term Loans (excluding any Contributed Term Loans (as defined below)) in an amount not to exceed its ratable portion of the Effective Date Pay Down, on a dollar-for-dollar basis and (y) waiving such amount of its ratable portion of the Effective Date Paydown, in lieu of submitting cash to pay the Exercise Price for the shares it

2 Term Description elects to purchase pursuant to the exercise of its Rights, and (b) paying cash for the remainder, if any, of such Exercise Price. All other Rights Offering Participants (excluding the Backstop Commitment Parties) must pay the full amount of their respective aggregate Exercise Price in cash; 4.require that each Rights Offering Participant certify in a questionnairethat is included in the Rights Offering Solicitation Materials (the “Questionnaire”) that it is either (a) an “accredited investor” (as defined in Regulation D of the Securities Act), a non U.S. person (as defined in Regulation S of the Securities Act) and not participating on behalf or on account of a U.S. person, or a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act) (an “Accredited Noteholder”) or (b) not an Accredited Noteholder (a “Non-Accredited Noteholder”); 5.provide for the exemptions for the Rights Offering to the registration requirements of the Securities Act to be based on Section 1145 of the Bankruptcy Code (“Section 1145”) and Section 4(a)(2), Regulation D and/or Regulation S of the Securities Act (the “Private Placement Exemption”) with respect to the issuance of Rights (and of the Rights Offering Shares issuable pursuant to the exercise of such Rights) based on an allocation mechanism that: •first, allocates Rights issued under Section 1145 to Rights Offering Participants who are Non-Accredited Noteholders, on a pro rata basis; and •second, allocates any remaining Rights issued under Section 1145 to Rights Offering Participants that are Accredited Noteholders on a pro rata basis and, to the extent necessary to preserve the availability of Section 1145 pursuant to applicable SEC guidance, any remaining Rights will be issued to such Accredited Noteholders under the Private Placement Exemption; 6.provide that there will be no over-subscription rights associated with the Rights Offering. Any Rights Offering Shares that are not subscribed for and purchased by a Rights Offering Participant (excluding the Backstop Commitment Parties) by the Rights Offering Expiration Deadline (as defined below) (the “Unsubscribed Shares”) will not be offered to other Rights Offering Participants but, rather, will be purchased by the Backstop Commitment Parties, subject to the terms and conditions set forth in the Put Option Agreement, in accordance with their respective Backstop

3 Term Description Commitments (as defined below); 7.contemplate, consistent with the “Funding of the Rights Offering and Equity Commitments” section hereof, that the cash proceeds of the Rights Offering and, to the extent applicable, the proceeds of the funding of the Backstop Commitments will be deposited into an escrow account subject to a customary escrow agreement (or a segregated bank account maintained by the subscription agent for the Rights Offering, the “Subscription Agent”), with funds released consistent with this Rights Offering and Equity Commitment Term Sheet as of the Plan Effective Date; 8.include other terms, conditions and procedures as are customary for similar rights offerings by a debtor in a chapter 11 bankruptcy or an out-of-court restructuring where the shares to be issued in a rights offering are to be issued through the facilities of The Depository Trust Company; and 9.provide that the Rights Offering will be conducted in accordance with the RSA, the Restructuring Term Sheet, this Rights Offering and Equity Commitment Term Sheet and the Put Option Agreement and shall otherwise be on terms and conditions acceptable to the Company Parties, the Required Consenting Noteholders, and the Backstop Commitment Parties, and reasonably acceptable to the Required Consenting Term Lenders, including with respect to the form and content of the Rights Offering Solicitation Materials (as defined below) and the Put Option Agreement. For the avoidance of doubt, the Rights Offering, in the full amount of the Aggregate Rights Offering Amount, together with the Ascent Default Amount or Net Cash Shortfall Amount, will be backstopped by the Backstop Commitment Parties in accordance with their respective Backstop Commitments. Equity Commitments The Equity Commitment Parties, severally and not jointly, agree to purchase 25.31% of the total shares of New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan (the “Equity Commitment Shares”) for an aggregate purchase price of $100 million (at a per-share purchase price equal to the Exercise Price), payable by exchanging an aggregate principal amount of $100 million of Term Loans owned or controlled by such Equity Commitment Parties (the “Contributed Term Loans”) in accordance with the terms and conditions of the RSA, the Restructuring Term Sheet, this Rights Offering and Equity

4 Term Description Commitment Term Sheet, and the Put Option Agreement. For purposes of paying the purchase price for the Equity Commitment Shares, any Contributed Term Loans shall be treated as equal to cash on a dollar-for-dollar basis based on the aggregate principal amount of such Contributed Term Loans (it being understood and agreed that (a) the principal amount of all such Contributed Term Loans shall continue to accrue interest through the Plan Effective Date in the same manner as the remaining Term Loans and (b) all accrued and unpaid interest on such Contributed Term Loans as of the Plan Effective Date shall be paid consistently with the remaining Term Loans). The obligations of the Equity Commitment Parties with respect to the Equity Commitments shall be conditioned on the consummation of the Rights Offering. Funding of the Rights Offering and Equity Commitments By the date and time that is the Rights Offering Exercise Deadline, the Rights Offering Participants (other than the Backstop Commitment Parties and the Equity Commitment Parties) will be required to fund into escrow with the Debtors (or a segregated account maintained by the Subscription Agent) cash in an amount equal to the aggregate Exercise Price for Rights exercised by such Rights Offering Participants. The Backstop Commitment Parties will be required to fund into escrow with the Debtors (or a segregated account maintained by the Subscription Agent) their respective obligations with respect to the Rights Offering (including pursuant to the Backstop Commitments) on the date that is three (3) Business Days prior to the Plan Effective Date; and the Equity Commitment Parties will not be required to fund their respective obligations with respect to the Equity Commitments until the Plan Effective Date, but may be required to deliver into escrow with the Debtors, by the date that is one (1) Business Day prior to the Plan Effective Date, the instrument providing for the exchange of their Contributed Term Loans. For the avoidance of doubt, the Commitment Parties will be required to fund, or contribute (as applicable), in the aggregate, on the terms and conditions set forth in the Put Option Agreement, the Backstop Commitments and/or the Equity Commitments (as applicable). Notwithstanding anything contained in this Rights Offering and Equity Commitment Term Sheet, the RSA or the Restructuring Term Sheet, the obligations of the Commitment Parties with respect to the Backstop Commitments, the Equity Commitments and the Rights Offering shall in all respects be subject to the negotiation, completion, execution and delivery by the Commitment Parties and

5 Term Description the other parties thereto of a definitive Put Option Agreement acceptable to the Commitment Parties. Use of Proceeds The proceeds of the Rights Offering and the Equity Commitments, together with either (i) the Net Cash Amount and, if applicable, the Net Cash Shortfall Amount, or (ii) the Ascent Default Amount, as applicable, shall, on the Plan Effective Date, be used to: (a) pay down, in cash, $50 million of the revolving credit portion of the DIP Facility, (b) pay down, in cash, $150 million of the Term Loan (excluding the Contributed Term Loans), and (c) equitize $100 million of the Contributed Term Loans. New Common Stock Allocation On the Plan Effective Date, after giving effect to the consummation of the Rights Offering, the Backstop Commitments, the Equity Commitments and the other transactions contemplated by the Plan: (a) the Cash Opt Out Noteholders, collectively, shall receive the Notes Shares on account of their Notes Claims; (b) solely to the extent that the Non-Ascent Restructuring Toggle has not occurred and the Merger is in fact consummated, the holders of Ascent’s common stock shall receive the Ascent Share Distribution; (c) the Equity Commitment Parties shall receive the Equity Commitment Shares on account of the purchase of New Common Stock pursuant to the Equity Commitments (in accordance with the schedules annexed to the Put Option Agreement); (d) the Rights Offering Participants shall receive Rights Offering Shares on account of their participation in the Rights Offering; (e) the Commitment Parties shall receive the Put Option Premium Shares on account of their Backstop Commitments or Equity Commitments, as applicable; and (f) to the extent applicable, the Backstop Commitment Parties shall receive (i) the Unsubscribed Shares, if any, and (ii) the Ascent Default Shares or Net Cash Shortfall Shares (each as defined below), if applicable, pursuant to the Backstop Commitments (in accordance with their respective Backstop Commitment Percentages). U.S. Federal Securities Law The issuance of the Notes Shares shall be exempt from the registration requirements of U.S. federal securities laws pursuant to

6 Term Description Exemptions and Registration Section 1145. The issuance of the Rights and the issuance of the Rights Offering Shares upon the exercise thereof shall be exempt from the registration requirements of the Securities Act pursuant, in part, to Section 1145 and, in part, to the Private Placement Exemption as contemplated above under “Rights Offering Procedures”. The issuance of the Equity Commitment Shares, the Put Option Premium Shares and the Backstop Commitment Shares (as defined below) shall be exempt from the registration requirements of the securities laws pursuant to a Private Placement Exemption. The issuance of the Ascent Share Distribution (if applicable) shall be registered under the Securities Act pursuant to a Form S-4 registration statement to be initially filed with the SEC within five (5) Business Days following the Agreement Effective Date, by Monitronics. Certain Definitions “Adjusted Commitment Percentage” means, with respect to any Non-Defaulting Backstop Commitment Party (as defined below) that elects to purchase Backstop Commitment Shares not purchased by Defaulting Backstop Commitment Parties (as defined below), a fraction, expressed as a percentage, the numerator of which is the Backstop Commitment of such Non-Defaulting Backstop Commitment Party and the denominator of which is the aggregate Backstop Commitments of all Non-Defaulting Backstop Commitment Parties that elect to purchase Backstop Commitment Shares not purchased by Defaulting Backstop Commitment Parties. “Backstop Commitment” means, with respect to any Backstop Commitment Party, the right, on the terms and conditions set forth herein and in the Put Option Agreement, of the Debtors to require such Backstop Commitment Party to (i) purchase the Unsubscribed Shares (which, for the avoidance of doubt, shall result in an aggregate purchase price for all Rights Offering Shares equal to the Aggregate Rights Offering Amount), (ii) solely in the event that the Non-Ascent Restructuring Toggle occurs, purchase a number of shares equal to the quotient of $23,000,000 divided by the Exercise Price (“Ascent Default Shares”) for an aggregate purchase price equal to $23 million (the “Ascent Default Amount”) and (iii) solely in the event that the Non-Ascent Restructuring Toggle shall not have occurred and the Net Cash Amount is less than $23 million (but not less than $20 million), purchase a number of shares equal to the quotient of (x) $23 million less the Net Cash Amount (such amount, the “Net Cash Shortfall Amount”), divided by (y) the Exercise Price (the “Net Cash Shortfall Shares”) for an

7 Term Description aggregate purchase price equal to the Net Cash Shortfall Amount, in each case, in a proportion based on a percentage that shall be set forth opposite the name of such Backstop Commitment Party on a schedule to be annexed to the Put Option Agreement (the “Backstop Commitment Percentage”). The aggregate Backstop Commitments shall total $200 million. The Backstop Commitments of the Backstop Commitment Parties are several, not joint, obligations of the Backstop Commitment Parties, such that no Backstop Commitment Party shall be liable or otherwise responsible for the Backstop Commitment of any other Backstop Commitment Party. Backstop Commitment Parties shall not be entitled to transfer, directly or indirectly, all or any portion of their Backstop Commitments other than (a) to any other Commitment Party, (b) to any controlled Affiliate of a Commitment Party (other than a portfolio company of such Commitment Party or any of its Affiliates or Related Funds), (c) to any Related Fund of a Commitment Party or (d) with the prior written consent of Monitronics and the Requisite Commitment Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event of any such transfer, and for any such transfer to be valid, the transferee will be required to execute and deliver a joinder that has the effect of such transferee’s joining the Put Option Agreement, in the form contemplated in the Put Option Agreement. “Backstop Commitment Shares” means, collectively, the Unsubscribed Shares and, if applicable, the Ascent Default Shares or the Net Cash Shortfall Shares. “Equity Commitment” means, with respect to any Equity Commitment Party, the right, on the terms and conditions set forth herein and in the Put Option Agreement, of the Debtors to cause such Equity Commitment Party to purchase the Equity Commitment Shares by exchanging the Contributed Term Loans, in a proportion based on a percentage that shall be set forth opposite the name of such Equity Commitment Party on a schedule to be annexed to the Put Option Agreement. The aggregate Equity Commitments shall be $100 million. The Equity Commitment obligations of the Equity Commitment Parties are several, not joint, obligations of the Equity Commitment Parties, such that no Equity Commitment Party shall be liable or otherwise responsible for the Equity Commitment of any other Equity Commitment Party. Equity Commitment Parties shall not be entitled to transfer, directly or indirectly, all or any portion of their Equity Commitments other than (a) to an Affiliate or Related Fund of the transferring Equity Commitment Party (other than a portfolio company of the Equity Commitment

8 Term Description Party, its Affiliates or Related Funds), (b) to any other Commitment Party, or (c) with the prior written consent of Monitronics and the Requisite Commitment Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event of any such transfer, and for any such transfer to be valid, the transferee will be required to execute and deliver a joinder that has the effect of such transferee’s joining the Put Option Agreement, in the form contemplated in the Put Option Agreement. “Related Fund” means, with respect to any Commitment Party, any fund, account or investment vehicle that is controlled or managed by (a) such Commitment Party, (b) a controlled Affiliate of such Commitment Party or (c) the same investment manager or advisor as such Commitment Party or an Affiliate of such investment manager or advisor. “Requisite Commitment Parties” means, as of any date of determination, (a) Non-Defaulting Backstop Commitment Parties as of such date whose Backstop Commitment Percentages constitute more than 50.0% of the Backstop Commitment Percentages of all Non-Defaulting Backstop Commitment Parties as of such date of determination and (b) Non-Defaulting Equity Commitment Parties as of such date whose Equity Commitment Percentages constitute more than 50.0% of the Equity Commitment Percentages of all Non-Defaulting Equity Commitment Parties as of such date of determination. “Rights Offering Solicitation Materials” means the offering document for the Rights Offering (which may be the Disclosure Statement), the Rights Offering Procedures, together with the subscription form, the Questionnaire and other documents to be provided to Cash Opt Out Noteholders in connection with the Rights Offering. Backstop Commitment Percentages The initial Backstop Commitment Percentages shall be as set forth on Schedule 1 annexed hereto; provided, however, that if one or more Backstop Commitment Parties acquires additional Notes on or before the date that is seven (7) days after the Agreement Effective Date, the Requisite Commitment Parties may, by written notice delivered to Monitronics and the other Commitment Parties within ten (10) days after the Agreement Effective Date, require that (a) the initial Backstop Commitment Percentages of such Backstop Commitment Parties (each, an “Additional Backstop Note Party”) shall be increased proportionally to reflect the net principal amount of the additional Notes that it acquired (as compared to its Initial Backstop Notes), and (b) the initial Backstop Commitment Percentages of the other Backstop Commitment Parties shall be

9 Term Description correspondingly decreased pro rata as necessary to provide for such increases to the Backstop Commitment Percentages of the Additional Backstop Note Parties. Such Backstop Commitment Percentages, as adjusted (if applicable), shall be set forth as the initial Backstop Commitment Schedule to the Put Option Agreement (as the same may be updated or modified as provided in the Put Option Agreement). For the avoidance of doubt, a Backstop Commitment Party’s sale of all or any portion of its Initial Backstop Notes during such seven (7)-day period shall not result in any decrease in such Backstop Commitment Party’s initial Backstop Commitment Percentage. As used herein, “Initial Backstop Notes” means, with respect to any Backstop Commitment Party, the aggregate principal amount of Notes held by it on the Agreement Effective Date.

10 Term Description Backstop Commitments Each of the Backstop Commitment Parties, severally and not jointly, will be required to fully exercise (or cause to be exercised) all of the Rights issued to it in the Rights Offering, on the other terms and conditions set forth in this Rights Offering and Equity Commitment Term Sheet, the Rights Offering Procedures, and the Put Option Agreement. Upon exercise of the put option by Monitronics, each of the Backstop Commitment Parties, severally and not jointly, will be required to purchase its Backstop Commitment Percentage of the Unsubscribed Shares, at the Exercise Price, on the other terms and conditions set forth in this Rights Offering and Equity Commitment Term Sheet, and the Put Option Agreement. Upon exercise of the put option by Monitronics, each of the Backstop Commitment Parties, severally and not jointly, will be required to purchase its Backstop Commitment Percentage of (i) Ascent Default Shares, solely in the event of a Non-Ascent Restructuring Toggle, for an aggregate purchase price equal to the Ascent Default Amount, or (ii) Net Cash Shortfall Shares, solely in the event the Non-Ascent Restructuring Toggle has not occurred, for an aggregate purchase price equal to the Net Cash Shortfall Amount, in each case, on the terms and conditions set forth in this Rights Offering and Equity Commitment Term Sheet, and the Put Option Agreement. In the event that a Backstop Commitment Party defaults on its obligation to purchase Backstop Commitment Shares (a “Defaulting Backstop Commitment Party”), then each Backstop Commitment Party that is not a Defaulting Backstop Commitment Party (each, a “Non-Defaulting Backstop Commitment Party”) shall have the right, but not the obligation, to purchase, at the Exercise Price and on the other terms set forth in this Rights Offering Term Sheet, and the Put Option Agreement, its Adjusted Commitment Percentage of such Backstop Commitment Shares. Debtors’ Representations and Warranties The Put Option Agreement shall contain representations and warranties made by the Debtors that are customary for transactions of this nature, including without limitation a representation regarding no material adverse effect. Debtors’ Covenants The Put Option Agreement shall contain covenants to be performed or complied with by the Debtors that are customary for transactions of this nature, including, without limitation, covenants (i) to carry on their business in the ordinary course and use commercially reasonable efforts to preserve intact their current material business organizations and their material relationships with customers, suppliers, licensors, licensees, distributors and others having

11 Term Description business dealings with the Debtors, taking into account the Restructuring, and (ii) not to enter into any transactions that are material to the Debtors (including any transactions with Ascent), other than transactions in the ordinary course of business that are consistent with prior business practices or in accordance with the parameters set forth in the Put Option Agreement, the RSA or the Plan. Conditions to Commitments The Put Option Agreement shall provide that the Backstop Commitments of the Backstop Commitment Parties and the Equity Commitments of the Equity Commitment Parties are subject to the satisfaction or waiver of conditions that are customary for transactions of this nature, including, without limitation, that there has been no material adverse effect that is continuing. Termination Rights The Put Option Agreement shall contain termination rights of the Backstop Commitment Parties and the Equity Commitment Parties that are customary for transactions of this nature and consistent with the termination rights set forth in the RSA. Put Option Premium In consideration for granting the Debtors the right to (i) sell and cause the Backstop Commitment Parties to purchase the Backstop Commitment Shares in exchange for the Backstop Commitment Parties’ funding their Backstop Commitments and (ii) sell and cause the Equity Commitment Parties to purchase the Equity Commitment Shares in exchange for the Equity Commitment Parties’ funding their Equity Commitments, in each case pursuant to the terms and conditions of the Put Option Agreement, the Debtors shall be required to issue to the Commitment Parties a put option premium (the “Put Option Premium”), which Put Option Premium shall be payable on the Plan Effective Date in the form of New Common Stock at a discount to Plan value (but without any need for further payment for such New Common Stock by the Commitment Parties), representing 6.07% of the total shares of New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan (the “Put Option Premium Shares”). Upon entry of the Backstop Approval Order, the Put Option Premium shall be deemed earned in full on the date on which the Debtors duly execute and deliver to each of the Commitment Parties a countersigned copy of the Put Option Agreement. The Put Option Premium: (a) shall not be refundable under any circumstance or creditable against any fee or other amount paid in connection with the Put Option Agreement (or the transactions contemplated thereby) or otherwise; (b) shall be paid on the Plan Effective Date to the Commitment Parties on a pro rata basis (based

12 Term Description on their respective Backstop Commitments and Equity Commitments) in the form of the Put Option Premium Shares; and (c) shall be paid without setoff or recoupment and shall not be subject to defense or offset on account of any claim, defense or counterclaim. Registration Rights Each of the Commitment Parties and each other Noteholder that receives, in the aggregate, 10% or more of the total shares of New Common Stock to be issued and outstanding as of the Plan Effective Date, subject to dilution by the Post-Emergence Incentive Plan (collectively, the “Registration Rights Agreement Parties”), shall enter into a registration rights agreement, as of the Plan Effective Date, with Reorganized Monitronics (the “Registration Rights Agreement”) pursuant to which Reorganized Monitronics is required to (a) file a shelf registration statement to register all shares held by the Registration Rights Agreement Parties at emergence and (b) maintain the effectiveness of the shelf registration statement until all the shares registered thereunder are sold, with customary rights to require underwritten take-downs. The Registration Rights Agreement shall be in form and substance acceptable to the Commitment Parties that will be parties thereto. Court Approval On the Petition Date, the Debtors shall file a motion, in form and substance acceptable to the Commitment Parties and reasonably acceptable to the Required Consenting Term Lenders, seeking approval of the Put Option Agreement, the Rights Offering Procedures and any other Backstop Commitment Documents (the “Backstop Approval Motion”). Upon or before entry of the Confirmation Order, but in any event no later than forty-five (45) days after the Petition Date, the Bankruptcy Court shall enter an order, in form and substance acceptable to the Commitment Parties and reasonably acceptable to the Required Consenting Term Lenders, approving the relief requested in the Backstop Approval Motion on a final basis (the “Backstop Approval Order”), which Backstop Approval Order shall be in accordance with the RSA and which, for the avoidance of doubt, may be the same order as the Confirmation Order. Commitment Party Professional Fees The Debtors will pay all fees and expenses of Stroock & Stroock & Lavan LLP, Houlihan Lokey, Inc. and Mike R Meyers LLC (collectively, the “Commitment Party Professionals”), as advisors to the Commitment Parties, on a current basis, in accordance with the Put Option Agreement and in accordance with any letter agreements entered into between the Debtors and the Commitment

13 Term Description Party Professionals, including, without limitation, any “success”, “transaction”, “deferred” or similar fees (such fees and expenses collectively, the “Commitment Party Professional Fees”), in each case, without the requirement for the filing of retention applications, fee applications, or any other applications in the Chapter 11 Cases, and without any requirement for further notice or Bankruptcy Court review or approval. The Commitment Party Professional Fees shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code pursuant to the Backstop Approval Order. Indemnification The Put Option Agreement shall contain indemnification provisions in favor of the Commitment Parties and their respective related parties (in their capacities as such) that are customary for transactions of this nature, including indemnification for (a) losses of the Commitment Parties and their respective related parties (in their capacities as such) arising out of or relating to the Rights Offering, the Backstop Commitments, the Equity Commitments, the Put Option Agreement or the transactions contemplated by any of the foregoing and (b) losses of the Commitment Parties and their respective related parties arising out of or relating to any breaches by the Debtors of representations, warranties and/or covenants set forth in the Put Option Agreement; provided, however, that the foregoing indemnity will not apply to: (i) losses, claims, damages, liabilities or expenses to the extent that they result from a material breach by the Commitment Parties of the Commitment Parties’ obligations under the Rights Offering Term Sheet, or the Put Option Agreement, or any act by the Commitment Parties of bad faith, gross negligence or willful misconduct, each as determined by a final, non-appealable decision by a court of competent jurisdiction; and (ii) any punitive, exemplary or special damages unless such indemnified party is required to pay such damages to a third party, as determined by a final, non-appealable decision by a court of competent jurisdiction.

Schedule 1 Initial Backstop Commitment Percentages [to be supplied]

EXHIBIT C DIP/Exit Facility Commitment

EXECUTION VERSION KKR CREDIT ADVISORS (US) LLC 555 California Street, 50th Floor San Francisco, California 94104 PERSONAL AND CONFIDENTIAL May 20, 2019 Mr. Fred Graffam Chief Financial Officer Monitronics International, Inc. 1990 Wittington Place Farmers Branch, Texas 75234 Commitment Letter Dear Mr. Graffam: You have advised KKR Credit Advisors (US) LLC, on behalf of itself and certain of its affiliates and its or their managed funds and accounts (“KKR”, “us” or “we”) that we have been exclusively authorized by Monitronics International, Inc. (the “Company” or “you”) to act as structuring advisor (in such capacity, “Structuring Advisor”) and that KKR Capital Markets LLC (“KCM”) has been exclusively authorized by the Company to act as sole lead arranger and bookrunner in connection with the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and in the attached Annexes A and B hereto (collectively, the “Commitment Letter”). On the basis of such terms and conditions, we are hereby pleased to provide you with a commitment to provide such financing. You have (i) advised KKR that the Company and each of its subsidiaries (collectively, the “Companies”) intend to file petitions commencing cases (the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (Houston Division) (the “Bankruptcy Court”), and thereafter refinance their existing prepetition revolving credit facility (the “Existing Prepetition Revolving Credit Facility”) under that certain Amended and Restated Credit Agreement, dated as of March 23, 2012 (as amended through the date hereof, the “Existing Prepetition Credit Agreement”), among the Company, the guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, and (ii) requested that KKR provide (A) credit facilities consisting of up to $245 million of commitments under a debtor-in-possession revolving loan financing facility (the ”DIP Revolving Credit Facility” or the “DIP Facilities”), which will be used (w) to refinance the Existing Prepetition Revolving Credit Facility as described above, (x) to pay related transaction fees and expenses, (y) for working capital and general corporate purposes and (z) to fund Chapter 11 expenses, and (B) in the event a plan of reorganization for the Companies (the “Plan of Reorganization”) is confirmed under the Bankruptcy Code and upon Companies' election, (1) an exit term loan credit facility (the “Exit Term Loan Facility”) in an aggregate principal amount equal to $150 million and (2) an exit revolving credit facility (the “Exit Revolving Credit Facility”), with commitments in an aggregate principal amount equal to $145 million (the Exit Revolving Facility, together with the Exit Term Loan Facility, the “Exit Facilities” and

Monitronics International, Inc. May 20, 2019 Page 2 collectively with the DIP Facilities, the “Credit Facilities”), in each case substantially on the terms and conditions set forth in the Summary of Terms and Conditions of the Credit Facilities attached hereto as Annex B (the “Term Sheet”). Each of KKR and KCM understands that the Bankruptcy Code requires the entry of interim and final orders by the Bankruptcy Court approving the DIP Facilities, such orders to be in form and substance reasonably satisfactory to the Required Lenders and the Company (the “DIP Orders”). KCM is pleased to confirm its commitment to act as sole lead arranger for the Credit Facilities on the terms and subject to the conditions contained in this Commitment Letter and the Term Sheet. KKR is pleased to confirm its commitment to act as structuring advisor for the Credit Facilities and to provide the Company 100% of the Credit Facilities, in each case, on the terms and subject to the conditions contained in this Commitment Letter and the Term Sheet. You hereby appoint KCM and KKR to act in each such role. The obligations of KKR to provide its portion of the Credit Facilities shall be, to the extent Additional Lenders (as defined below) provide commitments to provide portions of the Credit Facilities, several, not joint and several. KKR’s commitment to provide the Credit Facilities is subject in all respects to the satisfaction of the terms and conditions contained in this Commitment Letter. Our fees for our services related to the Credit Facilities are set forth in a separate fee letter (the “Fee Letter”), dated as of the date hereof, entered into by the Company and KKR. You acknowledge and agree that KKR may share or assign any portion of such fees with any Additional Lenders. Our commitments to fund the DIP Facilities and the Exit Facilities on the applicable Closing Date are subject to the satisfaction or waiver by KKR (or, if there are Additional Lenders, a majority of the commitments to fund the DIP Facilities and the Exit Facilities held by KKR and such Additional Lenders (KKR alone or such majority, as the case may be, the “Required Lenders”)) of the conditions set forth in the “Conditions to All Borrowings” section of the Term Sheet and Exhibits B or C to the Term Sheet, as applicable, and upon satisfaction or waiver of such conditions, the initial funding of the applicable Credit Facility shall occur. By executing this Commitment Letter, the Company, on behalf of itself, its subsidiaries, affiliates and Parent, agrees that from the date hereof until June 30, 2019, (i) it will cease any discussion with other potential debtor-in-possession financing providers and will not engage in any discussion or provide any information or pay any commitment fee, arrangement fee or any other similar fee or pay any expense deposit to any person or persons other than KKR, KCM, and, if applicable, each Additional Lender, in connection with soliciting from such financing provider, person or persons a proposal or commitment to provide debtor-in-possession debt financing in lieu of the DIP Facilities and (ii) that it will not enter into any definitive agreement for a debtor-in-possession debt financing (including any modification, extension, or continuation of existing credit facilities) in lieu of the DIP Facilities if KKR and, if applicable, each Additional Lender, are ready, willing and able to provide the proceeds of the DIP Facilities on the terms and conditions substantially as set forth in this Commitment Letter. For the avoidance of doubt, this paragraph shall not prohibit the Companies from amending or otherwise modifying the Existing Prepetition Credit Agreement and the other Loan Documents (as defined in the Existing Prepetition Credit Agreement) with respect to the loans thereunder to effect necessary waivers or forbearances with respect to existing or future defaults under the Existing Prepetition Credit Agreement, reflect the payment in full of the Existing Prepetition Revolving Credit Facility and otherwise in connection with the transactions contemplated herein. KKR (together with certain of its affiliates and its or their managed funds and accounts) is underwriting the full amount of their respective commitments of the Credit Facilities. However, KCM may syndicate the commitments with respect to the Credit Facilities to financial institutions and/or other lenders

Monitronics International, Inc. May 20, 2019 Page 3 who are members of the Ad Hoc Lender Group (“Additional Lenders”). You acknowledge and agree that, with respect to the Exit Facilities, syndication to any Additional Lender will occur only to the extent such Additional Lender agrees to provide commitments for both the Exit Term Loan Facility and the Exit Revolving Credit Facility, pro rata with respect to the total principal amounts of each. You also acknowledge and agree that any Additional Lender shall provide both commitments and loans under the DIP Facilities and the Exit Facilities which shall be no less than such Ad Hoc Group Lender’s Pro Rata Share (unless otherwise agreed by KKR and such Additional Lender), but shall not exceed the maximum commitment amount that such Additional Lender indicates in its commitment (such maximum amount, the “Additional Lender’s Maximum Amount”). By way of example, if less than all of the Ad Hoc Group Lenders commit to be Additional Lenders, the allocations of each such Additional Lender shall be increased on a pro rata basis across KKR and such Additional Lenders until each Additional Lender’s Maximum Amount has been reached. If all Additional Lenders’ Maximum Amounts have been reached, and there are excess commitments to be allocated, KKR will be allocated such commitments. For purposes hereof: “Ad Hoc Lender Group” shall have the meaning assigned thereto in the Restructuring Support Agreement, dated as of May 20, 2019. “Ad Hoc Group Lender” means an Additional Lender who is a member of the Ad Hoc Lender Group; and “Pro Rata Share” means, with respect to any Ad Hoc Group Lender, (i) the percentage of such Ad Hoc Group Lender’s share of commitments and loans under the Existing Prepetition Credit Agreement, as of the date hereof, divided by (ii) 0.60. So long as no event of default has occurred and is continuing under the applicable Credit Facility, unless you agree in writing, we will not syndicate our commitments to (i) those banks, financial institutions and other lenders and persons and any controlled affiliate of such person reasonably identifiable by name (excluding (x) any affiliate that is a person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (y) subject to clause (i) of the final sentence of this paragraph, any person that is a lender under the Existing Prepetition Credit Agreement), in all cases to the extent identified by name in writing by you to us prior to the date hereof or (ii) those persons who are competitors of the Companies and any controlled affiliate of such competitor reasonably identifiable by name (in each case, excluding (x) their respective financial investors that are not operating companies, and (y) any person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business) that are separately identified by name in writing by you to us prior to the date hereof and as such written notice may be updated from time to time with our written approval (such persons above, collectively, the “Disqualified Lenders”); provided that no such written notice shall apply retroactively to disqualify any person that has acquired an assignment or participation interest in the loans or commitments under the applicable Credit Facility prior to the delivery of such notice. Notwithstanding anything to the contrary contained in this Commitment Letter (i) unless you agree in writing, no person that is a lender under the Existing Prepetition Credit Agreement that is not a party to the Restructuring Support Agreement shall be permitted to be a lender under either Credit Facility and (ii), neither the commencement nor the completion of any such syndication of the Credit Facilities shall constitute a condition precedent to the availability and funding of any Credit Facility. In addition, the Company represents (it being understood that the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Credit Facilities) and covenants (it being understood that compliance with such covenant shall not be a condition to the commitments hereunder or the funding of the Credit Facilities) that (i) all written information, other than Projections (as defined below) and information of a general economic or industry specific nature, which has been or is hereafter provided directly or indirectly by the Company or any of its representatives to KKR, KCM or the Lenders (as defined in the Term Sheet) in connection with the transactions contemplated hereby

Monitronics International, Inc. May 20, 2019 Page 4 (the “Information”), as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, taken as a whole, in light of the circumstances under which such Information is provided (after giving effect to all supplements and updates thereto) and (ii) all financial projections concerning the Companies that have been or will be made available to KKR, KCM or the Lenders by the Company or any of its representatives (the “Projections”) have been and will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to KKR and KCM (it being understood that any such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material). You agree that if at any time prior to the applicable Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances. By executing this Commitment Letter, you agree to reimburse KKR, KCM and, if there are Additional Lenders, the Ad Hoc Lender Group, on each Closing Date (or if this Commitment Letter terminates in accordance with the terms hereof, on demand) for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (i) the reasonable fees, disbursements and other charges of (x) Proskauer Rose, LLP, as counsel to KKR and KCM, (y) Jones Day as counsel to the Lenders (other than KKR) and Ad Hoc Lender Group, and (z) a single local counsel to the Lenders, KKR and KCM for each applicable jurisdiction, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each group of similarly situated persons taken as a whole and (ii) search fees, due diligence expenses, transportation expenses and insurance consultant costs and expenses and fees and expenses incurred by KKR and KCM in connection with background checks) incurred in connection with the Credit Facilities, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby (collectively, the “Expenses”), regardless of whether any of the transactions contemplated hereby are consummated. Within one business day after the execution of this Commitment Letter, the Company shall pay to KKR an additional expense deposit of $100,000 (the “Expense Deposit”), to fund Expenses incurred by or on behalf of KKR and KCM. Prior to the termination of this Commitment Letter, KKR may request in writing (with such request to be accompanied, upon the Company’s request, by a reasonably detailed description (but not an itemized list) of (x) disbursements from the Expense Deposit to date and (y) expected future disbursements from the Expense Deposit), and the Company shall promptly pay to KKR, in immediately available funds, an additional expense deposit if the amount of Expenses incurred or expected to be incurred by KKR and KCM in connection with the Credit Facilities exceeds or are expected to exceed the amount of the Expense Deposit being held by KKR. The Expense Deposit will not be segregated and may be commingled with other funds and the Company will not be entitled to receive interest on the Expense Deposit. Upon the earlier of (i) termination of this Commitment Letter and (ii) the Exit Facilities Closing Date, any unused portion of the Expense Deposit (other than amounts reasonably expected to be incurred as a result of any post-closing matters under the Exit Loan Documents) shall be promptly returned to the Company. In addition, in connection with arrangements such as this, it is KKR’s and KCM’s policy to receive indemnification. The Company agrees to indemnify and reimburse KKR, KCM and, if applicable,

Monitronics International, Inc. May 20, 2019 Page 5 each Additional Lender, in accordance with the provisions set forth in Annex A, which is incorporated by reference into this Commitment Letter. Please note that this Commitment Letter, the Term Sheet and the Fee Letter and any written or oral advice provided by us in connection with this arrangement are exclusively for the information of the board of directors and senior management of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent; provided, however, that we hereby consent to your disclosure of (i) this Commitment Letter, the Term Sheet and the Fee Letter on a confidential and “need to know” basis, to your or the Parent's (as defined in the Term Sheet) respective directors, officers, employees, accountants, attorneys and other professional advisors retained by you or the Parent in connection with the transactions contemplated hereby, (ii) this Commitment Letter and the Term Sheet (but not the Fee Letter) (A) to the agents under the Existing Prepetition Credit Agreement, the Ad Hoc Lender Group, the indenture trustee under the Senior Unsecured Note Indenture (as defined in the Existing Prepetition Credit Agreement), the adhoc group of holders of the Senior Unsecured Notes (as defined in the Existing Prepetition Credit Agreement), and on a confidential and “need to know” basis, each of their respective directors, officers, employees, accountants, attorneys and other professional advisors, (B) after your acceptance of this Commitment Letter and the Fee Letter, in any proxy statement or other public filing in connection with the transactions contemplated hereby (including filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges) and (C) in the Plan of Reorganization or in a Bankruptcy Court filing in order to implement the transactions as contemplated hereby (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation); provided that at the request of KKR or KCM, certain parts shall be redacted and not filed publicly, (iii) the Fee Letter, to any Additional Lender, (iv) the aggregate amount of the fees (including any upfront fees and original issue discount) payable under the Fee Letter either as part of (A) a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) as part of a disclosure of overall transaction fees and expenses (not limited to fees associated with the Credit Facilities) or (B) to the attorneys and other professional advisors to the adhoc group of the Existing Term Loan Lenders and the adhoc group of holders of the Senior Unsecured Notes, in each case, on a confidential and “need to know” basis, (v) upon granting of a motion to file the Fee Letter under seal, (A) unredacted copies of the Fee Letter may be filed under seal with the Bankruptcy Court and disclosed to such other persons or entities determined by KKR in our sole discretion on a confidential basis and (B) a redacted version of the Fee Letter to the extent required in motions, in form and substance satisfactory to KKR, to be filed with the Bankruptcy Court solely in connection with obtaining the entry and order approving your execution, delivery and performance of this Commitment Letter, the Fee Letter or other agreements necessary to approve the transactions contemplated hereby, (vi) the Term Sheet only, to each of Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services Business and Moody’s Investors Service, Inc., on a confidential basis, in connection with obtaining ratings for the Exit Facilities and (vii) as required to be disclosed by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation) (including in connection with the Bankruptcy Cases). Each of KKR and KCM agrees to treat any Evaluation Material (as defined in the NDA referenced below) in accordance with the terms of the letter agreement, dated as of February 27, 2019, between the Company, Ascent Capital Group, Inc. and KKR Credit Advisors (US) LLC (the “NDA”). KKR, KCM, each Additional Lender, if applicable, and each of their respective affiliates may have economic interests that conflict with those of the Company. You agree that each of KKR, KCM and, each Additional Lender, if applicable, will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the Term Sheet or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between

Monitronics International, Inc. May 20, 2019 Page 6 KKR, KCM or, if applicable, any Additional Lender, on the one hand, and the Company, its stockholders or its affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter, the Term Sheet and the Fee Letter are arm's-length commercial transactions between KKR, KCM or, if applicable, any Additional Lender,, on the one hand, and the Company and its affiliates, on the other, (ii) in connection with the transactions contemplated hereby, and with the process leading thereto, each of KKR, KCM or, if applicable, any Additional Lender, is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, affiliates, creditors or any other person, (iii) none of KKR, KCM or, if applicable, any Additional Lender has assumed an advisory or fiduciary responsibility in favor of the Company and its affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether KKR, KCM or, if applicable, any Additional Lender, or any of their respective affiliates has advised or is currently advising the Company and its affiliates on other matters) or any other obligation to the Company and its affiliates except the obligations expressly set forth in this Commitment Letter, the Term Sheet and the Fee Letter and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company, on behalf of itself and its affiliates, agrees that it will not claim that either KKR, KCM or, if applicable, any Additional Lender, or any of their respective affiliates has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company and its affiliates, in connection with such transactions or the process leading thereto. In addition, each of KKR, KCM or, if applicable, any Additional Lender may employ the services of their respective affiliates in providing certain services hereunder and subject to the terms of the NDA, may exchange with such affiliates information concerning the Company and other companies that may be the subject of this Commitment Letter, the Term Sheet and the Fee Letter, and such affiliates shall be entitled to the benefits afforded to KKR, KCM or, if applicable, such Additional Lender hereunder. The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder; provided that your obligations under this Commitment Letter with respect to indemnification shall automatically terminate and be superseded by the corresponding provisions of the Credit Facilities upon the initial funding thereunder and you shall be released from all liability in connection therewith at such time. In the event the closing of the DIP Facilities does not occur by June 30, 2019 (the “DIP Commitment Termination Date”), our commitment to provide the DIP Facilities shall automatically expire on such date unless extended by KKR and any Additional Lender in writing. In the event that our commitment to provide the DIP Facilities expires or the closing of the Exit Facilities does not occur within 150 days of the Filing Date (as defined below) (such date, the “Exit Commitment Termination Date”), our commitment to provide the Exit Facilities shall automatically expire on such date unless extended by KKR and any Additional Lender in writing; provided, however, that the Exit Commitment Termination Date shall be automatically extended to the date that the Exit Milestone (as defined in Exhibit A to Annex B hereto) is extended in accordance with the terms set forth on such Exhibit A. This Commitment Letter may not be assigned by the Company without KKR’s and KCM’s prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. KKR may assign its commitments hereunder, in whole or in part (including, for example, our commitment to provide the Credit Facilities), to

Monitronics International, Inc. May 20, 2019 Page 7 any of its affiliates or to any Lender (it being understood that any such assignment will not relieve KKR, as applicable, of any of its commitments to extend the Credit Facilities hereunder on the applicable Closing Date (as defined below), subject to the provisions hereof. Unless you agree in your sole discretion in writing to the contrary, KKR shall retain exclusive control over all rights and obligations with respect to its commitment in respect of each Credit Facility including all rights with respect to consents, modifications, waivers, supplements and amendments, until after the initial funding under such Credit Facility has occurred. Neither this Commitment Letter (including the Term Sheet) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto or thereto. KKR hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and other applicable law relating to money laundering and terrorist financing, KKR and each other Lender under the proposed Credit Facilities may be required to obtain, verify and record information that identifies the Company and each other Credit Party, which information includes the name, address and taxpayer identifying number of the Company and each other Credit Party and other information that will allow KKR and each other Lender to the proposed Credit Facilities to identify the Company and each other Credit Party in accordance with the Act and such other applicable law. This notice is given in accordance with the requirements of the Act and is effective for KKR and each other the Lender. This Commitment Letter may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Please confirm that the foregoing is in accordance with your understanding by signing and returning the enclosed copy of this Commitment Letter to KKR and KCM and the Fee Letter to KKR, accompanied by the relevant fees described in the Fee Letter and the Expense Deposit by wiring the amounts thereof to KKR or its designee as described in an invoice or letter which will be separately provided to you, in each case, on or before 5:00 p.m. (New York time) on May 21, 2019, whereupon this Commitment Letter shall become a binding agreement among KKR, KCM and the Company and the Fee Letter shall become a binding agreement between KKR and the Company, in each case, as of the date hereof. If not signed and returned, together with the delivery of the Expense Deposit, as described in the preceding sentence by such date and time, this offer will terminate on such date and time. In addition, if the Bankruptcy Cases are commenced prior to the execution and delivery of this Commitment Letter and the Fee Letter, together with the delivery of the fees described in this paragraph and the Expense Deposit, in each case, as described in the preceding sentence, this offer will terminate upon the commencement of the Bankruptcy Cases. THIS COMMITMENT LETTER AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. If this Commitment Letter or the Fee Letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. The Company agrees that any suit or proceeding arising in respect to this Commitment Letter or the Fee Letter or any matter referred to in this Commitment Letter or the Fee Letter will be tried exclusively in the Bankruptcy Court or, if that court does not have subject matter

Monitronics International, Inc. May 20, 2019 Page 8 jurisdiction, then the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, then in any state court located in the County of New York in the State of New York, and the Company agrees to submit to the exclusive jurisdiction of, and to venue in, such courts. This Commitment Letter, the Term Sheet and the Fee Letter (i) supersedes all prior discussions, agreements (other than the NDA), commitments, arrangements, negotiations and understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, (iii) shall be binding upon the parties and their respective successors and assigns, and (iv) may not be relied upon or enforced by any other person or entity other than the parties hereto or any Additional Lender. [Remainder of page intentionally left blank]

Annex A In the event that KKR, KCM and/or any Additional Lender becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners, or other equity holders of the Company, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to periodically reimburse KKR, KCM and such Additional Lender for their reasonable and documented legal and other expenses (in the case of legal expenses limited to fees, disbursements and other charges of one primary counsel to KKR and one primary counsel for the Lenders selected by the Ad Hoc Lender Group, single local counsel to KKR and a single local counsel for the Lenders selected by the Ad Hoc Lender Group for each applicable jurisdiction, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each group of similarly situated persons taken as a whole) (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold each of KKR, KCM and any Additional Lender harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters, and without regard to the exclusive or contributory negligence of KKR, KCM, such Additional Lender or their respective affiliates, or the partners, directors, agents, employees and controlling persons (if any), as the case may be, of KKR, KCM, any Additional Lender and any such affiliate, except to the extent that such have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of KKR, KCM or such Additional Lender, as applicable. If for any reason the foregoing indemnification is unavailable to KKR, KCM or such Additional Lender, or is insufficient to hold them harmless, then the Company shall contribute to the amount paid or payable by KKR, KCM or such Additional Lender, as applicable, as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders, partners, or other equity holders on the one hand and KKR, KCM and such Additional Lender, as applicable, on the other hand in the matters contemplated by the Letters as well as the relative fault of the Company and KKR, KCM and such Additional Lender, as applicable, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of KKR, KCM, any Additional Lender and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of KKR, KCM, any Additional Lender and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, KKR, KCM, such Additional Lender, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability based on its or their exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters; except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, stockholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event shall such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party's or such other parties' activities related to the Letters. The provisions of this Annex A shall survive any termination or completion of the arrangement provided by the Letters. Annex A-1

Annex B Monitronics International, Inc. Summary of Terms and Conditions of the Credit Facilities Capitalized terms used in this Annex B but not defined herein shall have the meanings given to them in the Commitment Letter to which this Annex B is attached. Borrower: DIP Facilities: Monitronics International, Inc., a Texas corporation (“Monitronics”), as debtor-in-possession in the Bankruptcy Cases to be filed (the date of such filings referred to herein as the “Filing Date”) under the Bankruptcy Code in the Bankruptcy Court. Exit Facilities: Monitronics, as reorganized pursuant to the Bankruptcy Cases (“Reorganized Monitronics”). “Borrower” or “Company” shall mean (i) Monitronics prior to the Exit Facilities Closing Date and (ii) Reorganized Monitronics on and after the Exit Facilities Closing Date. “Reorganized Companies” shall mean the Companies, as reorganized pursuant to the Bankruptcy Cases. Guarantors: Each of Borrower’s existing and future direct and indirect subsidiaries (excluding any foreign subsidiary to the extent that the Borrower and the Agent determine that any change to the U.S tax laws after the Closing Date would result in materially adverse tax consequences to the Credit Parties taken as a whole) (collectively, such subsidiaries are the “Guarantors”, and, collectively with the Borrower, the “Credit Parties” or each individually a “Credit Party”) shall guaranty (the “Guaranty”) all obligations under the Credit Facilities. All guarantees shall be guarantees of payment and not of collection. Administrative Agent and Collateral Agent: Cortland Capital Market Services LLC or another third party designated by the Structuring Advisor and reasonably acceptable to the Borrower (in such capacity, the “Agent”). Structuring Advisor: KKR Credit Advisors (US) LLC (“KKR”) (in such capacity, the “Structuring Advisor”). Sole Lead Arranger and Bookrunner: KKR Capital Markets LLC (“KCM”) (in such capacity, the “Arranger”). Lenders: KKR and certain of its affiliates and its or their managed funds and accounts and/or, subject to the applicable provisions of the DIP Loan Documents (as defined below) or the Exit Loan Documents (as defined below) and the Additional Lenders (each, a “Lender” and, collectively, the “Lenders”). During the effectiveness of the DIP Annex B-1

Facilities, Lenders shall refer to the Lenders under the DIP Facilities (the “DIP Lenders”), and during the effectiveness of the Exit Facilities, Lenders shall refer to the Lenders under the Exit Facilities (the “Exit Lenders”). DIP Facilities: DIP Revolving Credit Facility: A senior secured revolving credit facility of up to $245 million, which shall include a $10 million subfacility for the issuance of letters of credit (each a “Letter of Credit”), which shall be issued by a third party financial institution reasonably acceptable to the Borrower, and whom the parties shall use commercially reasonable efforts to engage on or prior to the Filing Date; provided that to the extent that a letter of credit issuer is not engaged by the date of the entry of the interim order, any undrawn letters of credit outstanding under the Existing Prepetition Credit Facility shall be cash collateralized with proceeds of DIP Revolving Loans. Exit Facilities: Exit Revolving Credit Facility: An aggregate principal amount equal to $145 million (the “Exit Revolving Credit Facility”) Exit Term Loan Facility: An aggregate principal amount equal to $150 million (the “Exit Term Loan Facility”). Availability: DIP Revolving Credit Facility: Subject to the terms of the DIP Orders, revolving loans under the DIP Revolving Credit Facility (the “DIP Revolving Loans”) may be borrowed, repaid and re-borrowed on and after the DIP Facilities Closing Date until the DIP Facilities Maturity Date. Under the DIP Revolving Credit Facility, Agent (at the direction of the Structuring Advisor) will have the right to establish a reserve against availability under the commitments under the DIP Revolving Credit Facility and the Borrowing Base (as defined below) in the amount of the Carve-Out Expenses (as hereinafter defined). The DIP Lenders shall provide a portion of the DIP Revolving Credit Facility in an aggregate amount not less than the sum of (1) the amount necessary to retire the Existing Prepetition Revolving Credit Facility in full and cash collateralized any letters of credit thereunder, if so required, and (2) $45 million as the Bankruptcy Court may approve (the “Interim DIP Facility”) on terms and conditions set forth in, and to the extent permitted by, the Interim Order and on terms and conditions set forth in the DIP Loan Documents. The Interim DIP Facility will have a final maturity of not more than 45 days from the date of the Interim Order (the “Interim Facility Maturity Date”). The portion of the DIP Facilities made under the Interim DIP Facility will be due and payable on the Interim Facility Maturity Date unless the Final DIP Order (as defined below) shall have been entered by the Bankruptcy Court on or before such date. The Interim DIP Facility shall have substantially the same terms and conditions as the DIP Facilities, except to the extent set forth in this paragraph. “Final DIP Order” means a Final Order (as defined below), in form and substance reasonably acceptable to the Required Lenders, approving the DIP Annex B-2

Facilities. “Final Order” means an order of the Bankruptcy Court, the operation and effect of which has not been vacated, stayed, amended, reversed or modified, and as to which (a) the time to appeal, petition for certiorari, or motion for argument or rehearing has expired and as to which no appeal, petition for certiorari, or motion for re-argument or rehearing shall then be pending, or (b) in the event that an appeal, writ for certiorari, re-argument or rehearing thereof has been sought, such order shall have been affirmed as originally entered by the Bankruptcy Court by the highest court to which an appeal, petition for certiorari or re-argument or rehearing was sought and the time to take any further appeal, petition for certiorari, or motion for re-argument or rehearing shall have expired. Exit Revolving Credit Facility: Revolving loans under the Exit Revolving Credit Facility (the “Exit Revolving Loans” and together with the DIP Revolving Loans, the “Revolving Loans”) may be borrowed, repaid and re-borrowed on and after the Exit Facilities Closing Date (as defined below) until the Exit Facilities Maturity Date (as defined below). Exit Term Loan Facility: The term loan under the Exit Term Loan Facility (the “Exit Term Loan” and together with the Exit Revolving Loans, the “Exit Loans”) shall be fully drawn on the Exit Facilities Closing Date. In each Revolving Credit Facility, the aggregate amount of Revolving Loans and Letters of Credit shall not exceed the lesser of (i) the total commitment under the applicable Revolving Credit Facility and (ii) the amount of the Borrowing Base minus with respect solely to the Exit Revolving Credit Facility, the aggregate principal amount of the Term Loans outstanding. “Borrowing Base” means ten (10) times the Eligible RMR (as defined below) balance of the Credit Parties for the month most recently ended for which financial statements and a borrowing base certificate were required to be delivered under the applicable Loan Documents. “Eligible RMR” means, as of any time, 100% of the aggregate amount of (a) RMR subject to billing under Monitoring Contracts between customers and the Credit Parties and (b) 14.6/28 of RMR under agreements to provide wholesale monitoring services (provided, that the amount under this clause (b) shall not exceed 5% of total Eligible RMR), in each case, in effect in which no person other than the Credit Parties or any of their Subsidiaries and the Agent has any interest (other than (x) Liens permitted under the applicable Loan Document to the extent junior to the Liens of the Agent and (y) Liens on Monitoring Contracts acquired from new Approved Alarm Dealers that secure residual contingent obligations to previous buyers of Monitoring Contracts from such Approved Alarm Dealers that will be terminated in the ordinary course of business; provided that not more than 5% of Eligible RMR shall be derived from Monitoring Contracts subject to such Liens), provided, however, that Eligible RMR will not include any revenue: Annex B-3

(i) from customers whose balances are more than ninety (90) days past due; (ii) that is not periodic in nature, but rather relates to installation purchase payments or onetime assessments or charges; (iii) from stand alone service agreements and extended repair service, maintenance or inspection agreements that are not provided in conjunction with alarm monitoring; (iv) from Monitoring Contracts that (A) do not have FICO Scores (unless such Monitoring Contracts are for commercial accounts with acceptable credit reviews pursuant to customary credit criteria for commercial subscribers) or (B) have FICO Scores less than 625; provided that notwithstanding the foregoing, (x) not more than 2% of Eligible RMR can be comprised of Monitoring Contracts that have FICO Scores of less than 600, (y) not more than 15% of Eligible RMR can be comprised of Monitoring Contracts that have FICO Scores of greater than 599, but less than 625 and (z) not more than 6% of Eligible RMR (other than from commercial accounts with acceptable credit reviews pursuant to customary credit criteria for commercial subscribers) can be comprised of Monitoring Contracts that do not have FICO Scores; (v) reimbursement for or payment of any taxes, fees or other charges imposed by any Governmental Authority relative to the furnishing of alarm services or maintenance services; and (vi) late fees or fees for not sufficient fund checks. Capitalized terms in the definition of Eligible RMR shall have the meanings given such terms in the Existing Prepetition Credit Agreement (subject to the Documentation Principles). DIP Facilities Closing Date: The DIP Facilities shall close on the first date on which all of the conditions precedent set forth in “Conditions to All Borrowings” section of this Term Sheet and Exhibit B hereto are satisfied (the “DIP Facilities Closing Date”). Exit Facilities Closing Date: The Exit Facilities shall close on the first date on which all of the conditions precedent set forth in “Conditions to All Borrowings” section of this Term Sheet and Exhibit C hereto are satisfied (the “Exit Facilities Closing Date” and together with the DIP Facilities Closing Date, each, a “Closing Date”). Conditions to All Borrowings: In the case of each Credit Facility: (i) prior written notice of borrowing (which must be received by the Agent no later than 1:00 p.m. (A) three (3) business days prior Annex B-4 to the requested date of any borrowing or, or conversion to or continuation of, loans bearing interest at LIBOR or of any conversion of loans bearing interest at LIBOR to loans bearing interest at the Base Rate, and (B) on the requested date of any borrowing of loans bearing interest at the Base Rate); (ii) the accuracy of representations and warranties as of the date of each borrowing; (iii) a pro forma calculation of borrowing base utilization, in form and substance reasonably satisfactory to the Structuring Advisor; and (iv) the absence of any default or event of default. DIP Facilities Maturity Date: The earliest of (a) the Interim Facility Maturity Date, if the Final DIP Order has not been entered by the Bankruptcy Court on or prior to such date, (b) the date that is 12 months after the Filing Date, (c) the effective date with respect to any Plan of Reorganization, (d) the filing of a motion by the Credit Parties seeking dismissal of any Bankruptcy Cases, the dismissal of any of the Bankruptcy Cases, the filing of a motion by the Credit Parties seeking to convert any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code or the conversion of any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, (e) the date a sale of all or substantially all of the Credit Parties’ assets is consummated under Section 363 of the Bankruptcy Code, (f) the acceleration of the obligations under the DIP Facilities following the occurrence of an event of default under the DIP Loan Documents, and (g) the appointment of a Chapter 11 Trustee (such earliest date, the “DIP Facilities Maturity Date”). Unless the Companies elect to convert the DIP Facilities into Exit Facilities, all amounts outstanding under the DIP Facilities shall be due and payable in full on the DIP Facilities Maturity Date. Unless the DIP Facilities Maturity Date shall occur in connection with a refinancing pursuant to the Exit Facilities, any Letters of Credit outstanding on the DIP Facilities Maturity Date shall be cash collateralized in an amount equal to 105% of the face amount thereof or backed by letter(s) of credit reasonably acceptable to issuing bank. Exit Facilities Maturity Date: The 5th anniversary of the DIP Facilities Closing Date (the “Exit Facilities Maturity Date”). Amortization: None. Interest Rates: Calculated on a 360-day basis: Current Rate: With respect to each Credit Facility: A floating rate equal to LIBOR + 5.00% or Base Rate + 4.00%. Default Rate: 2.00% in addition to the Current Rate, payable on demand. As used herein, the terms “Base Rate” and “LIBOR” shall have meanings customary and appropriate for financings of this type, and the basis for calculating Annex B-5 accrued interest and the interest periods for loans bearing interest based on LIBOR shall be customary and appropriate for financings of this type; provided that at no time would LIBOR be less than 1.50% and at no time would the Base Rate be less than 4.50%. There shall be no more than ten (10) outstanding interest periods in effect in respect of the Credit Facilities. Unused Line Fee: A commitment fee of 0.75% per annum on the average daily unused portion of each of the DIP Revolving Credit Facility and Exit Revolving Credit Facility, as applicable, payable quarterly in arrears commencing with the first full fiscal quarter following the DIP Facilities Closing Date or the Exit Facilities Closing Date, as applicable, Such fees shall be distributed to each Lender under such facility pro rata in accordance with the amount of each such Lender’s commitment under such facility. Letter of Credit Fees: Letter of Credit fees equal to the margin included in the Current Rate from time to time on the Revolving Credit Facility for LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee will be payable to the issuing bank for such Letters of Credit for its own account, in an amount equal to 0.25% per annum of the aggregate face amount under each Letter of Credit, payable quarterly in arrears. Such issuing bank will also receive such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Letter of Credit issuer’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be. All Letter of Credit fees will be calculated on a 360-day basis and may be modified by the applicable third party financial institution providing such Letters of Credit as agreed to by such institution and the Borrower. Payment Schedule: Interest at the Current Rate is due monthly for borrowings bearing interest with reference to the Base Rate, on the last day of selected interest periods (which shall be one, two or three months) for borrowings bearing interest with reference to LIBOR and upon prepayment, in each case, payable in arrears. Upon the occurrence and during the continuance of an event of default, at the election of the Required Lenders, all obligations owed under the applicable Loan Documents shall bear interest at the Default Rate from the date such event of default occurred until the date such event of default is waived in accordance with the terms of the Loan Documents. Notwithstanding the foregoing, no election of the Required Lenders shall be required in connection with any payment or insolvency default, and upon a payment or insolvency default, all obligations owed under the applicable Loan Documents shall bear interest at the Default Rate automatically from the date of the occurrence of such event of default. Interest at the Default Rate shall be payable on demand. Annex B-6

Documentation Principles: The terms of the Credit Facilities shall be generally consistent with, and based on, those set forth in (a) the Existing Prepetition Credit Agreement and (b) the other Loan Documents (as defined in the Existing Prepetition Credit Agreement), in each case, with such changes as are necessary or appropriate (i) for debtor-in-possession financings (in the case of the DIP Facilities), (ii) to address terms of the Credit Facilities as set forth in the Commitment Letter, this Term Sheet and the Fee Letter, (iii) to reflect the changes in the capital structure and the credit profile of the Companies since the date of the Existing Prepetition Credit Agreement (which shall include, without limitation, the changes set forth in Exhibit D hereto), and (iv) such other changes to the extent agreed by the Company and the Required Lenders; provided, that the borrowing mechanics (including provisions related to the Letters of Credit) and other operational provisions applicable to the Credit Facilities will be reasonably satisfactory to the Required Lenders and agency provisions applicable to the Credit Facilities will be reasonably satisfactory to the Required Lenders. Notwithstanding the foregoing, representations and warranties, covenants (other than financial covenants) and other terms and conditions under the Loan Documents may conform to the Amended Existing Prepetition Credit Agreement as reasonably determined by the Required Lenders. The provisions of this paragraph are referred to herein as the “Documentation Principles”. The Collateral securing the Credit Facilities shall be subject to the Intercreditor Agreement (as defined below). “Intercreditor Agreement” means (i) prior to the Exit Facilities Closing Date, the existing Intercreditor and Collateral Agency Agreement, dated as of September 30, 2016 (as such agreement may be modified by the Interim Order, the “Existing Intercreditor Agreement”) and (ii) on and after the Exit Facilities Closing Date, an intercreditor agreement in form and substance reasonably satisfactory to the Structuring Advisor and the Agent (the “Exit Intercreditor Agreement”). The Exit Intercreditor Agreement shall (a) provide that the Credit Facilities and the term loans under the Amended Existing Prepetition Credit Agreement (such term loans, the “Term B-2 Loans”) will be secured on a pari passu basis, (b) set forth the superpriority nature of the Credit Facilities and (iii) require that all enforcement actions (other than certain enforcement actions to be agreed) shall require the consent of both a majority of the Lenders under the Credit Facilities and a majority of the holders of the Term B-2 Loans. Mandatory Prepayments: Consistent with the Existing Prepetition Credit Agreement but subject to the Documentation Principles and shall also require a permanent reduction and full termination of the commitments under the Exit Revolving Credit Facility to the extent the Exit Term Loan Facility is prepaid in full and/or refinanced in its entirety. For the avoidance of doubt, the Loan Documents will include each mandatory prepayment included in the Amended Existing Prepetition Credit Agreement. Prepayment Annex B-7

Application: In the DIP Facilities, all mandatory prepayments shall be applied as directed by the Borrower to the DIP Facilities (without a permanent reduction in the revolving commitments under the DIP Revolving Credit Facility). In the Exit Facilities, all optional prepayments shall be applied in the following order: (i) first, to the outstanding principal balance of the Revolving Loans under the Exit Revolving Credit Facility (without a permanent reduction in the revolving commitments under the Exit Revolving Credit Facility, except as provided above under “Mandatory Prepayments”) and (ii) second, to the Term Loans under the Exit Term Loan Facility until paid in full. In the Exit Facilities, a Specified Mandatory Prepayment (as defined in Exhibit D) shall be applied in the following order: (i) first, to the outstanding principal balance of the Revolving Loans under the Exit Revolving Credit Facility (without a permanent reduction in the revolving commitments under the Exit Revolving Credit Facility); (ii) second, to cash collateralize any Letters of Credit then outstanding in an amount equal to 105% of the face amount thereof to the extent that the aggregate principal balance of the Revolving Loans and the Letters of Credit under the Exit Revolving Credit Facility exceed the Borrowing Base and (iii) third, to the Exit Term Loans. In the Exit Facilities, all mandatory prepayments (other than the Specified Mandatory Prepayment) shall be applied in the following order: (i) first, to the Exit Term Loans until paid in full; (ii) second, to the Exit Revolving Loans (without a permanent reduction in the revolving commitments under the Exit Revolving Credit Facility) and (iii) third, following the occurrence and during the continuation of an Event of Default, to cash collateralize any Letters of Credit then outstanding in an amount equal to 105% of the face amount thereof. Any Lender (a “Declining Lender”) may elect not to accept its pro rata portion of any mandatory prepayment (other than the Specified Mandatory Prepayment) (such portion of mandatory prepayment, the “Declined Amount”). The Declined Amount shall be applied to the loans held by the non-Declining Lenders, at their election, and to the extent there is any excess of the Declined Amount remaining after such application, it may be applied as a mandatory prepayment under the Amended Existing Prepetition Credit Agreement to the extent the mandatory prepayment declined by the Declining Lenders is a required mandatory prepayment under the Amended Existing Prepetition Credit Agreement. Prepayment Premium: All (i) voluntary prepayments of Exit Term Loans, (ii) mandatory prepayments of Exit Term Loans (excluding (x) mandatory prepayments required in connection with Extraordinary Receipts (as defined in the Existing Prepetition Credit Agreement), (y) mandatory prepayments described in Section 2.04(b)(i) of the Existing Prepetition Credit Agreement, and (z) Specified Mandatory Prepayments), (iii) voluntary prepayments of the Exit Revolving Loans (up to any permanent reduction of the commitments under the Exit Revolving Facility) and Annex B-8

(iv) any Insolvency Event (to be defined in the Exit Loan Documents) or acceleration of the Exit Loans, in each case of the foregoing clauses (i)-(iii), shall be accompanied by a premium (expressed as a percentage of the principal amount of such Exit Loans to be prepaid) equal to (a) on and prior to the first anniversary of the DIP Facilities Closing Date, 2.00% and (b) following the first anniversary of the DIP Facilities Closing Date but on and prior to the second anniversary of the DIP Facilities Closing Date, 1.00% and (c) thereafter, 0%; provided, however, that in the event that a Lender or Lenders, whose commitments individually or in the aggregate account for at least 10% of the Exit Revolving Credit Facility, fail to timely fund a borrowing request under the Exit Revolving Credit Facility (“Defaulting Lenders”), within ten (10) Business Days after the borrowing date set forth in such borrowing request (such period the “Exit Loan Option Period”), the non-Defaulting Lenders have an option, but not an obligation, to either (A) assume such Defaulting Lender’s interests, rights and obligations under the Exit Facility by way of an assignment and fund such request or (B) assign such Defaulting Lender’s interests, rights and obligations under the Exit Facility to another financial institution, reasonably acceptable to the Borrower, which financial institution, upon execution of an assignment agreement, shall fund such borrowing; provided further, that in the event that the non-Defaulting Lenders fail or opt not to exercise their option to assume or assign such Defaulting Lender’s interests, rights and obligations under the Exit Facility within the Exit Loan Option Period, the Borrower may voluntarily prepay and terminate the Exit Revolving Loans (provided that, if the Borrower opts to voluntarily prepay the Exit Revolving Loans and terminate the Exit Revolving Credit Facility, (a) from and after the first day after the Exit Loan Option Period has expired and up to and including the date which is ninety (90) days thereafter, no prepayment premium shall be owed with respect to the repayment and termination of the Exit Revolving Loans; and (b) no consent of the Required Lenders or any other Person or group, under the Intercreditor Agreement or otherwise, shall be required to prepay the Exit Revolving Loans and terminate the Exit Revolving Credit Facility , if so prepaid and terminated by the Borrower during the period set forth in the immediately preceding clause (a)). Use of Proceeds: DIP Facilities: To refinance the Existing Prepetition Revolving Credit Facility, to pay related transaction fees and expenses and for working capital and general corporate purposes. Exit Facilities: To refinance the DIP Facilities, to pay related transaction fees and expenses and for working capital and general corporate purposes. Collateral for DIP Facilities: All obligations and liabilities under the DIP Facilities shall be secured by a first priority perfected lien and security interest pursuant to Sections 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code in substantially all of the Credit Parties’ assets and property of the estate (as defined in the Bankruptcy Code), whether real, personal, tangible, or intangible, and wherever located (all such Annex B-9 security being the “DIP Collateral”), including but not limited to, collateral assignment of all Material Contracts (as defined in the Existing Prepetition Credit Agreement) (provided that no third party consents to such assignment will be required), the proceeds of all leasehold interests, purchase options, if any, and further all cash and cash equivalents, deposit accounts, accounts receivable, contract rights, equipment, inventory, and owned and leased real property, fixtures, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, causes of action under Chapter 5 of the Bankruptcy Code (subject to entry of the Final DIP Order), trademarks, copyrights, patents and other intellectual property and all other tangible and intangible assets of every type and nature, whether now existing or hereafter created, acquired, or arising, and all proceeds thereof. DIP Collateral shall also include a pledge of 100% of the issued and outstanding ownership interests in each Credit Party (including, until the merger of Ascent Capital Group, Inc. (the “Parent”) with the Borrower (the “Proposed Merger”), a non-recourse pledge of the ownership interest in the Borrower from the Parent), but excluding more than 66 2/3% of the equity of any foreign subsidiary to the extent that the Borrower and the Required Lenders reasonably determine that any change in U.S. tax law after the Closing Date would result in materially adverse tax consequences to the Credit Parties taken as a whole. The Interim Order and the Final DIP Order shall provide that the first priority security interests and liens granted in favor of the Agent and the DIP Lenders shall “prime” the liens on all of the assets of the Credit Parties (including all liens securing obligations under the Credit Parties' prepetition credit facilities), other than permitted liens under the DIP Credit Agreement. In addition, the obligations under the DIP Facilities shall constitute claims entitled to super-priority administrative expense claim status in accordance with Sections 364(c)(1) and 507(b) of the Bankruptcy Code, with priority in payment over any and all other administrative expenses in the Bankruptcy Cases of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, subject only to (A) the payment of allowed professional fees and disbursements incurred by the Companies and any official committees appointed in the Bankruptcy Cases, in an aggregate amount not to exceed an amount to be agreed (the ”Professional Expense Cap”), provided that (x) during the continuance of an event of default under the DIP Loan Documents or a default by any Credit Party of its obligations under any DIP Order, any payments actually made to such professionals during such continuance shall reduce the Professional Expense Cap on a dollar-for-dollar basis and (y) for the avoidance of doubt, so long as no event of default under the DIP Loan Documents or default by any Company Party of its obligations under any DIP Order shall have occurred and be continuing, payments made to such professionals shall not reduce the Professional Expense Cap, and (B) the payment of fees pursuant to 28 U.S.C. § 1930 (collectively, the “Carve-Out Expenses”). Annex B-10

Collateral for Exit Facilities: All obligations and liabilities under the Exit Facilities shall be secured by a first priority perfected lien and security interest in all of the Credit Parties’ assets and property, whether real, personal, tangible, or intangible, and wherever located (all such security being the “Exit Collateral”), including but not limited to, collateral assignment of all Material Contracts (provided that no third party consents to such assignment will be required), the proceeds of all leasehold interests, purchase options, if any, and further all cash and cash equivalents, deposit accounts, accounts receivable, contract rights, equipment, inventory, owned and leased real property, fixtures, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property and all other tangible and intangible assets of every type and nature, whether now existing or hereafter created, acquired, or arising, and all proceeds thereof. Exit Collateral shall also include a pledge of 100% of the issued and outstanding ownership interests in each Credit Party other than the Borrower (but excluding more than 66 2/3% of the equity of any foreign subsidiary to the extent that the Borrower and the Required Lenders reasonably determine that any change in U.S. tax law after the Closing Date would result in materially adverse tax consequences to the Credit Parties taken as a whole). At all times (but solely in the case of the DIP Facilities, on and after the 30th day following the Filing Date), all collections of the Credit Parties shall be deposited in deposit accounts subject to deposit account control agreements reasonably satisfactory to the Agent and Structuring Advisor (collectively, the “Blocked Accounts”); provided that the Credit Parties shall not be required to enter into any control agreement in respect of (a) payroll and similar accounts, (b) deposit or securities accounts the balance of which individually and in the aggregate at all times are less than an amount to be agreed or (c) other accounts to be agreed (collectively, the “Excluded Accounts”). Upon the occurrence and during the continuance of an event of default, all funds deposited in the Blocked Accounts shall be transferred to a deposit account designated by the Structuring Advisor on each business day and applied to repay the outstanding obligations under the Credit Facilities in the order and manner to be determined. The cash management system of the Credit Parties shall be otherwise maintained in a manner reasonably satisfactory to the Structuring Advisor. Cash Management: Representations and Warranties: In the case of each Credit Facility, substantially consistent with the Existing Prepetition Credit Agreement but subject to the Documentation Principles. Affirmative Covenants: In the case of each Credit Facility, substantially consistent with the Existing Prepetition Credit Agreement but subject to the Documentation Principles. In the case of the DIP Facilities, covenants to include an obligation to deliver certain items (including copies of pleadings, motions, applications and other documents Annex B-11 filed with the Bankruptcy Court or distributed to any official committee appointed in the Chapter 11 Cases). Negative Covenants: In the case of each Credit Facility, substantially consistent with the Existing Prepetition Credit Agreement but subject to the Documentation Principles. In addition, the DIP Loan Documents will include, among other covenants: reporting with respect to financial matters (including, without limitation, from and after the Filing Date, updates to the Budget (such updates to the approved by the Structuring Advisor)), limitations on payment of any pre-petition indebtedness other than payments set forth in the Budget which have been approved by the Bankruptcy Court, the Budget Covenant (as defined below) and covenants requiring periodic updates as to the status of the milestones set forth on Exhibit A (the “Reorganization Milestones”). “Budget” means a budget (in form and substance reasonably acceptable to the Structuring Advisor), depicting on a weekly basis cash revenue, receipts, expenses, disbursements and other information for the first 13 weeks from the DIP Facilities Closing Date or the date any such updates to the Budget are delivered, as applicable. Budget Covenant: The Companies shall not (a) pay any expenses or make any other operating disbursements (exclusive of (x) professional fees and restructuring charges arising on account of the Bankruptcy Cases (including Chapter 11 Trustee fees and professional fees and expenses incurred by the Agent, the Structuring Advisor and/or the DIP Lenders) and (y) disbursements made on account of prepetition claims pursuant to any customary first day orders) other than as set forth in the Budget (subject to a 15% aggregate variance during the period ending with the third full calendar week after the Filing Date, and thereafter for any rolling four-week period) or (b) permit aggregate cash receipts, for any time period, to be less than the levels set forth in the Budget for the corresponding period (subject to a 15% aggregate variance during the period ending with the third full calendar week after the Filing Date, and thereafter for any rolling four-week period). Such covenant shall be measured weekly (i) for the 3 consecutive full week period ending on the third Friday following the Filing Date and (ii) for each week ending thereafter, on a rolling four-week basis. Events of Default: In the case of each Credit Facility, consistent with the Existing Prepetition Credit Agreement but subject to the Documentation Principles. In addition, in the case of the DIP Facilities, the following events of default, among others, shall be included: (a) unless consented to by the Required Lenders, payment of any pre-petition indebtedness other than payments in compliance with the Budget Covenant and which have been approved by the Bankruptcy Court or pursuant to any confirmed Plan of Reorganization; Annex B-12

(b) the filing of a motion by the Credit Parties seeking dismissal of any Bankruptcy Cases, the dismissal of any of the Bankruptcy Cases, the filing of a motion by the Credit Parties seeking to convert any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code or the conversion of any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code; (c) the filing of any Credit Party of a motion seeking the appointment in any of the Bankruptcy Cases of (i) a Chapter 11 trustee or (ii) an examiner with expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) or the entry of any order of the Bankruptcy Court granting such relief; (d) except with respect to the Carve-Out, the grant of any super-priority administrative expense claim or any lien which is pari passu with or senior to those of the Agent and the DIP Lenders, or the authorization to use cash collateral without the consent of the DIP Lenders; (e) the grant of relief from the automatic stay to permit enforcement of rights by any other party with respect to any assets of any Credit Party having a value in an amount equal to or exceeding an amount to be agreed upon; (f) any Credit Party’s board of directors shall authorize the liquidation of such Credit Party’s business pursuant to one or more Section 363 sales or otherwise, or shall file any motion under Section 363 of the Bankruptcy Code seeking approval to liquidate all or substantially all of the assets of the Credit Parties, other than as consented to by the Required Lenders; (g) failure of any Credit Party to comply with the terms of the Interim Order or the Final DIP Order; (h) failure of the Final DIP Order to be entered in the Bankruptcy Cases within 45 days after the Filing Date; (i) failure to timely achieve any Reorganization Milestone (subject to any agreed upon cure period); (j) the (A) amendment, modification, reversal, revocation, issuance of a stay or order to vacate or supplementing of the Interim Order, the Final DIP Order, or any other order of the Bankruptcy Court, in any way adversely affecting or relating to the DIP Facilities or the claims of Agent, the Structuring Advisor and the DIP Lenders, in a manner not acceptable to the Structuring Advisor and DIP Lenders, (B) material amendment, modification or supplementing of the Plan Documentation Annex B-13

(as defined below) in any manner not reasonably acceptable to the Structuring Advisor or the DIP Lenders to the extent any such material amendment, modification or supplement adversely affects any Credit Facility or the claims of the Agent, the Structuring Advisor, the DIP Lenders or the Exit Lenders, or (C) waiver of any condition precedent to confirmation of the Plan of Reorganization or effective date of the Plan of Reorganization in any manner not reasonably acceptable to the Structuring Advisor or any DIP Lender to the extent that any such waiver adversely affects any Credit Facility or the claims of the Agent, the Structuring Advisor, the DIP Lenders or the Exit Lenders; (k) the solicitation, filing and/or seeking of confirmation by the Borrower of any Plan of Reorganization and disclosure statement that does not provide for repayment in full, in cash, of all outstanding amounts under the DIP Facilities at the time of the consummation of such Plan of Reorganization; (l) if any Plan Documentation is executed, filed or delivered which is not (i) in form and substance reasonably acceptable to the Required Lenders in respect of the treatment of the claims of the Agent, the Structuring Advisor and the DIP Lenders or (ii) otherwise in form and content reasonably acceptable to the Required Lenders; and (m)if the Confirmation Order is entered in form and substance which is not (i) reasonably acceptable to the Required Lenders in respect of the treatment of the claims of the Agent and the DIP Lenders or (ii) otherwise reasonably acceptable to the Structuring Advisor. Assignments: The Lenders may sell, transfer, negotiate or assign to one or more of their affiliates or one or more banks, financial institutions, or other entities that are eligible assignees (as defined in the applicable Loan Documents) (other than Disqualified Lenders absent an event of default) a portion of its loans, rights and obligations under the Loan Documents, subject to the prior written consent of the Structuring Advisor and, unless an event of default has occurred and is continuing, the Borrower, and compliance with other limitations to be set forth in the applicable Loan Documents. The Lenders will also have rights to sell participations to persons (other than Disqualified Lenders absent an event of default), subject to customary limits on voting rights. Assignments to affiliates of the Company shall not be permitted. Voting: Amendments and waivers of each of the DIP Revolving Credit Facility, Exit Term Loan Facility and Exit Revolving Credit Facility, will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the facilities; provided that agent, all lender, or affected lender consent shall be required for certain customary amendments and waivers, including but not limited to, (a) the consent of each Lender directly and adversely affected Annex B-14 thereby shall be required with respect to (i) increases in commitments, (ii) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees, (iii) extensions of scheduled amortization or final maturity of loans or commitments or extensions of time of payment for interest or fees and (iv) changes in pro rata sharing provisions and the “waterfall” and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) a release of all or substantially all of the guarantees or collateral. Funding Protection: Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions. Taxes, Reserve Requirements and Indemnities: All payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Foreign Lenders shall furnish to the Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding. The Company will indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or LIBOR. Brokers’ Fees: The Company will agree to assume obligations to pay broker fees (to the extent applicable), and the Company will agree to indemnify KKR and any Additional Lender and hold KKR or such Additional Lender harmless from and against any claim of any other broker or finder arising out of any transaction or any commitment issued to the Company. Indemnification; Expenses: Substantially consistent with the Existing Prepetition Credit Agreement, subject to the Documentation Principles. Choice of Law; Jurisdiction: The Loan Documents will be governed by and construed in accordance with the laws of the State of New York, except (i) with respect to security documents, to the extent the creation and/or perfection of a security interest is governed by the laws of a different state of the United States, the Interim Order or the Final DIP Order and (ii) as governed by the Bankruptcy Code. The Credit Parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. To the extent that the Bankruptcy Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction related any disputes related to the Credit Facilities. Annex B-15

Counsel to the Structuring Advisor: Proskauer Rose LLP Counsel to the Lenders (other than KKR) and the Ad Hoc Lender Group: Jones Day Counsel to the Agent: To be determined Public Announcement: Upon closing, the Structuring Advisor may, at its own expense, issue news releases and publish “tombstone advertisements” and other customary announcements in newspapers, trade journals, and other appropriate media (collectively, “Trade Announcements”) and disclose such other information in accordance with the confidentiality provisions of the Loan Documents and no Credit Party shall issue any Trade Announcement prior to or after the DIP Facilities Closing Date except (i) to the extent required by applicable law, regulation, legal process or the rules of a national securities exchange or (ii) with the prior consent of the Structuring Advisor (such consent not to be unreasonably withheld or delayed); provided, that the Credit Parties may issue a Trade Announcement that announces the closing of the Credit Facilities without identifying the names of the Agent, the Structuring Advisor and the Lenders or any economic terms of the Credit Facilities. Annex B-16

Exhibit A Milestones for Reorganization Plan and Disclosure Statement Date Milestone Filing Date Filing by the Borrower of the Plan of Reorganization and related disclosure statement requiring payment in full of the obligations under the DIP Facilities in cash (including cash collateralization of Letters of Credit if applicable) upon the effectiveness of such Plan of Reorganization, and otherwise in form and substance reasonably acceptable to and the Required Lenders. Earlier of (i) the date set for the Plan Milestone in the Restructuring Support Agreement and (ii) the date that is 75 days following the Filing Date Entry of an order confirming such Plan of Reorganization by the Bankruptcy Court (the “Plan Milestone”) Earlier of (i) the date set for the Exit Milestone in the Restructuring Support Agreement and (ii) the date that is 120 days following the Filing Date Effectiveness of such Plan of Reorganization (the “Exit Milestone”) * Any of the above mentioned dates may be extended with the prior written consent of the Required Lenders. Exhibit A-1

Exhibit B Conditions Precedent to the DIP Facilities Closing Date The fulfillment, to the satisfaction of the Required Lenders, of each of the following conditions precedent: A) The Filing Date shall have occurred on or prior to June 30, 2019; B) The Bankruptcy Court shall have entered an order, in form and substance reasonably satisfactory to the Required Lenders approving the transactions and fees outlined in the Commitment Letter and the Fee Letter and granting the priority liens and administrative expense claims referred to therein (as amended, modified or otherwise supplemented from time to time in accordance with the terms hereof, the “Interim Order”), which Interim Order shall (i) be in full force and effect and shall not have been vacated, modified, amended (without the express written consent of the Required Lenders), reversed, overturned or stayed in any respect, and (ii) provide for the payment in full, in cash of all obligations under the Existing Prepetition Revolving Credit Facility; C) All amounts due under the Existing Prepetition Revolving Credit Facility shall have been paid in full, in cash, and all commitments relating thereto shall have been terminated; D) All filed “first day” pleadings and “first day” orders filed on the Filing Date which relate to the DIP Facilities shall be reasonably acceptable in form and substance to the Required Lenders. All other filed “first day” pleadings and “first day” orders filed on the Filing Date shall not be adverse to the Agent’s or the DIP Lenders’ interests or inconsistent, in any material respect, with the terms of the DIP Loan Documents; E) The Interim Order shall provide that all obligations of the Credit Parties with respect to the DIP Loan Documents are secured by valid, enforceable and non-avoidable first priority liens and security interests in the DIP Collateral subject only to Permitted Liens (to be defined in the DIP Loan Documents) and the Carve-Out on the terms set forth in the DIP Loan Documents; F) The Plan of Reorganization and all documentation, including without limitation any amendments, any subsequent plans of reorganization, the Plan Documents (as defined in the Plan of Reorganization or such other similar term used in the Plan of Reorganization), the Plan Supplement (as defined in the Plan of Reorganization or such other similar term used in the Plan of Reorganization) and/or the Confirmation Order (as defined below) (all of the foregoing being collectively referred to as, the “Plan Documentation”), to be executed, delivered or filed pursuant thereto shall be in form and substance reasonably acceptable to the Required Lenders. Prior to the DIP Facilities Closing Date, Borrower shall have solicited acceptances of the Plan of Reorganization from the term loan lenders under the Existing Prepetition Credit Agreement (the “Existing Term Loan Lenders”) and certain holders of the Senior Unsecured Notes (as defined in the Existing Prepetition Credit Agreement) to accept the Plan of Reorganization. The Borrower shall have received the requisite number of votes accepting the Plan of Reorganization under Section 1126 of the Bankruptcy Code from the Existing Term Loan Lenders, and the holders of the Senior Unsecured Notes holding, in the aggregate, in excess of 662/3% of the principal amount outstanding of all Senior Unsecured Notes shall have voted to accept the Plan of Reorganization under Section 1126 of the Bankruptcy Code. G) The Restructuring Support Agreement, which shall be in form and substance reasonably Exhibit B-1 satisfactory to the Required Lenders, shall be in full force and effect and shall not have been amended, modified or supplemented in a manner materially adverse to the interests of the Agent or the DIP Lenders, and no Plan Support Party (as defined in the Plan of Reorganization or such other similar term used in the Plan) shall have withdrawn its support for or refused to abide by the terms of the Restructuring Support Agreement; H) The negotiation, execution and delivery of definitive documentation evidencing the DIP Facilities, a joinder to the Existing Intercreditor Agreement, the Guaranties and the security interests in the DIP Collateral (collectively, the “DIP Loan Documents”), which DIP Loan Documents shall be prepared by counsel to KKR and shall be in form and substance satisfactory to the Agent and the DIP Lenders, subject to the Documentation Principles; I)The Agent and the Structuring Advisor shall have received (i) a certificate of status with respect to each Credit Party, dated within a recent date of the DIP Facilities Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction and (ii) certificates of status (to the extent applicable) with respect to each Credit Party, dated within a recent date from the DIP Facilities Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect (as defined in the Existing Prepetition Credit Agreement), which certificates shall indicate that such Credit Party is in good standing in such jurisdictions; J)The Agent and the Structuring Advisor shall have received certificates from the Secretary of each Credit Party (i) attesting to the resolutions of such Credit Party’s Board of Directors authorizing its execution, delivery, and performance of the DIP Loan Documents to which such Credit Party is a party, (ii) authorizing specific officers of such Credit Party to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Credit Party and (iv) certifying such Credit Party’s governing documents as in effect or contemplated to be in effect as of the DIP Facilities Closing Date; K) The Agent and the DIP Lenders shall have received opinion(s) of Credit Parties’ counsel with respect to certain customary corporate housekeeping matters, enforceability of the DIP Loan Documents, no conflicts with organizational documents and federal, Texas or New York law, no required consents or approvals under federal, Texas or New York law or Delaware organizational statutes, based upon a review of the Bankruptcy Court docket, the Interim Order has been entered by the Bankruptcy Court, and that no order amending, granting re-argument with respect to, staying, vacating, rescinding or reversing the Interim Order has been entered by the Bankruptcy Court, creation and perfection of lien on UCC collateral and certificated securities and no required registration under the Investment Company Act of 1940, and otherwise in form and substance reasonably satisfactory to the Agent and the Required Lenders; L) The Agent shall have received certificates of insurance indicating the Credit Parties’ compliance with the terms of the DIP Loan Documents, the form and substance of which shall be satisfactory to the Agent and the Structuring Advisor; M) Since the date of the Commitment Letter, no change, occurrence or development shall have occurred or become known to the Companies that has had or could reasonably be expected to have a Material Adverse Effect other than the filing of the Bankruptcy Cases and the events that typically result from the filing of a case under Chapter 11 of the Bankruptcy Code; Exhibit B-2

N) The Agent, the Structuring Advisor and the DIP Lenders shall have received all necessary Patriot Act compliance information, the results of which are reasonably satisfactory to the Structuring Advisor, the Agent and the DIP Lenders in their sole discretion, in each case requested by the Structuring Advisor, the Agent or such DIP Lender in writing at least five (5) business days prior to the DIP Closing Date; O) The Agent and the DIP Lenders shall have received the Budget, and the Required Lenders shall have approved the Budget; P) Borrower shall have paid all fees and expenses of the Structuring Advisor, the Agent and DIP Lenders required to be paid under the Fee Letter and the DIP Loan Documents; and Q) The DIP Facilities Closing Date shall have occurred on or before the date that is three business days after the date of entry of the Interim Order. Exhibit B-3

Exhibit C Conditions Precedent to the Exit Facilities Closing Date The fulfillment, to the satisfaction of the Required Lenders, of each of the following conditions precedent: A) The Exit Facilities Closing Date shall have occurred on or prior to the due date for the Exit Milestone; B) Any amendment, modification or supplement to the Plan Documentation shall be on terms and conditions reasonably satisfactory to the Required Lenders and all Plan Documentation to be executed, delivered or filed pursuant to the Plan of Reorganization shall be in form and substance reasonably acceptable to the Required Lenders and such Plan Documentation shall have been executed, delivered or filed, as the case may be; C) (i) The Plan of Reorganization shall have been confirmed by the Bankruptcy Court pursuant to a confirmation order, in form and substance reasonably satisfactory to the Required Lenders (the “Confirmation Order”); (ii) the Confirmation Order shall be a Final Order and shall not have been modified or vacated on appeal and, unless otherwise agreed to by the Required Lenders (such consent not to be unreasonably withheld), at least 10 days shall have passed since the entry of the Confirmation Order, the Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the United States Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any applicable local bankruptcy rules, and the Confirmation Order shall have become a Final Order; (iii) all conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or, with the prior written consent of the Required Lenders, waived) in the reasonable judgment of the Required Lenders and (iv) except as consented to by the Required Lenders, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Exit Loan Documents or any rights or remedies related thereto; D) All pre-petition indebtedness and other claims against the Borrower shall have been paid as provided for in the Plan of Reorganization, and all amounts due under the DIP Facilities shall have been paid in full, in cash (other than with respect to letters of credit which shall be deemed issued under the Exit Revolving Credit Facility), and all commitments relating to the DIP Facilities shall have been terminated; E) All obligations of the Credit Parties with respect to the Exit Loan Documents are secured by valid, enforceable and non-avoidable first priority liens and security interests in the Exit Collateral, subject only to Permitted Liens (to be defined in the Exit Loan Documents); F) The capital structure of the Reorganized Companies shall be substantially consistent with the capital structure set forth in the Plan of Reorganization and Plan Supplement; G) The negotiation, execution and delivery of definitive documentation evidencing the Exit Facilities, the Exit Intercreditor Agreement in form and substance reasonably satisfactory to the Required Lenders, the Guaranties and the security interests in the Exit Collateral (collectively, the “Exit Loan Documents” and together with the DIP Loan Documents, the “Loan Documents”), which Exit Loan Documents shall be prepared by counsel to KKR and shall be in form and substance satisfactory to the Structuring Advisor, the Agent and the Exit Lenders, subject to the Documentation Principles. Exhibit C-1

H) Agent and the Structuring Advisor shall have received (i) a certificate of status with respect to each Credit Party, dated within a recent date from the Exit Facilities Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction and (ii) certificates of status with respect to each Credit Party, dated within a recent date from the Exit Facilities Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Credit Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions; I)Agent and the Structuring Advisor shall have received certificates from the Secretary of each Credit Party (i) attesting to the resolutions of such Credit Party’s Board of Directors authorizing its execution, delivery, and performance of the Exit Loan Documents to which such Credit Party is a party, (ii) authorizing specific officers of such Credit Party to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Credit Party and (iv) certifying such Credit Party’s Governing Documents as in effect or contemplated to be in effect as of the Exit Facilities Closing Date; J)Agent and the Structuring Advisor shall have received opinion(s) of Credit Parties’ counsel in form and substance reasonably satisfactory to the Required Lenders; K) All actions, authorizations, filings, consents and regulatory approvals required, if any, shall have been obtained, effected or executed in a manner reasonably acceptable to the Required Lenders; L) The Exit Facilities shall have received public ratings (but no specific rating) from each of Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services Business and Moody’s Investors Service, Inc.; M) Agent and the Structuring Advisor shall have received certificates of insurance indicating the Credit Parties’ compliance with the terms of the Exit Loan Documents, the form and substance of which shall be reasonably satisfactory to the Required Lenders; N) The Agent shall have completed its updated UCC and tax lien searches, in each case, the results of which, in each case, shall be reasonably satisfactory to the Required Lenders; O) The Agent and KKR shall have received (i) completed reference checks with respect to all new members of each Credit Party’s senior management, the results of which are reasonably satisfactory to the Agent and the Required Lenders, and (ii) all necessary Patriot Act compliance information and reports with respect to all new members of each Credit Party’s senior management, the results of which are satisfactory to Agent and the Exit Lenders in their sole discretion; P) Since the date of the Commitment Letter, no change, occurrence or development shall have occurred or become known to the Companies that has had or could reasonably be expected to have a Material Adverse Effect other than the filing of the Bankruptcy Cases and the events that typically result from the filing of a case under Chapter 11 of the Bankruptcy Code; Q) A Final Order, which may be the Confirmation Order, shall have been entered by the Bankruptcy Court authorizing and approving the assumption by the Company of each Material Contract; Exhibit C-2

R) Borrower shall have paid all fees and expenses of the Structuring Advisor, the Agent and Exit Lenders required to be paid under the Fee Letter and the Exit Loan Documents; and S) Agent and the Structuring Advisor shall have received duly executed copies of an amendment to the Existing Prepetition Credit Agreement, an amended and restated agreement thereof or any other agreement replacing or refinancing such agreement, in form and substance reasonably satisfactory to the Structuring Advisor (the “Amended Existing Prepetition Credit Agreement”). Exhibit C-3

Exhibit D Changes to the Existing Prepetition Credit Agreement Exhibit D-1 Provision of the Existing Prepetition Credit Agreement Changes to be made to each Credit Facility Definition of Permitted Holders The definition of “Permitted Holders” for purposes of a Change of Control (as defined in the Existing Prepetition Credit Agreement) shall include any person that beneficially owns greater than 15% of the Equity Interests (as defined in the Existing Prepetition Credit Agreement) of the Borrower as of the Exit Facilities Closing Date. Mandatory Prepayments: Section 2.04(b)(ii) - Reinvestment right capped at $50 million per fiscal year and $100 million in the aggregate In addition to the mandatory prepayment events in the Existing Prepetition Credit Agreement, the following mandatory prepayment (the “Specified Mandatory Prepayment”) shall be required: •Borrowing Base: Prepayments in an amount equal to the extent that the aggregate principal balance of the applicable Term Loan and Revolving Loans and the Letters of Credit exceed the Borrowing Base. Sections 2.15-2.19 To be deleted in their entirety along with related definitions and other related provisions in the Existing Prepetition Credit Agreement Representations and warranties, covenants and events of default Materiality thresholds to be agreed by the Company and the Required Lenders Covenants Covenants regarding the following to be added to the Loan Documents: •Restrictions on amendments and termination of any material alarm monitoring contracts, material alarm monitoring purchase agreements and other Material Contracts, in each case, that are materially adverse to the Agent, the Structuring Advisor and the Lenders. •Restrictions on amendments to the Amended Existing Prepetition Credit Agreement that are materially adverse to the Agent, the Structuring Advisor and the Lenders. •The Borrower shall not enter into or acquire any alarm monitoring agreement for which the monitoring services provided to the customers thereunder are not freely assignable and transferrable to a third-party; provided that the foregoing restriction shall not apply to (i) alarm monitoring agreements generated under the Master Sales and Services Agreement, dated as of July 14, 2017, between

Exhibit D-2 Provision of the Existing Prepetition Credit Agreement Changes to be made to each Credit Facility the Company and Nest Labs, Inc. (as amended, restated, amended and restated, replaced (with Nest Labs, Inc. or any other affiliate of Alphabet Inc.), supplemented or otherwise modified from time to time, the “Nest Agreement”) and (ii) alarm monitoring agreements (excluding, for the avoidance of doubt, alarm monitoring agreements generated under the Nest Agreement) that represent, in the aggregate, less than 5% of the Eligible RMR. •Quarterly lender calls and annual lender meetings upon request of the Required Lenders. •The Borrower shall use commercially reasonable efforts to deliver within 60 days of the Exit Facilities Closing Date executed copies of access agreements with Iron Mountain and DocuSign (and any other party that stores the alarm monitoring contracts of the Credit Parties). •At all times, the Liquidity (defined as availability under the applicable Revolving Credit Facility plus Qualified Cash (as defined below)) of the Credit Parties shall not be less $25,000,000. The Loan Documents shall not contain any other financial covenant. “Qualified Cash” means the amount of unrestricted cash and cash equivalents of the Credit Parties that is in deposit accounts or in securities accounts, or any combination thereof, which such deposit account or securities account is subject to a control agreement and is maintained by a branch office of the bank or securities intermediary located within the United States. Section 6.01(b) Quarterly financials to be delivered for each fiscal quarter (including the last fiscal quarter). Quarterly financials for the last fiscal quarter of each fiscal year shall be delivered within 60 days of the end of such fiscal quarter; provided, that, for the last fiscal quarter of 2019, such financials shall be delivered within 75 days of the end of such quarter. Section 6.02 Borrowing Base certificates to be delivered on a monthly basis, as of the end of the month immediately following the month of determination. Section 7.02(d) Existing Section 7.02(d) shall be deleted and replaced with the

1 Note to draft – Will be a new facility, not an amendment and restatement. Exhibit D-3 Provision of the Existing Prepetition Credit Agreement Changes to be made to each Credit Facility following: Unsecured indebtedness; provided, that, after giving effect to the incurrence of such indebtedness the total debt to EBITDA ratio (to be defined in the Loan Documents) shall not be greater than the Specified Ratio (as defined below). “Specified Ratio” shall mean (A) on or prior to December 31, 2020, 4.50:1.00, (B) on and after January 1, 2021 through and including December 31, 2021, 4.25:1.00 and (C) thereafter, 4.00:1.00; provided, that, if the total debt to EBITDA covenant level then in effect under the Amended Existing Prepetition Credit Agreement is lower than the applicable ratio set forth above, the Specified Ratio shall mean the total debt to EBITDA covenant level then in effect under the Amended Existing Prepetition Credit Agreement. Section 7.02(l) Deleted in its entirety along with related definitions and other related provisions in the Existing Prepetition Credit Agreement Section 7.03(g) Permitted Acquisitions to be subject to a $25,000,000 pro forma Liquidity test. Section 7.03(h) Permitted Portfolio Purchases to be subject to a $25,000,000 pro forma Liquidity test Section 7.06(f) Change “$25,000,000” to “$15,000,000”; such cap to be an aggregate cap shared under Section 7.06(f) and new Section 7.18 set forth below Also subject to a $50,000,000 pro forma Liquidity test Sections 7.11-7.12 To be deleted in their entirety along with related definitions and other related provisions in the Existing Prepetition Credit Agreement Section 7.18 Existing Section 7.18 to be replaced with a covenant restricting principal payments of indebtedness (other than (x) the Credit Facilities and (y) capital leases); provided, that, the following payments shall be permitted: (i) scheduled payments of principal under the Amended Existing Prepetition Credit Agreement 1 in an aggregate amount not to exceed $2,056,250 in any quarter and (ii) optional prepayments of such indebtedness (each such optional prepayment subject to (x) a pro forma minimum Liquidity test of

Exhibit D-4 Provision of the Existing Prepetition Credit Agreement Changes to be made to each Credit Facility $25,000,0000, and (y) no Event of Default before or after giving effect to such payment). Restrictions on optional prepayments of such indebtedness shall not apply to prepayments made with proceeds of equity issuances or refinancings with permitted refinancing debt. For the avoidance of doubt, no mandatory prepayment shall be made under the Amended Existing Prepetition Credit Agreement other than with the Declined Amount. Section 8.01 Delivery of borrowing base certificates shall not be subject to any grace period. The following events of defaults to be added: •Cross-default to the Term B-2 Loans under the Amended Existing Prepetition Credit Agreement; provided, that, the occurrence of any event of default under the Amended Existing Prepetition Credit Agreement resulting solely from a breach of a financial covenant thereunder shall only result in an event of default under the Loan Documents if such event of default under the Amended Existing Prepetition Credit Agreement has occurred and is continuing for more than 30 days. •(i) Any Credit Party or any of its subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any governmental authority from conducting all or any material part of its business for more than 15 days; (ii) any Credit Party or any of its subsidiaries is not able to provide a material portion of their subscribers with central monitoring services for a period to be agreed upon; or (iii) any material portion of their subscribers are not able due to an act of God to receive central monitoring services for a period to be agreed upon, in each case of clauses (ii) and (iii), to the extent such inability could reasonably be expected to have a Material Adverse Effect •There shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any subordinated indebtedness, (ii) any of the obligations under the Credit Facilities for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents

Exhibit D-5 Provision of the Existing Prepetition Credit Agreement Changes to be made to each Credit Facility evidencing or governing any subordinated indebtedness, (iii) any indebtedness other than the obligations under the Credit Facilities shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, the documents evidencing or governing any subordinated indebtedness, (iv) any holder of subordinated indebtedness shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such subordinated indebtedness (including, without limitation, any subordination agreement), or (v) the subordination provisions of the documents (including, without limitation, any subordination agreement) evidencing or governing any subordinated indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated indebtedness

EXHIBIT D Takeback Exit Term Loan Facility Term Sheet

MONITRONICS INTERNATIONAL, INC.
Takeback Exit Term Loan Facility Term Sheet[1]

Summary of Principal Terms and Conditions

Borrowers	Monitronics International, Inc. (the "**Borrower**").
Guarantors	The Borrower's existing and future direct and indirect subsidiaries and each other party that executes a guaranty (excluding any foreign subsidiary to the extent that the Borrower and the Administrative Agent determine that any change to the U.S tax laws after the Closing Date would result in materially adverse tax consequences to the Credit Parties taken as a whole) (collectively, the "**Guarantors**" and together with the Borrower, the "**Credit Parties**").
Administrative Agent	A third party designated by the Required Consenting Term Lenders and reasonably acceptable to the Borrower (the "**Administrative Agent**").
Credit Facility	Secured term loan facility (the "**Takeback Exit Term Loan Facility**"), the holders thereof referred to as the "**Takeback Term Lenders**", comprised of term loans (the "**Takeback Exit Term Loan**") converted on a dollar-for-dollar basis from the "Term Loans" under that certain Amended and Restated Credit Agreement, dated as of March 23, 2012 (as amended through the date hereof, the "**Existing Prepetition Credit Agreement**"), among the Borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, on the effective date of the Takeback Exit Term Loan Facility (the "**Effective Date**"), in the principal amount of $822,500,000.00. Takeback Exit Term Loans that are prepaid may not be reborrowed.
Use of Proceeds	The Takeback Exit Term Loan Facility will be used to refinance a portion of the "Term Loans" under the Existing Prepetition Credit Agreement on the Effective Date.
Maturity	March 31, 2024 (the "**Maturity Date**").
Collateral	A first priority perfected lien on substantially all assets of the Credit Parties, including, without limitation, a pledge of 100% of the issued and outstanding ownership interests in each Credit Party other than the Borrower (but excluding more than 66 2/3% of the equity of any foreign subsidiary to the extent that the Borrower and the Administrative Agent reasonably determine that any change in U.S. tax law after the Closing Date would result in materially adverse tax

[1] Capitalized terms used herein but not defined herein shall have the meaning ascribed thereto in the Restructuring Term Sheet.

consequences to the Credit Parties taken as a whole), collateral assignments of all Material Contracts (provided that no third party consents to such assignment will be required) and deposit account control agreements, other than certain baskets and exclusions substantially consistent with the Existing Prepetition Credit Agreement and the New Exit Facilities and with any modifications reasonably satisfactory to the Required Consenting Term Lenders and the Borrower (the “Collateral”), secured on a pari passu basis with the New Exit Facilities, which shall be satisfied on a “first-out” basis, subject to the Intercreditor Agreement (hereafter defined). As used herein, “Intercreditor Agreement” shall mean an intercreditor agreement establishing ranking and intercreditor arrangements with respect to the Collateral reasonably satisfactory to the Required Consenting Term Lenders, which shall provide for, among other things, all enforcement actions shall require the consent of both a majority of the Takeback Exit Term Lenders and a majority of the lenders under the New Exit Facility. Usual and customary for facilities of this type, including, without limitation, the following: Conditions to Effectiveness A. Customary definitive documentation in connection with the New Exit Facility and the Intercreditor Agreement, all of which shall be subject to the reasonable satisfaction of the Required Consenting Term Lenders. The negotiation, execution and delivery of definitive documentation in respect of the Takeback Exit Term Loan Facility consistent with the terms set forth herein, and as otherwise reasonably satisfactory to the Required Consenting Term Lenders, the Borrower and the Administrative Agent (the “Takeback Exit TermLoan Financing Documentation”). The Restructuring shall have been consummated in accordance with the Restructuring Support Agreement (the “RSA”) (all conditions set forth therein having been satisfied or waived in accordance with the terms of the RSA), and substantial consummation of the RSA in accordance with its terms shall have occurred contemporaneously with the closing of the Takeback Exit Term Loan Facility and such closing shall have occurred not later than the Outside Date (as defined in the RSA). The Required Consenting Term Lenders shall be reasonably satisfied that, on the Effective Date, immediately after giving effect to the consummation of the Restructuring, the conversion of the Term Loans to occur on the Effective Date and any other transactions to occur on the Effective Date, the Credit Parties and their subsidiaries shall have outstanding no indebtedness other than (i) indebtedness outstanding under the Takeback Exit Term B. C. - 2 -

Loan Facility, (ii) the New Exit Facility, (iii) capital leases and other ordinary course indebtedness and (iv) any additional indebtedness on terms and conditions (including as to amount) reasonably satisfactory to the Required Consenting Term Lenders and, if such additional indebtedness is secured, subject to intercreditor arrangements reasonably satisfactory to the Required Consenting Term Lenders. Delivery of evidence that all required insurance policies are in force and that the Administrative Agent has been named as lender’s loss payee or additional insured, as applicable. Accuracy of representations and warranties contained in the Takeback Exit Term Loan Financing Documentation in all material respects (or, in the case of representations and warranties that are qualified by materiality, in all respects) and absence of default and event of default under the Takeback Exit Term Loan Financing Documentation. Compliance with customary documentation conditions, including the delivery of customary legal opinions and closing certificates (including a customary solvency certificate), certification regarding beneficial ownership, good standing certificates and certified organizational documents, in each case, in form and substance reasonably satisfactory to the Required Consenting Term Lenders and the Administrative Agent. The Administrative Agent shall have a first priority perfected lien on all assets of the Credit Parties constituting Collateral, other than Permitted Liens, subject in priority of payment to the New Exit Facility which shall be subject to the Intercreditor Agreement. Receipt by the Administrative Agent of reasonably satisfactory results of customary lien searches. All requisite governmental and third party approvals shall have been obtained, and there shall be no litigation, governmental, administrative or judicial action against the Credit Parties that could reasonably be expected to restrain, prevent or impose materially burdensome restrictions on the Restructuring or the Takeback Exit Term Loans. Delivery of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and delivery of beneficial ownership certification for all “legal entity customers” D. E. F. G. H. I. J. - 3 -

under 31 C.F.R. § 1010.230 to the extent requested in writing at least 5 business days prior to the Effective Date. K.Payment by the Borrower on the Effective Date of all reasonable and documented out-of-pocket expenses due and payable on the Effective Date pursuant to the Takeback Exit Term Loan Financing Documentation and invoiced no fewer than 2 business days prior to the Effective Date. L. The Borrower shall use commercially reasonable efforts to obtain a private corporate credit rating from S&P and a private corporate family rating from Moody’s; provided, that this condition shall not require any specific rating. M. The Required Consenting Term Lenders and the Administrative Agent shall be reasonably satisfied with the flow of funds in connection with the closing. N.Such other conditions precedent as the Required Consenting Term Lenders and the Administrative Agent shall reasonably require. Interest Rate Interest shall be paid in cash (“Cash Interest”). Cash Interest on the Loans will accrue at LIBOR plus the Applicable Margin. As used herein, the Applicable Margin means “6.50% per annum”. As used herein, the term “LIBOR” will have a meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at LIBOR will be customary and appropriate for financings of this type (which in no event shall be less than 1.25%). Automatically during the continuance of a payment or bankruptcy event of default, and at the request of the Required Consenting Term Lenders during the continuance of any other event of default, the loans and all other outstanding obligations will bear interest at an additional 2.00% per annum above the interest rate otherwise applicable. Commencing on the last day of the first full fiscal quarter ended after the Effective Date, the Takeback Exit Term Loans shall be repayable in equal quarterly installments in aggregate annual amounts equal to 1.0% per annum of the original principal amount of the Takeback Exit Term Loans, with the balance payable on the Maturity Date. The Takeback Exit Term Loans may be optionally prepaid at any time in whole or in part from time to time at the option of the Borrower at Scheduled Amortization Optional Prepayments - 4 -

par with no prepayment premium, subject to customary breakage costs if applicable. Subject to the terms of the Intercreditor Agreement while the New Exit Facility is outstanding, the Takeback Exit Term Loans shall be prepaid with: (i) 100% of the net cash proceeds of any asset sales or casualty or condemnation events (subject to reinvestment rights, baskets and other customary exclusions substantially consistent with the terms of the Existing Prepetition Credit Agreement and with any modifications as reasonably satisfactory to the Required Consenting Term Lenders and the Borrower); (ii) 50% of Excess Cash Flow (to be defined in the Takeback Exit Term Loan Financing Documentation substantially the same as the Existing Prepetition Credit Agreement), no later than 5 business days after delivery of the financial statements for each fiscal year of the Borrower (commencing with the fiscal year ended 2020); provided, that, at the option of the Borrower, the amount of such Excess Cash Flow prepayment shall be reduced on a dollar-for-dollar basis by the amount of voluntary prepayments at or below par (as permitted pursuant to the Takeback Exit Term Loan Financing Documentation) of the Term Loans; and Mandatory Prepayments (iii)100% of the proceeds of debt incurrences permitted under the Takeback Exit Term Documentation). To be substantially consistent with the terms (other than debt Loan Financing of the Existing Representations and Warranties Prepetition Credit Agreement and with any modifications as reasonably satisfactory to the Required Consenting Term Lenders. To be substantially consistent with the terms of the Existing Prepetition Credit Agreement and with any modifications as reasonably satisfactory to the Required Consenting Term Lenders. To be substantially consistent with the terms of the Existing Prepetition Credit Agreement and the New Exit Facility, including without limitation, a prohibition on additional senior or pari debt, restricted payment, debt incurrence and other covenants to be sized to address operational requirements, in each case to reflect the changes in the capital structure and the credit profile of the Borrower and its subsidiaries since the date of the Existing Prepetition Credit Agreement (which shall be no less favorable to the Lenders than the covenants set forth in the New Exit Facility), subject to customary baskets and exclusions, and with any other modifications as reasonably satisfactory to the Required Consenting Term Lenders. Affirmative Covenants Negative Covenants - 5 -

The Takeback Exit Term Loan Financing Documentation will contain the following financial covenants: (a) Maximum Senior Secured Debt to RMR Ratio of 30.0x; (b) Maximum Total Debt to EBITDA Ratio of 4.5x for each fiscal quarter ending on or prior to December 31, 2020. with a stepdown to 4.25x for the fiscal quarters ending on March 31, 2021 through December 31, 2021 and 4.0x beginning with the fiscal quarter ending on March 31 2022 and for each fiscal quarter thereafter; and (c) Minimum Liquidity: $25.0 million Financial Covenant definitions (including the definition of EBITDA) to be substantially consistent with the terms of the Existing Prepetition Credit Agreement (and shall be no less favorable than the New Exit Facility, if applicable) and with any modifications as reasonably satisfactory to the Required Consenting Term Lenders; provided that revenue recognition and capital leases shall be determined in accordance with GAAP as in effect as of September 30, 2016. To be substantially consistent with the terms of the Existing Prepetition Credit Agreement (and shall be no less favorable than the New Exit Facility, if applicable) and with any modifications as reasonably satisfactory the Required Consenting Term Lenders. To be substantially consistent with the terms of the Existing Prepetition Credit Agreement and with any modifications as reasonably satisfactory to the Required Consenting Term Lenders; provided, that no Default or Event of Default shall result from delivery of an audit opinion with qualification relating to upcoming maturities. To be substantially consistent with the terms of the Existing Prepetition Credit Agreement and with any modifications as reasonably satisfactory to the Required Consenting Term Lenders. To be substantially consistent with the terms of the Existing Prepetition Credit Agreement and with any modifications as reasonably satisfactory to the Required Consenting Term Lenders. The Takeback Exit Term Loan Financing Documentation will include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions. Customary for facilities of this type. Financial Covenants Events of Default Financial and Other Reporting Amendments and Voting Expenses and Indemnification Other Provisions Assignments and Participations Governing Law State of New York. - 6 -

EXHIBIT E Form of Joinder The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands (the “Agreement”)1 by and the Restructuring Support Agreement, dated as of among Monitronics International, Inc., (“Monitronics”) and certain of its subsidiaries bound thereto, Ascent Capital Group, Inc. (“Ascent”) and the Consenting Creditors and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Creditor” and [a “Consenting Noteholder”] [a “Consenting Term Lender”] under the terms of the Agreement. The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may hereafter be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof). The Joinder Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joinder Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to the Notes, Revolving Credit Loans, and/or Term Loans identified below its name on the signature page hereto, and (b) makes, as of the date hereof, the representations and warranties contained in the Agreement as of the date hereof. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction. All notices and other communications given or made pursuant to the Agreement shall be sent to the Joinder Party at: Email: The Joinder Party shall deliver a copy of this Agreement to counsel to the Company Parties, counsel to the Ad Hoc Noteholder Group, counsel to the Ad Hoc Lender Group, and counsel to Ascent. 1 Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Date Executed: Name: Title: Aggregate Amounts Beneficially Owned or Managed on Account of: Notes Revolving Credit Loans Term Loans

EXHIBIT F Provision for Transfer Agreement The undersigned (“Transferee”) hereby acknowledges that it has read and understands (the “Agreement”),1 by and the Restructuring Support Agreement, dated as of among Monitronics International Inc., (“Monitronics”) and certain of its subsidiaries bound thereto, Ascent Capital Group, Inc. (“Ascent”) and the Consenting Creditors, including the transferor to the Transferee of any Company Claims (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement. The Transferee specifically agrees to be bound by the terms and conditions of the Agreement, a copy of which is attached to this Transfer Agreement as Annex 1 (as the same has been or may hereafter be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof). The Transferee hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Transferee (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to the Notes, Revolving Credit Loans, and/or Term Loans identified below its name on the signature page hereto, and (b) makes, as of the date hereof, the representations and warranties contained in the Agreement as of the date hereof, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein. This Transfer Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction. All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at: Email: The Transferee shall deliver a copy of this Transfer Agreement to counsel to the Company Parties, counsel to the Ad Hoc Noteholder Group, counsel to the Ad Hoc Lender Group, and counsel to Ascent. 1 Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Date Executed: Name: Title: Aggregate Amounts Beneficially Owned or Managed on Account of: Notes Revolving Credit Loans Term Loans